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Exhibit (b)(1)

EXECUTION VERSION

$5,000,000 Revolving Loan Facility
$14,000,000 Term Loan A
$8,500,000 Term Loan B

REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

among

TSI HOLDING CO., INC.
TSI ACQUISITION CO., INC.
(to be merged with and into TROVER SOLUTIONS, INC. on the Closing Date)
THE OTHER CREDIT PARTIES SIGNATORY HERETO

and

CAPITALSOURCE FINANCE LLC
as Agent and a Lender

Dated as of
July 15, 2004

i

	5.2	Loan Documents and Related Documents	18
	5.3	Subsidiaries, Capitalization and Ownership Interests	20
	5.4	Properties; Names; Location of Offices; Records and Collateral; Deposit Accounts and Investment Property	20
	5.5	Other Agreements	20
	5.6	Litigation	21
	5.7	Hazardous Materials	21
	5.8	Tax Returns; Governmental Reports	21
	5.9	Financial Statements and Reports	21
	5.10	Compliance with Law; Business	22
	5.11	Intellectual Property	22
	5.12	Licenses and Permits; Labor	23
	5.13	No Default; Solvency	23
	5.14	Disclosure	24
	5.15	Existing Indebtedness; Investments, Guarantees and Certain Contracts	24
	5.16	Affiliated Agreements	24
	5.17	Insurance	24
	5.18	Names; Location of Offices, Records and Collateral; Deposit Accounts and Investment Property	25
	5.19	Non-Subordination	25
	5.20	Accounts	25
	5.21	Legal Investments; Use of Proceeds; Tax Regulations	26
	5.22	Broker's or Finder's Commissions	26
	5.23	[Intentionally Omitted]	26
	5.24	Foreign Assets Control Regulations and Anti-Money Laundering.	26
	5.25	Survival	27
VI.	AFFIRMATIVE COVENANTS		27
	6.1	Financial Statements, Reports and Other Information	27
	6.2	Payment of Obligations	30
	6.3	Conduct of Business and Maintenance of Existence and Assets	30
	6.4	Compliance with Legal and Other Obligations	30
	6.5	Insurance	30
	6.6	True Books	31
	6.7	Inspection; Periodic Audits	32

	6.8	Further Assurances; Post Closing	32
	6.9	Payment of Other Indebtedness	32
	6.10	Lien Searches	33
	6.11	Use of Proceeds	33
	6.12	Collateral Documents; Security Interest in Collateral	33
	6.13	Taxes and Other Charges	34
	6.14	Future Leases; Future Real Estate	35
	6.15	[intentionally omitted]	36
VII.	NEGATIVE COVENANTS		36
	7.1	Financial Covenants	36
	7.2	Indebtedness	37
	7.3	Liens	37
	7.4	Investments; Investment Property; New Facilities or Collateral; Subsidiaries	38
	7.5	Dividends; Redemptions; Equity	39
	7.6	Transactions with Affiliates	40
	7.7	Charter Documents; Fiscal Year; Use of Proceeds; Insurance Policies; Disposition of Collateral; Taxes; Trade Names	40
	7.8	Transfer of Assets	41
	7.9	Contingent Obligations and Risks	41
	7.10	Truth of Statements	41
	7.11	Payment on Subordinated Debt	42
	7.12	Modifications of Agreements	42
	7.13	Intellectual Property	42
	7.14	Status of Parent	42
	7.15	Patriot Act	43
VIII.	EVENTS OF DEFAULT		43
	8.1	Events of Default.	43
IX.	RIGHTS AND REMEDIES AFTER DEFAULT		45
	9.1	Rights and Remedies	45
	9.2	Application of Proceeds	46
	9.3	Rights to Appoint Receiver	47
	9.4	Attorney in Fact	47
	9.5	Deposit Accounts	47
	9.6	Rights and Remedies not Exclusive	48

X.	WAIVERS AND JUDICIAL PROCEEDINGS		48
	10.1	Waivers	48
	10.2	Delay; No Waiver of Defaults	48
	10.3	Jury Waiver	49
	10.4	Amendment and Waivers	49
XI.	EFFECTIVE DATE AND TERMINATION		50
	11.1	Effectiveness and Termination	50
	11.2	Survival	50
XII.	AGENCY PROVISIONS		51
	12.1	Agent	51
	12.2	Consents	56
	12.3	Set-off and Sharing of Payments	56
	12.4	Disbursement of Funds	56
	12.5	Settlements; Payments and Information	57
	12.6	Dissemination of Information	58
XIII.	MISCELLANEOUS		58
	13.1	Governing Law; Jurisdiction; Service of Process; Venue	58
	13.2	Successors and Assigns; Assignments and Participations	58
	13.3	Application of Payments	62
	13.4	Indemnity	62
	13.5	Notice	63
	13.6	Severability; Captions; Counterparts; Facsimile Signatures	63
	13.7	Expenses	63
	13.8	Entire Agreement	64
	13.9	Approvals and Duties	64
	13.10	Publicity	64
	13.11	Release of Collateral	65
	13.12	No Consequential Damages	65
	13.13	Confidentiality	65
XIV.	GUARANTY		66
	14.1	Guaranty	66
	14.2	Guaranty Absolute	67
	14.3	Waiver	67
	14.4	Continuing Guaranty; Assignments	67
	14.5	Subrogation	68

ANNEXES
Annex I	Financial Covenants
EXHIBITS
Exhibit A	Borrowing Certificate
Exhibit B	Compliance Certificate
Exhibit C	Excess Cash Flow Certificate
SCHEDULES
Schedule A	Lenders/Commitments
Schedule 2.4	Borrower's Accounts
Schedule 5.1	Organization and Authority
Schedule 5.2	Consents, Approvals/Authorizations Required
Schedule 5.3	Subsidiaries, Capitalization and Ownership Interests
Schedule 5.4	Properties
Schedule 5.6	Litigation
Schedule 5.7	Hazardous Materials
Schedule 5.9	Financial Statements and Reports
Schedule 5.11	Intellectual Property
Schedule 5.16	Affiliated Agreements
Schedule 5.17	Insurance
Schedule 5.18A	Names
Schedule 5.18B	Deposit Accounts and Investment Property
Schedule 5.22	Brokers' Fees
Schedule 5.24	Foreign Assets Control Regulations and Anti-Money Laundering
Schedule 6.8	Further Assurances and Post Closing Deliverables
Schedule 7.2	Permitted Indebtedness
Schedule 7.3	Permitted Liens
Schedule 7.6	Transactions with Affiliates

REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

        THIS REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT (this "Agreement"), dated as of July 15, 2004, is entered into by and among TSI ACQUISITION CO., INC., a Delaware corporation ("TSI") which will be merged with and into Trover Solutions, Inc., a Delaware corporation ("Trover"), concurrently with the closing of the transactions contemplated hereby; TSI HOLDING CO., INC., a Delaware corporation ("Parent"), as a Credit Party; the other Credit Parties signatory hereto; CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (in its individual capacity, "CapitalSource"), as administrative, payment and collateral agent for the Lenders (CapitalSource, in such capacities, "Agent"); and the LENDERS from time to time parties hereto.

        WHEREAS, the Credit Parties have requested that Lenders make available to Borrower (as hereinafter defined) (i) a revolving credit facility (the "Revolving Facility") in a maximum principal amount at any time outstanding of up to the Facility Cap as in effect from time to time (the amount of which initially shall be $5,000,000), subject to Availability, (ii) Term Loan A in an aggregate original principal amount of Fourteen Million Dollars ($14,000,000) and (iii) Term Loan B in an aggregate original principal amount of Eight Million Five Hundred Thousand Dollars ($8,500,000), the proceeds of which Revolving Facility, Term Loan A and Term Loan B shall be used by Borrower to (a) refinance certain of Borrower's existing obligations and indebtedness, (b) pay costs incurred in connection with this Agreement and the Trover Acquisition (as hereinafter defined), (c) pay a portion of the purchase price pursuant to the Acquisition Agreement (as hereinafter defined), and (d) fund its obligations incurred in connection with its business of providing outsourced insurance subrogation and other claims recovery and cost containment services and web-enabled subrogation software applications to the healthcare payor and property and casualty industries (the "Business") and other activities incidental thereto; and

        WHEREAS, Lenders are willing to make the Revolving Facility, Term Loan A and Term Loan B available to Borrower upon the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt, sufficiency and adequacy of which hereby are acknowledged, the Credit Parties, Agent and Lenders hereby agree as follows:

I.    DEFINITIONS

        For purposes of the Loan Documents and all Annexes thereto, in addition to the definitions above and elsewhere in this Agreement or the other Loan Documents, the terms listed in Appendix A hereto shall have the meanings assigned to such terms in Appendix A, which is incorporated herein and made a part hereof. All capitalized terms used which are not specifically defined shall have meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein. Unless otherwise specified herein or in Appendix A, this Agreement and any agreement or contract referred to herein or in Appendix A shall mean such agreement or contract as modified, amended, restated or supplemented from time to time, subject to any applicable restrictions. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in Appendix A or elsewhere in this Agreement shall have the meanings assigned to such terms in and shall be interpreted in accordance with GAAP.

II.    LOANS; PAYMENTS; INTEREST; AND COLLATERAL

  2.1    The Revolving Facility

        Subject to the provisions of this Agreement, each Revolving Lender agrees to make available its Pro Rata Share of Advances to Borrower under the Revolving Facility from time to time during the

Term with respect thereto; provided, that (a) the Pro Rata Share of the Advances of any Revolving Lender shall not at any time exceed its separate Commitment under the Revolving Facility, and (b) the aggregate amount of all Advances at any time outstanding under the Revolving Facility shall not exceed the lesser of (i) Availability and (ii) the Facility Cap as in effect from time to time. The obligations of Revolving Lenders hereunder shall be several, and not joint or joint and several, up to the amount of the Commitments under the Revolving Facility. The Revolving Facility is a revolving credit facility which may be drawn, repaid and redrawn from time to time as permitted under this Agreement. Unless otherwise permitted by Agent, each Advance shall be in an amount of at least One Hundred Thousand Dollars ($100,000). Subject to the provisions of this Agreement, Borrower may request Advances up to and including the lesser of (x) Availability and (y) the Facility Cap. Advances under the Revolving Facility may be made for the payment of accrued and unpaid interest then due and owing on the Notes and other Obligations on the date when due to the extent available and as provided for herein. Borrower may not at any time increase, reduce or otherwise adjust the Facility Cap.

  2.2    The Revolving Notes; Maturity

        (a)   All Advances under the Revolving Facility shall be evidenced by the Revolving Notes, payable to the order of each Revolving Lender in the principal amount of the Commitment of such Revolving Lender under the Revolving Facility, duly executed and delivered by Borrower. The Revolving Notes shall evidence the aggregate Indebtedness of Borrower to Revolving Lenders resulting from Advances under the Revolving Facility from time to time. Each Revolving Lender hereby is authorized, but is not obligated, to enter the amount of such Revolving Lender's Pro Rata Share of each Advance under the Revolving Facility, and the amount of each payment or prepayment of principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to such Revolving Lender's Revolving Note(s). Agent will account to Borrower monthly with a statement of Advances under the Revolving Facility (including Advances made by Agent pursuant to Section 2.12), and any charges and payments made pursuant to this Agreement, and in the absence of manifest error, such accounting rendered by Agent shall be deemed final, binding and conclusive unless Agent is notified by Borrower in writing to the contrary within thirty (30) calendar days of Receipt of each accounting, which notice shall be deemed an objection only to items specifically objected to therein.

        (b)   All amounts outstanding under the Revolving Notes and all other Obligations under the Revolving Facility shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date.

  2.3    Interest on the Revolving Notes

        Subject to Section 3.6, interest on outstanding Advances under the Revolving Notes shall be due and payable monthly in arrears on the first day of each calendar month, commencing on the first day of the first calendar month occurring after the Closing and continuing until the later of the expiration of the Term with respect thereto and the full performance and indefeasible payment in full in cash of the Obligations with respect thereto and termination of this Agreement, at an annual rate equal to the Prime Rate, plus the Applicable Margin with respect to Revolving Loans in effect from time to time, calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Interest accrued on each Advance under the Revolving Notes shall be due and payable in accordance with the procedures provided for in Section 2.9. All payments to Agent in respect of Obligations under the Revolving Facility shall, in the absence of an Event of Default, be applied to such Obligations.

  2.4    Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate

        So long as no Default or Event of Default shall have occurred and be continuing, Borrower may give Agent irrevocable written notice requesting an Advance under the Revolving Facility by delivering to Agent not later than 12:00 noon (New York City time) at least one (1) but not more than four (4) Business Days before the proposed Business Day on which such requested Advance is to be made (the "Borrowing Date"), a completed Borrowing Certificate requesting such Advance, which shall (a) specify the proposed Borrowing Date of such Advance, (b) specify the principal amount of such requested Advance, and (c) certify the matters contained in Section 4.2 and to the extent applicable, provide calculations evidencing satisfaction of the conditions set forth in Section 4.2, including, without limitation, Section 4.2(f) . Each time a request for an Advance is made, Borrower shall deliver to Agent a Borrowing Certificate. On each Borrowing Date, Borrower irrevocably authorizes Agent and Lenders to disburse the proceeds of the requested Advance to the applicable account(s) of Borrower specified in the applicable Borrowing Certificate, each of which accounts shall constitute one or more of the accounts set forth on Schedule 2.4, in all cases for credit to Borrower (or to such other account as to which such Borrower shall instruct Agent in writing) via Federal funds wire transfer no later than 3:00 p.m. (New York City time). Notwithstanding anything to the contrary in this Agreement, Agent and Lenders shall be entitled to rely upon the authority of any officer of Borrower for communications with and instructions from Borrower until Agent has actually received written notice from Borrower that such officer no longer has such authority.

  2.5    Collections; Repayment; Borrowing and Deposit Account Control Agreements

        Each Credit Party shall ensure that all collections of its Accounts and all other cash payments received by such Credit Party (other than direct proceeds of sales of Permitted Securities) are paid and delivered directly from Account Debtors and other Persons into a Deposit Account with respect to which a control agreement in form and substance acceptable to Agent in its Permitted Discretion covering such Deposit Account and perfecting Agent's, for its benefit and the benefit of Lenders, first priority Lien thereon has been, or shall be in accordance with Section 6.1(g) , executed by all parties thereto and delivered to Agent (each such control agreement, a "Deposit Account Control Agreement"); provided, however, that the Lien applicable to Restricted Cash and any Restricted Cash Deposit Account, whether created pursuant to this Agreement, a Deposit Account Control Agreement or any other Loan Document, shall encumber only the right, title and interest of a Credit Party in and to the Restricted Cash Fee Allocation, and not to any Restricted Cash Client Funds, and any provisions contained in Section 2.13 or otherwise in a Loan Document pertaining directly or indirectly to Restricted Cash, Deposit Accounts or Deposit Account Control Agreements shall be construed accordingly. Each Deposit Account Control Agreement shall provide, among other things, that, following the occurrence and during the continuance of an Event of Default, the relevant banks or financial institutions at which the applicable Deposit Accounts are maintained shall honor all instructions received from Agent concerning the Deposit Accounts without any further action by any Credit Party, including, without limitation, at Agent's direction, the transfer of all funds (excluding Restricted Cash Client Funds) on deposit in each Deposit Account into a depository account or accounts maintained by Agent or an Affiliate of Agent at such bank as Agent may direct from time to time (the "Concentration Account"). Notwithstanding and without limiting any other provision of any Loan Document, after written notice from Agent upon or after the occurrence and during the continuance of an Event of Default, Agent shall have the right to apply, on a daily basis, all funds transferred into each Deposit Account and the Concentration Account pursuant to this Section 2.5 in accordance with Section 9.2. To the extent that any collections of Accounts of any Credit Party or any other cash payments received by any Credit Party are not sent directly to a Deposit Account covered by a Deposit Account Control Agreement but are received by any Credit Party or any Affiliate of any Credit Party, such collections and proceeds shall be held in trust for the benefit of Agent and Lenders and immediately remitted (and in any event within one (1) Business Day), in the form received, to a Deposit Account covered by a Deposit Account Control Agreement. Each Credit Party acknowledges and agrees that compliance with the terms of this Section 2.5 is an essential term of this Agreement, and that nothing shall prevent Agent from considering any failure to comply with the terms of this

Section 2.5 to be a Default or an Event of Default or from taking any action or exercising any right or remedy available to Agent or any Lender with respect to any Default or Event of Default. Following the Closing Date, no Credit Party shall establish any Deposit Account with any financial institution unless, prior thereto, Agent and such Credit Party shall have entered into a Deposit Account Control Agreement with such financial institution.

  2.6    Term Loans; Term Notes

        (a)   Subject to the terms and conditions set forth in this Agreement, each Term A Lender agrees to loan to Borrower on the Closing Date its Pro Rata Share of the Term Loan A, which, in the aggregate, equals an original principal amount of Fourteen Million Dollars ($14,000,000). Term Loan A is not a revolving credit facility and may not be drawn, repaid and redrawn. Any repayments of principal on Term Loan A shall be applied to permanently reduce such Term Loan A. The obligations of the Term A Lenders hereunder are several and not joint or joint and several. The Term Loan A shall be evidenced by Term A Notes, payable to the order of each Term A Lender in the principal amount of the related Commitment of the applicable Term A Lender, duly executed and delivered by Borrower. The Term A Notes shall evidence the aggregate Indebtedness of Borrower to Term A Lenders under the Term Loan A. Each Term A Lender hereby is authorized, but is not obligated, to enter the amount of such Term A Lender's Pro Rata Share of outstanding principal of the Term Loan A and the amount of each payment or prepayment of principal and interest thereon on the reverse of or on an attachment to such Term A Lender's Term A Note. On the Closing Date, Borrower irrevocably authorizes Agent and Term A Lenders to disburse the proceeds of the Term Loan A to the applicable account(s) of Borrower set forth on Schedule 2.4, in all cases for credit to Borrower (or to such other account as to which the Borrower shall instruct Agent in writing) via Federal funds wire transfer no later than 3:00 p.m. (New York City time). After the Closing Date, Lenders may, from time to time in the sole discretion of Agent upon the failure of Borrower to pay interest pursuant to Section 2.7 when due, utilize the Term Loan A Interest Reserve Amount, which utilization shall for all purposes hereunder be treated as a Term Loan A and may be subject to additional terms and conditions determined by Agent in its sole discretion. Unless and until so utilized by Agent, the Term Loan A Interest Reserve Amount shall remain unfunded. Notwithstanding the foregoing, upon the failure of any Borrower to pay interest pursuant to Section 2.7 when due, Agent shall first charge the Revolving Facility (to the extent available) in an amount equal to such interest payments prior to utilization of the Term Loan A Interest Reserve Amount.

        (b)   Subject to the terms and conditions set forth in this Agreement, each Term B Lender agrees to loan to Borrower on the Closing Date its Pro Rata Share of the Term Loan B, which, in the aggregate, equals an original principal amount of Eight Million Five Hundred Thousand Dollars ($8,500,000). Term Loan B is not a revolving credit facility and may not be drawn, repaid and redrawn. Any repayments of principal on Term Loan B shall be applied to permanently reduce such Term Loan B. The obligations of the Term B Lenders hereunder are several and not joint or joint and several. The Term Loan B shall be evidenced by Term B Notes, payable to the order of each Term B Lender in the principal amount of the related Commitment of the applicable Term B Lender, duly executed and delivered by Borrower. The Term B Notes shall evidence the aggregate Indebtedness of Borrower to Term B Lenders under the Term Loan B. Each Term B Lender hereby is authorized, but is not obligated, to enter the amount of such Term B Lender's Pro Rata Share of outstanding principal of the Term Loan B and the amount of each payment or prepayment of principal and interest thereon on the reverse of or on an attachment to such Term B Lender's Term B Note. On the Closing Date, Borrower irrevocably authorizes Agent and Term B Lenders to disburse the proceeds of the Term Loan B to the applicable account(s) of Borrower set forth on Schedule 2.4, in all cases for credit to Borrower (or to such other account as to which the Borrower shall instruct Agent in writing) via Federal funds wire transfer no later than 3:00 p.m. (New York City time). After the Closing Date, Lenders may, from time to time in the sole discretion of Agent upon the failure of Borrower to pay interest pursuant to Section 2.7 when due, utilize the Term Loan B Interest Reserve Amount, which utilization shall for all purposes hereunder be treated as a Term Loan B and may be subject to additional terms and conditions determined by Agent in its sole discretion. Unless and until so utilized by Agent, the Term Loan B Interest Reserve Amount shall remain unfunded. Notwithstanding the foregoing, upon the failure of any Borrower to pay interest pursuant to Section 2.7 when due, Agent shall first charge the Revolving Facility (to the extent available) in an amount equal to such interest payments prior to utilization of the Term Loan B Interest Reserve Amount.

  2.7    Interest on Term Loans

        (a)   Subject to Section 3.6, interest on the outstanding principal balance of the Term Loan A shall be due and payable monthly in arrears in cash on the first day of each calendar month, commencing on the first day of the first calendar month occurring after the Closing and continuing until the later of the expiration of the Term with respect thereto and the full performance and indefeasible payment in full in cash of the Term Loan A and all Obligations with respect thereto, at an annual rate equal to the Prime Rate, plus the Applicable Margin with respect to Term Loan A in effect from time to time, calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period.

        (b)   Subject to Section 3.6, interest on the outstanding principal balance of the Term Loan B shall be due and payable monthly in arrears in cash on the first day of each calendar month, commencing on the first day of the first calendar month occurring after the Closing and continuing until the later of the expiration of the Term with respect thereto and the full performance and indefeasible payment in full in cash of the Term Loan B and all Obligations with respect thereto, at an annual rate equal to the Prime Rate, plus the Applicable Margin with respect to Term Loan B in effect from time to time, calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period.

        (c)   Advances under the Revolving Facility may be made automatically for the payment of interest and principal on the Term Loans and other Obligations on the date when due to the extent available and as provided for herein if such Obligations are not directly paid by Borrower. Agent shall provide Borrower with prompt notice of any such Advance provided that the failure of Agent to do so shall not provide the basis of any claim against, or result in any liability to, Agent.

  2.8    Repayment of the Term Loans; Maturity

        Payment of the outstanding principal balance under the Term Loans (in addition to the interest payments in Section 2.7) and all other amounts (other than interest) outstanding under the Term Loans shall be made, as applicable, as follows:

        (a)   (i) With respect to Term Loan A on each of the monthly payment dates indicated below in the amounts set forth below:

Payment Date	Principal Payment
October 1, 2004	$166,666
November 1, 2004	$166,667
December 1, 2004	$166,667
January 1, 2005	$229,166
February 1, 2005	$229,166
March 1, 2005	$229,166
April 1, 2005	$229,166
May 1, 2005	$229,167
June 1, 2005	$229,167

July 1, 2005	$229,167
August 1, 2005	$229,167
September 1, 2005	$229,167
October 1, 2005	$229,167
November 1, 2005	$229,167
December 1, 2005	$229,167
January 1, 2006	$312,500
February 1, 2006	$312,500
March 1, 2006	$312,500
April 1, 2006	$312,500
May 1, 2006	$312,500
June 1, 2006	$312,500
July 1, 2006	$312,500
August 1, 2006	$312,500
September 1, 2006	$312,500
October 1, 2006	$312,500
November 1, 2006	$312,500
December 1, 2006	$312,500
January 1, 2007	$395,833
February 1, 2007	$395,833
March 1, 2007	$395,833
April 1, 2007	$395,833
May 1, 2007	$395,833
June 1, 2007	$395,833
July 1, 2007	$395,833
August 1, 2007	$395,833
September 1, 2007	$395,834
October 1, 2007	$395,834
November 1, 2007	$395,834
December 1, 2007	$395,834
January 1, 2008	$395,834
February 1, 2008	$395,834
March 1, 2008	$395,834
April 1, 2008	$395,834
May 1, 2008	$133,332
June 1, 2008	$133,333
July 1, 2008	$133,333
August 1, 2008	$133,333
September 1, 2008	$133,333

                (ii)   The unpaid principal amount of the Term Loan A and all other Obligations under the Term Loan A shall be due and payable in full, and the Term A Notes shall mature, if not earlier in accordance with this Agreement, on the Maturity Date.

        (b)   (i) With respect to Term Loan B on each of the monthly payment dates indicated below in the amounts set forth below:

Payment Date	Principal Payment
May 1, 2008	$437,500
June 1, 2008	$437,500
July 1, 2008	$437,500
August 1, 2008	$437,500
September 1, 2008	$437,500
October 1, 2008	$437,500
November 1, 2008	$437,500
December 1, 2008	$437,500
January 1, 2009	$1,250,000
February 1, 2009	$1,250,000
March 1, 2009	$1,250,000
April 1, 2009	$1,250,000

                (ii)   The unpaid principal amount of the Term Loan B and all other Obligations under the Term Loan B shall be due and payable in full, and the Term B Notes shall mature, if not earlier in accordance with this Agreement, on the Maturity Date.

  2.9    Promise to Pay; Manner of Payment.

        Borrower absolutely and unconditionally promises to pay, when due and payable pursuant hereto, principal, interest and all other amounts and Obligations payable hereunder and under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. Any payments made by the Credit Parties (other than payments automatically paid through Advances under the Revolving Facility as provided herein), shall be made only by wire transfer on the date when due, without offset, deduction or counterclaim, in Dollars, in immediately available funds to such account as may be indicated in writing by Agent to Borrower from time to time. Any such payment received after 2:00 p.m. New York City time on any date shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.

        2.10 Repayment of Excess Advances

        Any balance of Advances under the Revolving Facility outstanding at any time in excess of the lesser of (a) Availability and (b) the Facility Cap shall be immediately due and payable by Borrower without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred or is continuing and shall be paid in the manner specified in Section 2.9.

        2.11 Other Mandatory Prepayments; Voluntary Prepayment

        In addition to and without limiting any provision of any Loan Document:

          (a)   if any Credit Party or any of its Subsidiaries, in any transaction or series of related transactions, (i) sells any assets or other properties for proceeds in excess of $100,000 in the aggregate for all sales in any fiscal year (other than sales of Inventory in the ordinary course of business and sales of assets that are promptly (and in any event within one hundred eighty (180) days) replaced with substantially similar assets), (ii) sells or issues any equity securities, capital stock or ownership interests (other than Permitted Securities (including pursuant to Parent's 401k plan) as long as no Default or Event of Default has occurred and is continuing or would be caused by or result therefrom), including, but not limited to, any sale or issuance undertaken in connection with or as part of a Public Offering, (iii) receives any property damage insurance award in excess of $100,000 in any fiscal year that are not used promptly (and in any event within one hundred eighty (180) days) after receipt to repair or replace the property or assets covered thereby, (iv) incurs any Indebtedness except for Permitted Indebtedness, or (v) receives any life insurance proceeds pursuant to any Life Insurance Policy or proceeds in excess of $1,000,000 pursuant to any other life insurance policy, then it shall pay to Agent promptly 100% (or such lesser amount as is required to indefeasibly pay in cash in full the Obligations) of the net proceeds thereof (or such portion thereof in excess of $1,000,000, as applicable) to the prepayment of the Obligations in the manner set forth in Section 2.11(e). Without limiting clause (v) above, any life insurance proceeds of any Life Insurance Policy received directly by Agent shall be applied to prepayment of the Obligations in the manner set forth in Section 2.11(e).

          (b)   until such time as the Term Loans and Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted in writing) relating to the Term Loans are indefeasibly paid in full in cash and performed, fifty percent (50%) of Borrower's Excess Cash Flow for each such fiscal year (commencing with the fiscal year of Borrower ending December 31, 2004, but prorated for the fiscal year of Borrower ending December 31, 2004 by applying thereto a ratio equal to the quotient of number of days from the end of the month immediately succeeding the Closing Date until and including December 31, 2004 divided by 366) shall be paid by Borrower to Agent for application to the Obligations in the manner set forth in Section 2.11(e). Such payments shall be made not later than one hundred five (105) calendar days after the end of the fiscal year to which such Excess Cash Flow relates.

          (c)   Subject to the terms of this Section 2.11 and Section 3.4, and without limiting the requirements under the other provisions of this Section 2.11, Borrower may prepay to Agent, for the ratable benefit of the applicable Lenders, the outstanding principal amount of the Term Loans and/or Revolving Facility and all other Obligations related thereto, in whole or in part at any time, without penalty or premium except as set forth below, subject to the conditions set forth herein.

            (i)    If Borrower elects to make any prepayment of the Term Loans pursuant to this Section 2.11, Borrower shall give notice of such prepayment to Agent not less than five (5) Business Days prior to the date such prepayment is made, specifying (x) the date on which such prepayment is to be made, (y) the amount of such prepayment, and (z) the Prepayment Fee pursuant to Section 3.4 and accrued interest and fees applicable to such prepayment. Such notice shall be accompanied by a certificate of the chief financial officer, controller or chief executive officer of Borrower, on behalf of Borrower, that such payment is being made in compliance with this Section 2.11. Notice of prepayment having been so given, the aggregate principal amount of the Term Loans so specified to be prepaid (subject to Section 2.11(e)), together with accrued interest and the Prepayment Fee pursuant to Section 3.4 shall become due and payable on the prepayment date set forth in such notice.

            (ii)   Any voluntary partial prepayment of the principal balance of the Revolving Loan shall be applied in the following order of priority to the payment of: (A) any and all sums which are due and payable pursuant to the terms of the Loan Documents, except the principal balance of the Loans and accrued and unpaid interest thereon, (B) accrued and unpaid interest on the principal balance of the Revolving Loan; and (C) the principal balance of the Revolving Loan.

            (iii)  Any voluntary partial prepayment of the Term Loans pursuant to this Section 2.11 shall be applied in the following order of priority of the payment of: (A) any and all sums which are due and payable pursuant to the terms of the Loan Documents, except the principal balance, accrued and unpaid interest thereon, (B) accrued and unpaid interest on the portion of the principal balance of the applicable Term Loan being prepaid, (C) the outstanding principal balance of Term Loan A in inverse order of maturity of scheduled installments thereof and (D) to the outstanding principal balance of Term Loan B in inverse order of maturity of scheduled installments thereof.

          (d)   All prepayments made pursuant to this Section 2.11 shall be made in accordance with Section 2.9 and shall be designated as a prepayment pursuant to this Section 2.11 on such wire. The amount of any particular voluntary prepayment of the principal balance of the Term Loans or the Revolving Loan shall not be less than $100,000 or multiples of $50,000 in excess thereof.

          (e)   Any prepayments made pursuant to Section 2.11(a) or (b) shall be applied to the Obligations as follows:

            first, to all then unpaid fees and expenses;

            second, to all accrued and unpaid interest on the Loans;

            third, to principal payments due under the Term Loan A pro rata among all remaining principal payments due under Term Loan A;

            fourth, to the outstanding principal balance of Term Loan B pro rata among all remaining principal payments due under Term Loan B; and

            fifth, to the principal amount of the Revolving Loans;

provided, however, reductions of the principal balance of the Loans shall not affect the amount or timing or principal payments (other than the extent to which reductions have been made with respect to such principal payments as allocated pursuant to this paragraph) required under this Agreement until the balance of such Loans is reduced to zero.

        In addition, any prepayment, or required prepayment, in full of the Obligations shall be subject to the payment of the Prepayment Fee as provided in Section 3.4 hereof.

        2.12 Payments by Agent

        Should any amount required to be paid under any Loan Document be unpaid beyond any applicable cure period, such amount may be paid by Agent, for the account of Lenders, which payment shall be deemed a request for an Advance under the Revolving Facility as of the date such payment is due, and Borrower irrevocably authorizes disbursement of any such funds to Agent, for the benefit of Lenders, by way of direct payment of the relevant amount, interest or Obligations without necessity of any demand in accordance with Section 2.9 whether or not a Default or an Event of Default has occurred or is continuing. Agent shall provide Borrower with prompt notice of any such Advance provided that the failure of Agent to do so shall not provide the basis of any claim against, or result in any liability to, Agent. No payment or prepayment of any amount by Agent, Lenders or any other Person shall entitle any Person to be subrogated to the rights of Agent and/or Lenders under any Loan Document unless and until the Obligations have been fully performed and indefeasibly paid in full in cash and this Agreement has been terminated. Any sums expended or amounts paid by Agent and/or Lenders as a result of any Credit Party's failure to pay, perform or comply with any Loan Document or any of the Obligations, as applicable, may be charged to Borrower's account as an Advance under the Revolving Facility and added to the Obligations.

        2.13 Grant of Security Interest; Collateral

          (a)   To secure the payment and performance of the Obligations of each Credit Party, such Credit Party hereby grants to Agent, for the benefit of itself and the Lenders, a valid, perfected and continuing first priority (subject to Priority Permitted Liens) security interest in and Lien upon, and pledges to Agent, for the benefit of itself and the Lenders, all of its right, title and interest in and to and upon all of such Credit Party's assets and property, whether now owned or hereafter acquired, including, without limitation, all of the following property and interests in property of such Credit Party:

            (i)    all of such Credit Party's tangible personal property, including, without limitation, all present and future Goods, Inventory and Equipment (including items of equipment which are or become Fixtures), Computer Hardware and Software, and all of such Credit Party's leasehold interests in each case now owned or hereafter acquired;

            (ii)   all of such Credit Party's intangible personal property, including, without limitation, all present and future Accounts, securities, Contract Rights, Permits, General Intangibles, Chattel Paper, Investment Property, Intellectual Property, Documents, Instruments, Deposit Accounts, Letter-of-Credit Rights and Supporting Obligations, rights to the payment of money or other forms of consideration of any kind, tax refunds and insurance proceeds (including, without limitation, proceeds of any life insurance policy), now owned or hereafter acquired, and all intangible and tangible personal property relating to or arising out of any of the foregoing;

            (iii)  all of such Credit Party's present and future Government Contracts and rights thereunder and the related Government Accounts and proceeds thereof, now or hereafter owned or acquired by such Credit Party; provided, however, that Agent shall not have a security interest in any rights under any Government Contract of such Credit Party or in the related Government Account where the taking of such security interest would be a violation of an express prohibition contained in such Government Contract (for purposes of this limitation, the fact that a Government Contract is subject to, or otherwise refers to, Title 31, § 203 or Title 41, § 15 of the United States Code shall not be deemed an express prohibition against assignment thereof) or is prohibited by applicable law; and

            (iv)  any and all additions to any of the foregoing, and any and all replacements, products and proceeds (including insurance proceeds) of any of the foregoing and any and all books and records relating thereto.

          (b)   In addition to the foregoing, to secure the payment and performance of the Obligations of each Credit Party, such Credit Party, has pledged, hereby pledges and shall pledge to Agent, for its benefit and the benefit of the Lenders, all of the securities it owns in any Subsidiary pursuant to the Pledge Agreement to which it is a party.

          (c)   Each Credit Party shall promptly notify Agent of any Commercial Tort Claims in which such Credit Party has an interest arising after the Closing Date and shall provide all necessary information concerning each such Commercial Tort Claim, or upon any and all Commercial Tort Claims upon request by Agent, and make all necessary filings with respect thereto to perfect Agent's (for its benefit and the benefit of the Lenders) first priority security interest therein.

          (d)   Each Credit Party has full right and power to grant to Agent, for the benefit of itself and the Lenders, a perfected, first priority (other than with respect to property or assets subject to Priority Permitted Liens) security interest and Lien in the Collateral pursuant to this Agreement. Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements and/or appropriate filings and/or delivery of the necessary certificates evidencing an equity interest, control and/or possession, as applicable, without any further action, Agent, for the benefit of itself and the Lenders, will have a good, valid and first priority (other than with respect to property or assets subject to Priority Permitted Liens) and perfected Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except for Permitted Liens. No financing statement relating to any of the Collateral is on file in any public office except those (i) on behalf of Agent, for the benefit of itself and the Lenders, and/or (ii) in connection with Permitted Liens. Each Credit Party represents and warrants to Agent and Lenders that it is not party to any agreement, document or instrument that conflicts with this Section 2.13.

        2.14 Collateral Administration

          (a)   All Collateral (except Deposit Accounts, securities accounts and Collateral in the possession of Agent) shall at all times be kept by Borrower at the locations from time to time set forth on Schedule 5.18B hereto, and shall not, without thirty (30) calendar days' prior written notice to Agent, be moved therefrom other than to another such location or, in the case of desktop hardware including personal computers, monitors, printers, modems and similarly portable equipment, to remote locations for use by employees or others in the ordinary course of business. Whether or not an Event of Default has occurred, any of Agent's officers, employees, representatives or agents shall have the right, upon reasonable notice (provided notice need not be given after the occurrence and during the continuance of an Event of Default) during normal business hours, in the name of Agent, or any designee of Agent or any Credit Party, to verify the validity, amount or any other matter relating to the Collateral. Each Credit Party shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. In addition to and notwithstanding any provision of any Loan Document, Agent shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify Persons owing Accounts to any Credit Party that its Accounts have been assigned to Agent and to collect such Accounts directly in its own name and to charge collection costs and expenses, including reasonable attorney's fees, to the Credit Parties.

          (b)   As and when determined by Agent in its Permitted Discretion but, at the Credit Parties' expense, not to exceed two (2) times per year in the absence of an Event of Default, Agent will perform the searches described in clauses (i) and (ii) below against each Credit Party, all at the Credit Parties' expense: (i) UCC searches with the Secretary of State and local filing offices of each jurisdiction where any Credit Party is organized and/or maintains its respective executive offices, a place of business or assets; and (ii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (i) above.

          (c)   Upon Agent's request, each Credit Party shall promptly deliver to Agent all items for which Agent must receive possession to obtain a perfected Lien and security interest and all notes, certificates, and documents of title, Chattel Paper, warehouse receipts, Instruments, and any other similar Instruments constituting Collateral, in each case to the extent not already in possession of Agent.

          (d)   Each Credit Party shall, and shall cause each of its Subsidiaries to, keep accurate and complete records of the Collateral and all payments and collections thereon and shall submit such records to Agent on such periodic bases as Agent may request in its Permitted Discretion. If requested by Agent upon or at any time after the occurrence and during the continuance of an Event of Default, each Credit Party shall, and shall cause each of its Subsidiaries to, execute and deliver to Agent formal written assignments of all of its respective Accounts as Agent may request, including all Accounts created since the date of the last assignment, together with copies of claims, invoices and/or other information related thereto. To the extent that collections from such assigned Accounts exceed the amount of the Obligations, such excess amount shall not accrue interest in favor of any Credit Party but shall be reported to Borrower and shall be remitted to Borrower promptly after written request therefor by Borrower to Agent; provided that the failure of Agent to so report shall not provide the basis of any claim against, or result in any liability to, Agent.

          (e)   Each Credit Party shall take such further action as may be lawfully required by Agent in its Permitted Discretion to evidence, perfect and maintain the security interests and the priority thereof in the Collateral.

        2.15 Power of Attorney

        Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for each Credit Party (without requiring Agent to act as such) with full power of substitution to do the following: (i) after the occurrence and during the continuance of an Event of Default, endorse the name of such Credit Party upon any and all checks, drafts, money orders and other instruments for the payment of money that are payable to such Credit Party and constitutes collection on such Credit Party's Accounts; (ii) execute and/or file in the name of such Credit Party any financing statements, amendments to financing statements, schedules to financing statements, releases or terminations thereof (and such Credit Party hereby waives any right to file any of the foregoing until the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) are indefeasibly paid in full in cash and this Agreement is terminated), (iii) execute and/or file in the name of such Credit Party assignments, instruments, documents, schedules and statements that it is obligated to give Agent under any of the Loan Documents other than the Compliance Certificate (to the extent such Credit Party fails to so execute and/or file any of the foregoing within two (2) Business Days of Agent's request or the time when such Credit Party is otherwise obligated to do so); (iv) execute and/or file such documents as may be necessary to register and/or otherwise perfect Agent's (for the benefit of the Lenders) Lien on such Credit Party's owned motor vehicles; and (v) do such other and further acts and deeds in the name of any such Credit Party that Agent may deem necessary or desirable in its Permitted Discretion to enforce, make, create, maintain, continue or enforce or perfect Agent's, for the benefit of itself and Lenders, security interest or lien or rights in any Collateral. Agent shall provide Borrower with prompt notice of any action taken by Agent pursuant to this Section 2.15 provided, however, the failure to provide such notice shall not affect the validity of such action. In addition, if any Credit Party breaches its obligation hereunder to direct payments of Accounts or the proceeds of any other Collateral to the appropriate Deposit Account covered by a Deposit Account Control Agreement, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for such Person pursuant to this paragraph, may, by the signature or other act of any of Agent's officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of Accounts or any other Collateral to the appropriate Deposit Account covered by a Deposit Account Control Agreement.

        2.16 Notes

        Upon Agent's or any Lender's request, and in any event within three (3) Business Days of any such request, Borrower shall execute and deliver to Agent new Notes and/or split or divide the Notes in exchange for then existing Notes in such smaller amounts or denominations as Agent or such Lender shall specify in their respective sole and absolute discretion; provided, that the aggregate principal amount of such new, split or divided Notes does not exceed the aggregate principal amount of such existing Notes to be exchanged therefor.

        2.17 Replacement of Lost Notes

        Upon receipt of evidence reasonably satisfactory to Borrower of the mutilation, destruction, loss or theft of any Notes, Borrower shall, upon the written request of the holder of such Notes, execute and deliver in replacement thereof new Notes in the same form, in the same original principal amount and dated the same date as the Note so mutilated, destroyed, lost or stolen; and such Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Notes being replaced have been mutilated, they shall be surrendered to Borrower after Agent's receipt of the replacement Notes; and if such replaced Notes have been destroyed, lost or stolen, such holder shall furnish the Borrower with an indemnity in writing reasonably acceptable to Borrower to save them harmless in respect of such replaced Note.

III.    FEES AND OTHER CHARGES

        3.1   Commitment Fee

        Agent acknowledges that Borrower has paid to Agent, for the ratable benefit of the Lenders, all fees payable under the Commitment Letter dated as of February 20, 2004 by and between Agent and Thomas Weisel Capital Management LLC.

        3.2   Unused Line Fee

        Borrower shall pay to Agent, for the ratable benefit of Revolving Lenders, an unused line fee (the "Unused Line Fee") in an amount equal to five one-hundredths percent (0.05%) per month of the difference derived by subtracting (a) the daily average amount of the balances under the Revolving Facility outstanding during the preceding month, from (b) the Facility Cap as in effect from time to time. The Unused Line Fee shall be payable monthly in arrears on the first day of each calendar month (starting with the month immediately succeeding the month in which the Closing Date occurs).

        3.3   [Intentionally Omitted]

        3.4   Prepayment Fee

        If (a) Borrower terminates this Agreement under Section 11.1 hereof or otherwise makes final payment of the Term Loans or (b) the Obligations are accelerated in accordance with this Agreement for any reason, or Borrower otherwise makes, or is required to make, any prepayment in full of any Loan (other than pursuant to a mandatory prepayment in accordance with Sections 2.11(a)(i), (a)(iii), (a)(v) and (b)) (each, a "Termination"), then, at the effective date of any such Termination, Borrower shall pay Agent, for the ratable benefit of Lenders holding Term Loans (in addition to the then outstanding principal, accrued interest and other Obligations owing pursuant to the terms of this Agreement and any other Loan Document), as yield maintenance for the loss of bargain and not as a penalty, an amount equal to the applicable Prepayment Fee (prior to giving effect to any payment of Obligations as a result thereof). In addition, in connection with any voluntary prepayment of the Term Loans, Borrower shall pay Agent for the ratable benefit of Lender's holding Term Loans, as yield maintenance for the loss of the bargain and not as a penalty, an amount equal to the applicable Prepayment Fee (prior to giving effect to any payment of Obligations as a result thereof). For the avoidance of doubt, no Prepayment Fee shall be payable for any Termination occurring after July 15, 2006.

        3.5   Computation of Fees; Lawful Limits

        All fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Agent, for the benefit of Lenders, for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Agent or Lenders shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Agent and Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.5 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

        3.6   Default Rate of Interest

        Upon the occurrence and during the continuance of an Event of Default, the Applicable Rate of interest in effect at such time with respect to the Obligations shall be increased by two percent (2%) per annum (the "Default Rate") upon written notice of such increase given by Agent to Borrower, and such interest shall be payable in cash on demand; provided, that from and after the occurrence of any Event of Default under Section 8.1(g) or 8.1(h), such increase shall be automatic and without any notice from Agent or any other Person.

IV.    CONDITIONS PRECEDENT

  4.1    Conditions to Initial Advance, Funding the Term Loans and Closing

        The obligations of Lenders to consummate the transactions contemplated herein and to make the initial Advance under the Revolving Facility (the "Initial Advance") and fund the Term Loans are subject, in each case, to the satisfaction, in the sole judgment of Agent, of the following:

          (a)   each Credit Party shall have delivered to Agent (i) the Loan Documents to which it is a party, each duly executed by an authorized officer of such Credit Party and the other parties thereto, and (ii) a Borrowing Certificate for the Initial Advance, executed by an authorized officer of Borrower;

          (b)   all in form and substance satisfactory to Agent in its Permitted Discretion, Agent shall have received (i) a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed with respect to each Credit Party and any other Person in each jurisdiction determined by Agent in its Permitted Discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens and Liens to be terminated at Closing), (ii) each document (including, without limitation, any Uniform Commercial Code financing statement) required by any Loan Document or under law or requested by Agent to be filed, registered or recorded to create, in favor of Agent, for the benefit of Lenders, a first priority (other than with respect to property or assets subject to Priority Permitted Liens) and perfected security interest upon the Collateral, and (iii) evidence of each such filing, registration or recordation;

          (c)   Agent shall have received (i) the Charter and Good Standing Documents, all in form and substance acceptable to Agent in its Permitted Discretion, (ii) a certificate of the corporate secretary or assistant secretary of each Credit Party dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents on behalf of such Person, in form and substance acceptable to Agent in its Permitted Discretion, (iii) the written legal opinions of counsel and/or special counsel for the Credit Parties, in each case in form and substance satisfactory to Agent in its Permitted Discretion and its counsel and usual and customary for transactions of this type, and (iv) a certificate executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Closing Date, the Borrowing Date for the Initial Advance and the date of funding of the Term Loans that the conditions contained in this Agreement have been satisfied;

          (d)   Agent shall have completed examinations, the results of which shall be satisfactory in form and substance to Agent, of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of each Credit Party, and each Credit Party shall have demonstrated to Agent's satisfaction in its Permitted Discretion that (i) its operations comply, in all respects deemed material by Agent, in its Permitted Discretion, with all applicable federal, state, foreign and local laws, statutes and regulations, (ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which would result in any expenditure or liability deemed material by Agent, in its Permitted Discretion, and (iii) it has no liabilities or obligations (whether contingent or otherwise) that are deemed material by Agent, in its Permitted Discretion;

          (e)   Agent shall have received (or shall be satisfied that it will receive simultaneously with the funding of the Term Loans and/or Initial Advance, as applicable) all fees, charges and expenses due and payable to Agent and Lenders on or prior to the Closing Date pursuant to the Loan Documents;

          (f)    all in form and substance satisfactory to Agent in its Permitted Discretion, Agent shall have received such consents, approvals and agreements from such third parties as Agent and its counsel shall determine in their Permitted Discretion are necessary or desirable with respect to

  (i) the Loan Documents and the Related Documents and/or the transactions contemplated thereby and/or (ii) agreements, documents or instruments to which any Credit Party is a party or by which any of its properties or assets are bound or subject, including, without limitation, Landlord Waivers and Consents with respect to each property leased by any Credit Party;

          (g)   Borrower shall be in compliance with Section 7.7 and Section 6.5, and Agent shall have received certificates of all such required insurance policies confirming that they are in effect and that the premiums due and owing with respect thereto have been paid in full and naming only the Agent, for the benefit of itself and Lenders, as sole beneficiary or loss payee and additional insured, as appropriate;

          (h)   all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents and the Related Documents (including, but not limited to, those relating to corporate and capital structures of each Credit Party) shall be satisfactory to Agent in its Permitted Discretion;

          (i)    Agent shall have received fully executed Deposit Account Control Agreements under which, among other things, the financial institutions at which each Credit Party's Deposit Accounts are maintained acknowledge Agent's, for its benefit and the benefit of Lenders, first priority perfected security interest in such Deposit Accounts;

          (j)    Agent shall have received fully executed copies of the Intellectual Property Security Agreements from each of the Credit Parties;

          (k)   Agent shall have received a fully executed copy of the Management Fee Agreement;

          (l)    Agent shall have received a fully executed copy of Management Fee Subordination Agreement;

          (m)  Agent shall have received copies of the Life Insurance Policies;

          (n)   none of any Credit Party, any principal or key management personnel of any Credit Party, Sponsor or any principal or key management personnel of Sponsor, shall have been indicted or under active investigation by any governmental or regulatory authority, agency or commission for a felony crime;

          (o)   Agent shall have received copies of all Permits required for each Credit Party to conduct the business in which it is currently engaged or is contemplated pursuant to the Loan Documents, the absence of which would reasonably be expected to be, have or result in a Material Adverse Effect;

          (p)   Agent shall have received evidence that there shall occur, prior to or simultaneously with the Closing, (i) the repayment in full and termination of all liabilities and obligations of the Credit Parties to National City Bank of Kentucky (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted in writing) and all related documents, agreements and instruments and of all Liens and Uniform Commercial Code financing statements relating thereto, including, without limitation, any Liens and/or Uniform Commercial Code financing statements covering or relating to any assets or properties of any equity holders of any Credit Party, (ii) the release and termination of, or Agent's authority to release and terminate, any and all Liens and/or Uniform Commercial Code financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens), and (iii) the termination of any and all existing lockbox arrangements;

          (q)   Agent shall have received from each Credit Party a completed IRS Form 8821;

          (r)   Agent shall have received certified copies of all documents requested by Agent that evidence that Borrower and/or Parent has at least $35,000,000 in cash which shall include the completed cash equity investment in Parent by Sponsor, certain members of management and other equity investors approved by Agent in its Permitted Discretion, in an amount not less than $29,000,000;

          (s)   not more than $2,500,000 in aggregate Advances under the Revolving Facility shall be made on the Closing Date; and

          (t)    regarding the Trover Acquisition and the transactions contemplated thereby:

            (i)    Agent shall have received from Borrower certified copies of the applicable Acquisition Documents, each of the Related Documents and all other requested information, agreements, instruments, certificates or evidence, in form and substance satisfactory to Agent, that all conditions precedent to the completion of the Trover Acquisition shall have been satisfied (other than payment of the purchase price);

            (ii)   Agent shall have received evidence satisfactory to Agent that the Certificate of Merger has been filed and the Trover Acquisition will be consummated simultaneously with the fundings of the Term Loans in form and substance satisfactory to Agent by the execution, delivery, performance and recordation of the applicable Acquisition Documents and other definitive agreements, instruments, and documents related to the Trover Acquisition;

            (iii)  Agent shall have received evidence that (A) all consents and approvals necessary for the consummation of the Trover Acquisition have been received by the Credit Parties, and (B) all Permits required for the operation of the Business have been obtained by the Credit Parties and are valid and in full force and effect; and

            (iv)  Agent shall have received evidence that the Merger has been approved by stockholders holding a majority of the outstanding capital stock of Trover and holders representing less than 5% of the outstanding capital stock of Trover shall have asserted in writing appraisal or similar rights in accordance with Delaware law.

  4.2    Conditions to Each Advance and Funding of the Term Loans

        The obligations of Lenders to make any Advance under the Revolving Facility (including, without limitation, the Initial Advance) and/or to fund the Term Loans are subject to the satisfaction, in the sole judgment of Agent, of the following additional conditions precedent:

          (a)   the Credit Parties shall have delivered to Agent, in the case of an Advance, a Borrowing Certificate for the Advance with necessary supporting documentation and executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Borrowing Date that the conditions contained in this Section 4.2 and, with respect to the Initial Advance and the funding of the Term Loans, in Section 4.1 have been satisfied;

          (b)   each of the representations and warranties made by each Credit Party and each other Person party thereto (other than Agent and Lenders) in or pursuant to the Loan Documents shall be accurate in all material respects before and after giving effect to funding of the Term Loans and/or making of such Advance (except for those representations and warranties made as of a specific date (which shall be accurate in all material respects as of such specific date) and except for changes to representations and warranties that are expressly contemplated or permitted hereunder and do not result in an Event of Default), and no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the requested Advance and/or Term Loans on such date;

          (c)   immediately after giving effect to the requested Advance, the aggregate outstanding principal amount of Advances under the Revolving Facility shall not exceed the lesser of (i) Availability and (ii) the Facility Cap as in effect from time to time;

          (d)   Agent shall have received all fees, charges and expenses required to be paid to Agent and/or Lenders on or prior to such date pursuant to the Loan Documents;

          (e)   there shall not have occurred or exist any Material Adverse Effect; and

          (f)    immediately after giving effect to the requested Advance, the ratio of (i) Total Debt as of such date, to (ii) EBITDA of Borrower and its Subsidiaries for the most recent twelve (12) month period for which Agent has received financial statements, does not exceed the maximum Leverage Ratio Borrower is permitted to maintain in accordance with the provisions of this Agreement as of the last day of the most recent month preceding such date.

V.    REPRESENTATIONS AND WARRANTIES

        Each Credit Party, jointly and severally, represents and warrants as of the Closing Date, each Borrowing Date and the date of funding of the Term Loans (both before and after giving effect to the Merger and the other transactions contemplated by the Related Documents) as follows:

  5.1    Organization and Authority

        Each Credit Party is a corporation, partnership or limited liability company, as the case may be, duly organized or formed, validly existing and in good standing under the laws of its state of formation. Each Credit Party (a) has all requisite corporate, partnership or limited liability company power and authority to own its properties and assets (including, without limitation, the Collateral) and to carry on its business as now being conducted and as contemplated in the Loan Documents and the Related Documents, (b) as of the Closing Date, is duly qualified to do business in the jurisdictions set forth on Schedule 5.1, which are all of the jurisdictions in which failure so to qualify would reasonably be likely to have or result in a Material Adverse Effect, and (c) has all requisite corporate, partnership or limited liability company power and authority (i) to execute, deliver and perform the Loan Documents and the Related Documents to which it is a party, (ii) with respect to Borrower, to borrow hereunder, (iii) to consummate the transactions contemplated under the Loan Documents and the Related Documents, and (iv) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party. No Credit Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or is controlled by such an "investment company."

  5.2    Loan Documents and Related Documents

        The execution, delivery and performance by each Credit Party of the Loan Documents and the Related Documents to which it is a party, and the consummation of the transactions contemplated thereby, (a) have been duly authorized by all requisite corporate, partnership or limited liability company action of such Credit Party and have been duly executed and delivered by or on behalf of such Credit Party; (b) do not violate any provisions of (i) any law, statute, rule, regulation, ordinance or tariff applicable to such Credit Party, (ii) any order of any Governmental Authority binding on such Credit Party or any of its properties, or (iii) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of such Credit Party, or any agreement between such Credit Party and its shareholders, members, partners or equity owners or among any such shareholders, members, partners or equity owners; (c) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which such Credit Party is a party, or by which the properties or assets of such Credit Party are bound, the effect of which would reasonably be expected to be, have or result in a Material Adverse Effect; (d) except as set forth in the Loan Documents will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any Credit Party; and (e) except for filings in connection with the perfection of Agent's Liens, filing of the Certificate of Merger with the Secretary of State of the State of Delaware and as set forth on Schedule 5.2, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person. When executed and delivered, each of the Loan Documents and the Related Documents to which such Credit Party is a party will constitute the legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity). The Merger Documents are in form and substance sufficient to effectuate the Merger in accordance with the Merger Documents and applicable law. Upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Merger shall have been consummated and become effective in accordance with the terms of the Merger Documents and applicable law.

  5.3    Subsidiaries, Capitalization and Ownership Interests

        NibCredit Party has any Subsidiaries other than those Persons listed as Subsidiaries on Schedule 5.3. Schedule 5.3 states, both before and after giving effect to the Merger, the authorized and issued capitalization of each Credit Party (other than the capitalization of Trover prior to the Merger) and the number and class of equity securities and/or ownership, voting or partnership interests issued and outstanding of such Credit Party and the beneficial and record owners thereof (including options, warrants, convertible notes and other rights to acquire any of the foregoing) as of the Closing Date and after giving effect to the Trover Acquisition; provided that only record ownership information is provided with respect Parent. The outstanding equity securities and/or ownership, voting or partnership interests of each Credit Party have been duly authorized and validly issued and are fully paid and nonassessable and each Credit Party, as of the Closing Date and after giving effect to the Merger, as applicable, owns beneficially and of record all of the equity securities it is listed as owning free and clear of any Liens other than Liens created by the Loan Documents. Schedule 5.3 also lists the directors, members, managers and/or partners of each Credit Party as of the Closing Date. Except as listed on Schedule 5.3 as of the Closing Date, no Credit Party (a) owns any Investment Property, (b) owns any interest or participates or engages in any joint venture, partnership or similar arrangements with any Person, (c) is a party to or has knowledge of any agreements restricting the transfer of its equity securities, (d) has issued any rights which can be convertible into or exchangeable or exercisable for any of its equity securities, or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any of its equity securities or any securities convertible into or exchangeable or exercisable for any of its equity securities or (e) is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity securities or other convertible rights or options or debt securities.

  5.4    Properties; Names; Location of Offices; Records and Collateral; Deposit Accounts and Investment Property

        Each Credit Party is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, license of, or right to use, all of its properties and assets, including the Collateral, whether personal or real, free and clear of all Liens other than Permitted Liens. Schedule 5.4 lists as of the Closing Date (i) the legal name and organizational identification number, if any, of each Credit Party, (ii) the locations of the chief executive office and respective principal places of business of each Credit Party, the locations of all Collateral (other than Inventory leased to customers in the ordinary course of business) and all books and records of any Credit Party in connection therewith or in any way relating thereto or evidencing the Collateral, (iii) identifies the common address and use of each such location, (iv) indicates whether such location is owned or leased by such Credit Party or whether such Credit Party is entitled to occupy or use such location by virtue of a license or easement, (v) if such location is leased, describes the parties to and date of such lease and the name and current address of the landlord under the lease, (vi) if such location is owned, sets forth a complete and accurate legal description for such location and (vii) if such Credit Party occupies or uses such location by virtue of a license or easement agreement, describes such license or easement agreement with reasonable specificity. Each Credit Party enjoys peaceful and undisturbed possession under all such leases as of the Closing Date (both before and after giving effect to the Merger) and such leases are in full force and effect. As of the Closing Date all tangible personal property and tangible assets of each Credit Party necessary for the conduct of the Business are in good repair, working order and condition (normal wear and tear excepted) and are suitable and adequate in all material respects for the uses for which they are being used or are intended.

  5.5    Other Agreements

        No Credit Party is (a) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would materially adversely affect its ability to execute and deliver, or perform under, any Loan Document or Related Document or to pay the Obligations, (b) in default in any material respect in the performance, observance or fulfillment of any obligation, covenant or condition contained in the Related Documents, nor, to the knowledge of any Credit Party, is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a material conflict, breach, default or event of default under, any of the foregoing, (c) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default would reasonably be expected to be, have or result in a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which would reasonably be expected to be, have or result in a Material Adverse Effect, or (d) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, service or management fee to any Affiliate of a Credit Party with respect to, the ownership, operation, leasing or performance of any of its business, except pursuant to the Management Fee Agreement.

  5.6    Litigation

        Except as set forth on Schedule 5.6, there is no action, suit, proceeding or investigation pending or, to its knowledge, threatened against any Credit Party that (a) questions or could reasonably be expected to prevent the validity of any of the Loan Documents or the right of such Credit Party to enter into any Loan Document or Related Document or to consummate the transactions contemplated thereby, (b) would reasonably be expected to be, have or result in, either individually or in the aggregate, any Material Adverse Change or Material Adverse Effect, or (c) would reasonably be expected to result in any Change of Control or other change in the current ownership, control or management of such Credit Party. No Credit Party has actual knowledge that there is any basis for the foregoing. No Credit Party is a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority. Except as set forth on Schedule 5.6, and other than Non-Material Litigation, as of the Closing Date, there is no action, suit, proceeding or investigation initiated by any Credit Party currently pending.

  5.7    Hazardous Materials

        Each Credit Party is in compliance in all material respects with all applicable Environmental Laws. No Credit Party has been notified of any action, suit, proceeding or investigation (a) relating in any way to non-compliance by or liability of such Credit Party under any Environmental Laws, (b) except as set forth in Schedule 5.7, which otherwise deals with any Hazardous Substance or any Environmental Law, or (c) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance.

  5.8    Tax Returns; Governmental Reports

        Each Credit Party (a) has filed all federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to have been filed by such Credit Party (after taking into account all permitted extensions), and (b) has paid all material taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that such Credit Party is currently contesting in good faith and for which adequate reserves have been provided in accordance with GAAP.

  5.9    Financial Statements and Reports

        Except as set forth in Schedule 5.9, all financial statements and financial information relating to any Credit Party that have been or may hereafter be delivered to Agent by any Credit Party are (a) accurate and complete in accordance with GAAP, (b) consistent with the books of account and records of Credit Parties, (c) have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods, except that the unaudited financial statements contain no footnotes or year-end adjustments, and (d) present fairly in all material respects the consolidated financial condition, assets and liabilities and results of operations of Credit Parties at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied. As of the twelve (12) month period ending on December 31, 2003, EBITDA of Trover, on a consolidated basis, is at least $13,000,000. Since the date of the most recent financial statements submitted to Agent, there has not occurred any Material Adverse Change, Material Adverse Effect or, to Credit Parties' knowledge, any other event or condition that would reasonably be expected to be, have or result in a Material Adverse Effect. As of May 31, 2004, the Borrower had an approximate Backlog of $1,500,000,000 representing $71,000,000 of revenues and $32,000,000 of EBITDA through the five year period ending May 31, 2009.

  5.10    Compliance with Law; Business

        Each Credit Party (a) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to such Credit Party, the Business and/or such Credit Party's assets or operations, including, without limitation, applicable requirements of the Standards for Privacy of Individually Identifiable Health Information which were promulgated pursuant to HIPAA, Healthcare Laws, ERISA and any laws or regulations pertaining to the Business, and (b) is not in violation of any order of any Governmental Authority or other board or tribunal, except, in the case of both (a) and (b), where noncompliance or violation would not reasonably be expected to be, have or result in a Material Adverse Effect. There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation would not reasonably be expected to be, have or result in a Material Adverse Effect. No Credit Party has received any notice that any Credit Party is not in material compliance in any respect with any of the requirements of any of the foregoing. No Credit Party has (i) engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (ii) failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (iii) knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (iv) any fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (v) withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980. With respect to each Credit Party, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30)-day notice period contained in 12 C.F.R. § 2615.3 has not been waived. Each Credit Party has maintained in all material respects all records required to be maintained by any applicable Governmental Authority. To the best knowledge of Borrower, there are no presently existing circumstances which likely would result in material violations of the Healthcare Laws.

        No Credit Party has engaged, or does engage, directly or indirectly, in any business other than the Business.

  5.11    Intellectual Property

        Schedule 5.11 sets forth, as of the Closing Date or as thereafter otherwise disclosed in writing to Agent from time to time, all registered patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, registered copyrights or copyright applications, material trade names, software and licenses (other than off-the-shelf products) owned, licensed or utilized by any Credit Party. Each Credit Party owns directly, or is entitled to use by license or otherwise, all Intellectual Property of any Person necessary for or material to the conduct of such Credit Party's businesses. All such items listed on Schedule 5.11 as of the Closing Date are and, at all

times after the Closing Date (except to the extent no longer deemed necessary for or material to the conduct of the businesses of the Credit Parties in the good faith business judgment of the Credit Parties) will be: (a) subsisting and have not been adjudged invalid or unenforceable, in whole or part, (b) valid and enforceable, and (c) in full force and effect and not in known conflict with the rights of any Person. Each Credit Party has made all filings and recordations necessary in the exercise of such Credit Party's reasonable and prudent business judgment, and to the extent it deems it commercially appropriate to do so, to protect its interest in the Intellectual Property owned by such Credit Party in the United States Patent and Trademark Office, the United States Copyright Office and in corresponding offices throughout the world, as appropriate. Each Credit Party has performed and will continue to perform all acts and has paid and will continue to pay all required fees and taxes to maintain each and every item of the Intellectual Property owned by such Credit Party in full force and effect throughout the world, as applicable, except such items of Intellectual Property as are no longer deemed necessary for or material to the conduct of the businesses of the Credit Parties or otherwise commercially appropriate in the reasonable business judgment of the Credit Parties. As of the Closing Date no litigation is pending or, to the knowledge of each Credit Party, threatened which contains allegations respecting the validity, enforceability, infringement or ownership of any of the Intellectual Property owned by such Credit Party. No Credit Party is in breach of or default under the provisions of any agreement applicable to the ownership and use of its Intellectual Property, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default thereunder which would reasonably be expected to be, have or result in a Material Adverse Effect.

  5.12    Licenses and Permits; Labor

        Each Credit Party is in compliance with and has all Permits necessary or required by applicable law or Governmental Authority for the operation of its Business as presently conducted and as proposed to be conducted except where noncompliance, violation or lack thereof would not reasonably be expected to be, have or result in a Material Adverse Effect. All Permits necessary or required by applicable law or Governmental Authority for the operation of Credit Parties' businesses are in full force and effect and not in known conflict with the rights of others, except where such conflict or lack of being in full force and effect would not reasonably be expected to be, have or result in a Material Adverse Effect. No Credit Party (a) is in breach of or default under the provisions of any agreement applicable to the ownership and use of its Intellectual Property, nor, to the knowledge of each Credit Party, is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which would reasonably be expected to be, have or result in a Material Adverse Effect, and (b) is or has been involved in any labor dispute, strike, walkout or union organization.

  5.13    No Default; Solvency

        There does not exist any Default or Event of Default. Each Credit Party is and, after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents and the transactions contemplated by the Related Documents, will be solvent and able to meet its obligations and liabilities as they become due, and the assets and business (as a going concern) of such Credit Party, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) (other than real property operating lease obligations which are not then due and payable) of such Credit Party, and no unreasonably small capital base with which to engage in its anticipated business exists with respect to such Credit Party.

        5.14 Disclosure

        No Loan Document nor any other agreement, document, certificate, or statement (other than financial performance projections) furnished to Agent by any Credit Party or Sponsor in connection with the transactions contemplated by or pursuant to the Loan Documents, nor any representation or warranty made by any Credit Party or Sponsor in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the factual statements therein taken as a whole not materially misleading in light of the circumstances under which it was furnished. There is no fact known to any Credit Party or, to the best knowledge of the Credit Parties, Sponsor which has not been disclosed to Agent in writing which would reasonably be expected to be, have or result in a Material Adverse Effect. All financial performance projections delivered to Agent represent the Credit Parties best good faith estimate of future financial performance and are based on assumptions believed by the Credit Parties to be fair and reasonable in light of current market conditions at the time such projections were delivered, provided Credit Parties can give no assurances that such projections will be attained.

        5.15 Existing Indebtedness; Investments, Guarantees and Certain Contracts

        Except for Permitted Indebtedness, no Credit Party (a) has outstanding Indebtedness, (b) is subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person, and/or (c) owns or holds any equity or long-term debt investments in, nor has any outstanding advances to or any outstanding guarantees for, the obligations of, or any outstanding borrowings from, any other Person. Each Credit Party has performed all material obligations required to be performed by such Credit Party pursuant to or in connection with any Permitted Indebtedness and there has occurred no breach, default or event of default on the part of such Credit Party under any document evidencing any such items or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a breach, default or event of default thereunder, and thereby result in an Event of Default under Section 8.1(f) hereof. Except for Permitted Indebtedness and actions permitted under Section 7.4, no Credit Party, directly or indirectly, has made, and there does not exist, any loans, advances or guarantees to or for the benefit of any Person or agreements to assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person.

        5.16 Affiliated Agreements

        Except as set forth on Schedule 5.16 and except as permitted by Section 7.6, (i) there are no existing or presently proposed agreements, arrangements, understandings or transactions between any Credit Party and any of such Credit Party's current or former officers, members, managers, directors, stockholders, partners, other interest holders, employees (other than customary confidentiality and nonsolicitation agreements), or Affiliates or any members of their respective families, and (ii) to each Credit Party's knowledge, none of the foregoing Persons are directly or indirectly, indebted to or have any direct/or indirect ownership, partnership or voting interest in, any Affiliate of any Credit Party or to each Credit Party's knowledge any Person with which any Credit Party has a business relationship or which competes with any Credit Party (except that any such Persons may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) any publicly traded company that may compete with any Credit Party).

        5.17 Insurance

        Each Credit Party has in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to Section 6.5 hereof. All such insurance policies as of the Closing Date are listed and described on Schedule 5.17.

        5.18 Names; Location of Offices, Records and Collateral; Deposit Accounts and Investment Property

        Schedule 5.18A sets forth the legal name and organizational identification number, if any, of each Credit Party. During the preceding five (5) years, no Credit Party has nor, to the Credit Party's knowledge, any of its predecessors, have conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.18A. Each trade name of each Credit Party represents a division or trading style of such Credit Party. The Credit Parties maintain their respective places of business and chief executive offices only at the locations set forth on Schedule 5.4 or, after the Closing Date, as additionally disclosed to Agent in writing in accordance with Section 7.4, and all Accounts of such Credit Party arise, originate and are located, and all of the Collateral and all books and records in connection therewith or in any way relating thereto or evidencing the Collateral are located and shall be only, in and at such locations. All of the Collateral is located only in the continental United States. Schedule 5.18B lists all of each Credit Party's Deposit Accounts and Investment Property as of the Closing Date.

        5.19 Non-Subordination

        The Obligations are not subordinated in any way to any other obligations of any Credit Party or to the rights of any other Person.

        5.20 Accounts

        Unless otherwise indicated in writing to Agent, each Account of each Credit Party (a) is genuine and in all material respects what it purports to be and is not evidenced by a judgment, (b) arises out of a completed, bona fide sale and delivery of goods, rendering of services or leasing of Inventory by such Credit Party in the ordinary course of business and in accordance in all material respects with the terms and conditions of all purchase orders, contracts, certifications, participations, certificates of need and other documents relating thereto or forming a part of the contract between such Credit Party and the Account Debtor, (c) is for a liquidated amount maturing as stated in a claim or invoice covering such sale of goods, rendering of services or leasing of Inventory, a copy of which has been furnished or is available to Agent, (d) together with Agent's security interest therein, is not (by voluntary act or omission by Borrower), subject to any offset, lien, deduction, defense, dispute, counterclaim or other adverse condition, is absolutely owing to Borrower and is not contingent in any respect or for any reason (other than (i) pursuant to Permitted Liens and (ii) offsets, deductions, defenses, disputes or counterclaims arising in the ordinary course of business) (e) is not affected, to the knowledge of the Credit Parties, by any facts, events or occurrences which in any way impair the validity or enforceability thereof or tend to reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Agent with respect thereto (other than those reasonably expected to arise in the ordinary course of business and which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect), (f) to the Credit Parties' knowledge, (i) is one for which the Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise thereto was executed and (ii) is one for which the Account Debtor was solvent at the time any contract or other document giving rise thereto was executed, (g) to the Credit Parties' actual knowledge, is not affected by any proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility thereof which would reasonably be expected to have a Material Adverse Effect, (h) has been billed and forwarded to the Account Debtor for payment in accordance with applicable laws and is in compliance and conformance with any requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and (i) the Credit Parties have obtained and currently have all Permits necessary in the generation thereof.

        5.21 Legal Investments; Use of Proceeds; Tax Regulations

          (a)   The Credit Parties are not engaged in the business of extending credit for the purpose of purchasing or carrying any "margin stock" or "margin security" (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loans will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

          (b)   No Credit Party intends to treat the Loans, the Commitments and/or any letters of credit and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event any Credit Party determines to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof. If any Credit Party so notifies Administrative Agent, such Credit Party acknowledges that one or more of the Lenders may treat its Loans, Commitments and/or its interest in letters of credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

        5.22 Broker's or Finder's Commissions

        Except as set forth on Schedule 5.22, no broker's or finder's or placement fee or commission will be payable to any broker or agent engaged by any Credit Party or any of its officers, directors or agents with respect to the issue of the Notes or the transactions contemplated by this Agreement or the other Related Documents, except for fees payable to Agent and the Lenders. Each Credit Party, jointly and severally, agrees to indemnify Agent and Lenders and hold them harmless from against any claim, demand or liability for broker's or finder's or placement fees or similar commissions, whether or not payable by the Credit Parties, alleged to have been incurred in connection with such transactions, other than any broker's or finder's fees payable to Persons engaged by Agent or Lenders without the knowledge of the Credit Parties.

        5.23 [Intentionally Omitted]

        5.24 Foreign Assets Control Regulations and Anti-Money Laundering.

          (a)   None of the Credit Parties or their Affiliates (collectively, "Transaction Persons") is subject to sanctions of the United States government or in violation of any applicable laws relating to terrorism or money laundering, including Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the "Terrorism Executive Order") or a Person similarly designated under any related enabling legislation or any other similar executive order (collectively with the Terrorism Executive Order, the "Executive Orders"), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the "Patriot Act"), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

          (b)   None of the Transaction Persons is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury, and/or on any other similar list (the "Lists") maintained by the such office pursuant to any authorizing statute, Executive Order or regulation or (ii) a Person (a "Designated Person") either (A) included within the term "designated national" as defined in the Cuban Assets Control

  Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of the Terrorism Executive Order or a Person similarly designated under any related enabling legislation or any other similar Executive Orders.

          (c)   None of the Transaction Persons is knowingly or will knowingly (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person, (ii) deal in, or otherwise engage in, any transaction relating to any property or interest in property blocked pursuant to any Executive Order or the Patriot Act, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Executive Order or the Patriot Act.

          (d)   As of the Closing Date, all individuals who are record owners of stock, membership interests or other ownership interests in any Credit Party are correctly identified on Schedule 5.24.

        5.25 Survival

        Each Credit Party agrees that the representations and warranties contained herein and the other Loan Documents are made with the knowledge and intention that Agent and Lenders are relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement, the Closing and the making of any and all Advances and/or the funding of the Term Loans.

VI.    AFFIRMATIVE COVENANTS

        Each Credit Party, jointly and severally, covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted in accordance with the terms of this Agreement) and termination of this Agreement:

        6.1   Financial Statements, Reports and Other Information

          (a)   Financial Reports.    The Credit Parties shall furnish to Agent and each Lender (i) as soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of Borrower, audited annual consolidated and consolidating financial statements of Parent and its Subsidiaries, including the notes thereto, consisting of a consolidated and consolidating balance sheet at the end of such completed fiscal year and the related consolidated and consolidating statements of income, retained earnings, cash flows and owners' equity for such completed fiscal year, which financial statements shall be prepared and certified without qualification by PricewaterhouseCoopers LLP or any other independent certified public accounting firm selected by Borrower and satisfactory to Agent in its Permitted Discretion and accompanied by related management letters, if available, and (ii) concurrently with delivery of such annual financial statements, an Excess Cash Flow certificate certified by the chief financial officer of Borrower in the form of Exhibit C hereto and (iii) as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, (A) unaudited consolidated financial statements of Borrower and its Subsidiaries consisting of a balance sheet and statements of income, retained earnings, cash flows and owners' equity as of the end of the immediately preceding calendar month, (B) a Sales Pipeline Summary by business segment as of the end of such calendar month and (C) business segment statistical information as of the end of such calendar month. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods (subject, as to interim statements, to lack of footnotes and year-end adjustments). With each monthly and annual financial statement, Borrower shall also deliver a compliance certificate of its chief financial officer (or, if none at the time, its chief executive officer) on behalf of Borrower in the form of Exhibit B hereto (each, a "Compliance Certificate").

          (b)   Other Materials.    The Credit Parties shall furnish to Agent and each Lender as soon as available, and in any event within ten (10) calendar days after the preparation, receipt or issuance thereof or such other time as set forth below, as applicable: (i) within forty-five (45) calendar days after the end of each calendar quarter, a quarterly operating report for Borrower and its Subsidiaries, which report shall include a detailed comparison of the actual year-to-date operating results against (A) the operating budget derived from the business plan for the current fiscal year, if any, and (B) the actual operating results for the same period during the prior calendar year, in each case inclusive of profit and loss statements, (ii) copies of any reports submitted to the Credit Parties by their independent accountants in connection with any interim audit of the books of such Person or any of its Affiliates and copies of each management control letter provided by such independent accountants, (iii) within forty-five (45) calendar days after the end of each calendar quarter, a quarterly Attrition Analysis, (iv) within forty-five (45) calendar days after the end of each calendar quarter, a quarterly Backlog Liquidation Schedule, (v) within forty-five (45) calendar days after the end of each calendar quarter, a quarterly summary in reasonable detail of the status of all litigation to which a Credit Party is a party other than Non-Material Litigation, (vi) a copy of any notice of litigation, or potential litigation or other matters potentially invoking insurance coverage sent by a Credit Party to its errors and omissions or directors' and officers' insurance underwriters, and (vii) such additional information, documents, statements, reports and other materials as Agent may request in its Permitted Discretion from time to time.

          (c)   Notices.    The Credit Parties shall promptly, and in any event within three (3) Business Days after any Credit Party or any authorized officer of any Credit Party obtains knowledge thereof, notify Agent and each Lender in writing of (i) any pending or threatened in writing litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative or regulatory proceeding brought or initiated by or against any Credit Party or otherwise affecting or involving or relating to any Credit Party or any Credit Party's property, assets or business to the extent (A) such matters are also reported to the Credit Parties' errors and omissions or directors' and officers' insurance underwriters, (B) such matters do not constitute Non-Material Litigation, or (C) any of the foregoing seeks injunctive relief against a Credit Party or otherwise seeks a determination that the business of any Credit Party violates any law, statute, rule, regulation or ordinance of any Governmental Authority, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that would reasonably be expected to be, have or result in a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any matter(s) in the amount of $50,000, individually or $100,000 in the aggregate, in existence at any one time affecting the value, enforceability or collectibility of any of the Collateral (except to the extent resulting from ordinary wear and tear), (v) any material notice given by any Credit Party to any other lender to any such Credit Party and shall furnish to Agent a copy of such notice, (vi) receipt of any notice or request from any Governmental Authority regarding any liability or claim of liability in the amount equal to or exceeding $100,000 individually or $250,000 in the aggregate, (vii) receipt of any notice by any Credit Party purporting to effect or threatening a termination of any lease of real property by a Credit Party or employment of any Senior Executive, (viii) if any Account or other Collateral becomes evidenced or secured by an Instrument or Chattel Paper having a value in excess of $50,000 individually or $100,000 in the aggregate at any one time, (ix) the filing, recording or assessment of any federal, state, local or foreign tax lien against the Collateral or any Credit Party, (x) any action taken or threatened to be taken by any Governmental Authority (or any notice of any of the foregoing) with respect to any Credit Party which would reasonably be expected to be, have or result in a Material Adverse Effect or with respect to any Collateral, (xi) any change in the corporate, legal name or location of any Credit Party, (xii) the loss, termination or expiration of any contract to which any Credit Party is a party or by which its properties or assets are subject or bound with any Material Customer or which otherwise would reasonably be expected to have a Material Adverse Effect, (xiii) recoupments by any third party payor being sought, requested or claimed in excess of $50,000 individually or $100,000 in the aggregate at any one time and/or (xiv) any written notice given by any Material Customer that such Material Customer intends to cancel its contract or significantly reduce its usage of services (or any Credit Party has reason to believe that such usage will be so reduced) if as a result thereof such Material Customer could reasonably be expected to cease to be a Material Customer.

          (d)   Consents.    At the request of Agent, the Credit Parties shall obtain and deliver to Agent and each Lender from time to time all required consents, approvals and agreements from such third parties as Agent shall determine are necessary or desirable in its Permitted Discretion and that are satisfactory to Agent in its Permitted Discretion with respect to (i) the Loan Documents and the Related Documents and the transactions contemplated thereby, (ii) claims against any Credit Party, or the Collateral, and/or (iii) any agreements, consents, documents or instruments to which any Credit Party is a party or by which any properties or assets of any Credit Party or any of the Collateral is or are bound or subject, including, without limitation, Landlord Waivers and Consents with respect to leases.

          (e)   Operating Budget and Business Plan.    Borrower shall furnish to Agent and each Lender, on or prior to the Closing Date and, for each fiscal year of Borrower thereafter, prior to the commencement of such fiscal year, month by month projected operating budgets, derived from the business plan approved by the board of directors of the Borrower for the next three fiscal years, including income statements, balance sheets and cash flow statements of and for the Credit Parties for such upcoming fiscal year (including an income statement, statement of cash flows and a balance sheet as at the end of each month), all on consolidated and consolidating business segment basis, in each case prepared in accordance with GAAP consistently applied with prior periods (subject to lack of footnotes and year-end adjustments).

          (f)    Shareholder Reports and Government Filings.    The Credit Parties shall furnish to Agent and each Lender, concurrently with the sending or filing thereof, a copy of any proxy statements, financial statements or reports which any Credit Party has made available to its shareholders generally or other equity owners as a class or any class or series of shareholders or other equity owners as a class or series.

          (g)   Deposit Accounts, Other Accounts and Investment Property.    The Credit Parties shall (i) promptly, and in any event no later than five (5) Business Days before any Credit Party (A) establishes any Deposit Account, securities account, money market account or any similar account, or (B) becomes the owner of any Investment Property, in each case, on and with respect to which Agent, for itself and the benefit of the Lenders, does not have a perfected, first priority Lien, notify Agent of such, and (ii) prior to such establishment, or, with respect to any such Investment Property, promptly after such ownership, deliver to Agent a fully executed Deposit Account Control Agreement or other documentation to perfect Agent's, for its benefit and the benefit of the Lenders, Lien thereon, in each case in form and substance acceptable to Agent in its Permitted Discretion.

          (h)   Intellectual Property.    Upon Agent's written request therefor in its Permitted Discretion, the Credit Parties shall furnish to Agent within ten (10) Business Days after such request, a report specifying any Intellectual Property interests acquired by, obtained by, or licensed to any Credit Party since the Closing Date or, if later, the most recent report delivered pursuant to this Section, and shall deliver to Agent, within ten (10) Business Days after Agent's request, documentation to perfect Agent's, for its benefit and the benefit of the Lenders, Lien in such Intellectual Property, in each case in form and substance acceptable to Agent in its Permitted Discretion.

          (i)    Payroll Taxes.    If any Credit Party has not paid, or is delinquent in the payment of, its payroll taxes for thirty (30) calendar days or more, then the Credit Parties shall retain and use a third-party acceptable to Agent in its Permitted Discretion to process, manage and pay the payroll taxes of the Credit Parties.

        6.2   Payment of Obligations

        Borrower shall make full and timely indefeasible payment in cash of the principal of and interest on the Loans, Advances and all other Obligations in accordance with the terms of this Agreement and the other Loan Documents. Simultaneously with any prepayment in full of the Revolving Loan and all Advances thereunder and termination of the Revolving Facility, Borrowers shall make full indefeasible payment in cash of the principal of and interest on the Term Loans and all other Obligations.

        6.3   Conduct of Business and Maintenance of Existence and Assets

        Each Credit Party shall (a) conduct its business in accordance with good business practices customary to its industry, (b) engage principally in the same or similar lines of business substantially as heretofore conducted, (c) collect its Accounts in the ordinary course of business, (d) maintain all of its material properties, assets and equipment necessary, used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents), (e) from time to time make all necessary repairs, renewals and replacements thereof, (f) maintain and keep, or cause to be maintained and kept, in full force and effect its existence and all Permits, and qualifications to do business and good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary, and in which failure to maintain Permits or qualification would reasonably be expected to be, have or result in a Material Adverse Effect, (g) remain in good standing and maintain operations in all jurisdictions in which currently located, except where the failure to remain in good standing or maintain operations would not reasonably be expected to be, have or result in a Material Adverse Effect, and (h) maintain, comply with and keep in full force and effect its existence and all Intellectual Property (except to the extent no longer deemed necessary for or material to the conduct of the businesses of the Credit Parties in the good faith business judgment of the Credit Parties or if the loss or failure to maintain the same would not reasonably be expected to have a Material Adverse Effect).

        6.4   Compliance with Legal and Other Obligations

        Each Credit Party shall (a) comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, including, without limitation, HIPAA and Healthcare Laws, (b) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established, (c) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, and (d) properly file all reports required to be filed with any Governmental Authority, except under clauses (a), (b), (c), and/or (d) where the failure to comply, pay, file or perform would not reasonably be expected to be, have or result in a Material Adverse Effect.

        6.5   Insurance

          (a)   Borrower shall obtain and maintain at all times from and after the Closing Date the Life Insurance Policies and ensure that such Life Insurance Policies are fully paid and in full force and effect at all times.

          (b)   Each Credit Party shall (i) keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or lines of business or owning similar assets or properties in such amounts as are customarily carried by Persons engaged in similar businesses and owning similar properties and in at least the minimum amount required by this Agreement, applicable law and any agreement to which such Credit Party is a party or pursuant to which such Credit Party provides any services, including, without limitation, liability, errors and omissions, property and business interruption insurance, as applicable; and maintain general liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of such Credit Party, and (ii) maintain insurance under all applicable workers' compensation laws; all of the foregoing insurance policies and coverage levels to (x) be satisfactory in form and substance to Agent in its Permitted Discretion, (y) name Agent, for the benefit of itself and Lenders, as loss payee or additional insured thereunder, as applicable (except with respect to workers' compensation insurance and except that Agent shall be named for itself and for the benefit of the Lenders, as sole beneficiary of each Life Insurance Policy), and (z) expressly provide that they cannot be altered, amended, modified, canceled or terminated without thirty (30) Business Days' prior written notice to Agent, and that they inure to the benefit of Agent, for the benefit of itself and Lenders, notwithstanding any action or omission or negligence of or by such Credit Party, or any insured thereunder.

        6.6   True Books

        Each Credit Party shall (a) keep true, complete and accurate (in order to permit preparation of financial statements in accordance with GAAP) books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects, and (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful Accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year end financial statements.

  6.7    Inspection; Periodic Audits

        Each Credit Party shall permit the representatives of Agent, at the expense of the Credit Parties, from time to time during normal business hours upon reasonable notice, to (a) visit and inspect any of such Credit Party's offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine and/or audit all of Borrower's books of account, records, reports and other papers, (b) make copies and extracts therefrom, and (c) discuss such Credit Party's business, operations, prospects, properties, assets, liabilities, condition and/or Accounts with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing), provided, however, that (i) no such notice shall be required to do any of the foregoing if an Event of Default has occurred and is continuing and (ii) so long as no Event of Default has occurred and is continuing, Borrower shall only be required to reimburse Agent for the costs of such visits and inspections no more than two (2) times per year and not to exceed $25,000 per year in the aggregate.

  6.8    Further Assurances; Post Closing

        At the Credit Parties' cost and expense, each Credit Party shall (a) within five (5) Business Days after Agent's demand, take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as Agent may request in its Permitted Discretion in order to carry out the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence of a Default or Event of Default, (b) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations and covenants, as are set forth on Schedule 6.8, and (c) upon the exercise by Agent, any Lender or any of their Affiliates of any power, right, privilege or remedy pursuant to any Loan Document or under applicable law or at equity which requires any consent, approval, registration, qualification or authorization of any Person (including, without limitation, any Governmental Authority), upon written request of Agent to such Credit Party, execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that may be so required for such consent, approval, registration, qualification or authorization. Without limiting the foregoing, upon the exercise by Agent, any Lender or any of their Affiliates of any right or remedy under any Loan Document which requires any consent, approval or registration with, consent, qualification or authorization by, any Governmental Authority or other Person, each Credit Party shall execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that Agent, any Lender or such Affiliate may be required to obtain for itself or on its behalf for such consent, approval, registration, qualification or authorization.

  6.9    Payment of Other Indebtedness

        Except as otherwise prescribed in the Loan Documents and, with respect to any Subordinated Debt, subject to any applicable Subordination Agreement or subordination provisions, the Credit Parties shall pay, discharge or otherwise satisfy at or before maturity (subject to applicable grace periods and, in the case of trade payables, to ordinary course payment practices) all of their material obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and adequate reserves are being maintained by such Credit Party in accordance with GAAP.

  6.10    Lien Searches

        If Liens other than Permitted Liens exist, the Credit Parties promptly shall take all actions and execute and deliver all documents and instruments necessary to release and terminate such Liens and upon request of Agent, shall provide evidence to Agent of such release and termination.

  6.11    Use of Proceeds

        Borrower shall use the proceeds from Advances under the Revolving Facility and the Term Loans only for the purposes set forth in the recitals to this Agreement.

  6.12    Collateral Documents; Security Interest in Collateral

        (a)   On demand and upon reasonable notice by Agent in its Permitted Discretion, each Credit Party shall make available to Agent copies of any and all documents, instruments, materials and other items that relate to, secure, evidence, give rise to or generate or otherwise involve Collateral, including, without limitation, Accounts and Inventory of such Credit Party. Each Credit Party shall (i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise or requested by Agent, in its Permitted Discretion, to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Agent and Agent's, for its benefit and the benefit of the Lenders, perfected first priority (other than with respect to property or assets subject to Priority Permitted Liens) Lien on the Collateral (and each Credit Party irrevocably grants Agent the right, at Agent's option, to file any or all of the foregoing), (ii) maintain, or cause to be maintained, at all times, the pledge of the Collateral to Agent and Agent's, for its benefit and the benefit of the Lenders, first priority (other than with respect to property or assets subject to Priority Permitted Liens) and perfected Lien on the Collateral, (iii) immediately upon learning thereof, report to Agent any reclamation, return or repossession of goods (other than in the ordinary course of business) in excess of $100,000 individually or $250,000 in the aggregate, and (iv) defend the Collateral and Agent's, for its benefit and the benefit of the Lenders, first priority (other than with respect to property or assets subject to Priority Permitted Liens) and perfected Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Agent, and pay all costs and expenses in connection with such defense, which may at Agent's discretion be added to the Obligations.

        (b)   If, after the date hereof, any Credit Party shall (i) obtain as owner any registered Trademark, Patent or Copyright, or apply for any such registration in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or in any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, or (ii) becomes the owner of any Trademark, Patent or Copyright registrations or applications for Trademark, Patent or Copyright registration used in the United States or any State thereof, political subdivision thereof or in any other country, the provisions of Section 2.13 hereof shall automatically apply thereto. Upon the request of Agent, the Credit Parties shall promptly execute and deliver to Agent any and all assignments, agreements, instruments, documents and such other papers as may be requested by Agent in its Permitted Discretion to evidence the security interest in and conditional assignment of such Trademark, Patent or Copyright, as the case may be, in favor of Agent (for the benefit of itself and the Lenders). Except as provided below the Credit Parties shall: (i) prosecute diligently any such Trademark, Patent or Copyright application at any time pending; (ii) make application for registration or issuance of all new Trademarks, Patents and Copyrights as reasonably deemed appropriate by such Credit Party; (iii) preserve and maintain all rights in the Intellectual Property owned or licensed by a Credit Party; and (iv) use their commercially reasonable efforts to obtain any consents, waivers or agreements necessary to enable Agent to exercise its remedies with respect to such Intellectual Property. The Credit Parties shall not abandon any right to file a material Trademark, Patent or Copyright application nor shall the Credit Parties abandon any material pending Trademark, Patent or Copyright application, or material Trademark, Patent or Copyright, except to the extent no longer deemed necessary for or material to the conduct of the businesses of the Credit Parties in the good faith judgment of the Credit Parties.

        (c)   Upon Agent's request, the Credit Parties shall (i) make available to Agent the original certificates of title for property of the Credit Parties for which a certificate of title has been issued and (ii) promptly execute such forms as required by Agent to register Agent's, for the benefit of itself and Lenders, liens on such certificates of title.

        (d)   Without limiting the generality of the foregoing and except as otherwise approved in writing by Agent, (i) each Credit Party shall cause its Subsidiaries (other than Borrower) to guaranty the Obligations of Borrower and to cause each such Subsidiary to grant to Agent, for the benefit of itself and Lenders, a security interest in all of such Subsidiary's Property to secure such guaranty, (ii) Parent shall pledge the equity interests in Borrower to Agent, for the benefit of itself and Lenders, to secure the Obligations, and (iii) each Credit Party shall pledge the stock and other equity interest and securities of each of its Subsidiaries to Agent, for the benefit of itself and Lenders, to secure the Obligations. Borrower shall cause all equity interests of the Credit Parties (other than Parent) to be evidenced by certificates. In furtherance thereof, each Credit Party shall execute a Joinder Agreement and become a party to such of the Loan Documents, including this Agreement, as Agent shall determine and shall take all such other action and enter into such other documents and agreements as Agent shall request.

  6.13    Taxes and Other Charges

        All payments and reimbursements to Agent, for its own account and/or for the benefit of Lenders, made under any Loan Document shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on each Lender's net income and franchise taxes imposed in lieu of income taxes. If any Credit Party shall be required by law to deduct any such amounts from or in respect of any sum payable under any Loan Document to Agent, for its own account and/or for the benefit of Lenders, then the sum payable to Agent, for its own account and/or for the benefit of Lenders, shall be increased as may be necessary so that, after making all required deductions, each Lender receives an amount equal to the sum it would have received had no such deductions been made. Notwithstanding any other provision of any Loan Document, if at any time after the Closing or the making of any Advance or funding of the Term Loans (a) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (b) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (c) compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any Governmental Authority: (i) subjects Agent or such Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Agent, for its own account and/or for the benefit of Lenders, of any amount payable thereunder (except in each case, for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of Agent and/or each Lender), or (ii) imposes on Agent or Lenders any other condition or increased cost in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to Agent or Lenders of making or continuing or maintaining any Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, the Credit Parties shall promptly pay to Agent, for its own account and/or for the benefit of Lenders, any additional amounts necessary to compensate Agent and each Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Agent and/or such Lender. If Agent or any Lender becomes entitled to claim any additional amounts pursuant to this Section 6.13 it shall reasonably promptly after obtaining knowledge thereof notify Borrower of the event by reason of which Agent or such Lender has become so entitled, and each such notice of additional amounts payable pursuant to this Section 6.13 submitted by Agent or such Lender to the Credit Parties shall, absent manifest error, be final, conclusive and binding for all purposes.

        Any Lender which is not a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a "Foreign Lender") shall deliver to Agent and Borrower upon reasonable request therefor (i) two valid, duly completed copies of IRS Form W-8BEN or W-8ECI or successor applicable form, as the case may be, and any other required form, certifying in each case that either (i) such Foreign Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, or (ii) if such Foreign Lender is not a "bank" within the meaning of Section 881(c) (3) (A) of the Internal Revenue Code, such Foreign Lender's foreign status and beneficial ownership of income it receives with respect to any loans or extensions of credit hereunder. Each such Foreign Lender shall also deliver to Agent and Borrower two further copies of said Form W-8BEN or W-8ECI, or successor applicable forms, or other manner of required certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from a required withholding of United States of America federal income tax or after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower and Agent, and such extensions or renewals thereof as may reasonably be requested by Borrower and Agent, certifying that either (x) such Foreign Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, or (y) if such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, such Foreign Lender's foreign status and beneficial ownership of income it receives with respect to any loans or extensions of credit hereunder.

        The provisions of this Section 6.13 shall apply equally to each Participant and Transferee of all or a portion of a loan or extension of credit made hereunder.

  6.14    Future Leases; Future Real Estate

        (a)   Concurrently with the execution by any Credit Party, as lessee, of any lease pertaining to real property, such Credit Party shall deliver to Agent (i) an executed copy thereof, (ii) a Landlord Waiver and Consent from the Landlord under such lease (provided, however, that such Credit Party shall not be obligated to use more than reasonable best efforts to negotiate provisions to which landlord is not obligated to agree pursuant to the applicable lease), and (iii) such other documents and assurances with respect to such real property as Agent may require in its Permitted Discretion.

        (b)   The applicable Credit Party shall deliver to Agent concurrently with the (i) execution by any Credit Party of any contract relating to the purchase by such Credit Party of real property, an executed copy of such contract and (ii) closing of the purchase of such real property, (A) a first mortgage or deed of trust in favor of Agent on such real property, in form and substance reasonably acceptable to Agent, (B) a lender's policy of title insurance, in such form and amount and containing such endorsements as are customary in the jurisdiction in which such property is located and as shall otherwise be satisfactory to Agent in its Permitted Discretion, (C) a survey of such real property, which survey shall be of a recent enough date and in sufficient detail so as to permit the title company issuing such policy to eliminate any survey exceptions to such policy and (D) such other documents and assurances with respect to such real property as Agent may require in its Permitted Discretion.

  6.15    [intentionally omitted]

VII.    NEGATIVE COVENANTS

        Each Credit Party, jointly and severally, covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) and termination of this Agreement:

  7.1    Financial Covenants

        No Credit Party shall violate, and each Credit Party shall fully comply with, the financial covenants set forth on Annex I to this Agreement applicable to such Credit Party, which annex is incorporated herein and made a part hereof.

  7.2    Indebtedness

        No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except the following (collectively, "Permitted Indebtedness"):

          (a)   Indebtedness under the Loan Documents;

          (b)   any Indebtedness of Borrower set forth on Schedule 7.2;

          (c)   Indebtedness not to exceed $250,000 in the aggregate at any time outstanding consisting of Capitalized Lease Obligations and Indebtedness secured by purchase money Liens;

          (d)   Indebtedness incurred pursuant to interest rate swaps or hedging transactions with a counterparty and on terms and conditions satisfactory to Agent in its Permitted Discretion;

          (e)   intercompany Indebtedness arising from loans made by Borrower to its Subsidiaries to fund working capital requirements of such Subsidiaries in the ordinary course of business; provided, however, that upon the request of Agent at any time, such Indebtedness shall be evidenced by promissory notes having terms reasonably satisfactory to Agent, the sole originally executed counterparts of which shall be pledged and delivered to Agent, for the benefit of Agent and lenders, as security for the Obligations; and

          (f)    any Indebtedness ("Refinancing Indebtedness") incurred in connection with the extension, renewal, substitution, refinancing or replacement of any Indebtedness referred to in clauses (b) and (c) above; provided that (i) the principal amount of such Refinancing Indebtedness does not exceed the aggregate principal amount of, plus accrued interest on, and any prepayment premiums or yield maintenance amounts in respect of the prepayment of, the Indebtedness being extended, renewed, substituted, refinanced or replaced, plus the reasonable amount of fees, underwriting discount, premiums and all other costs and expenses reasonably incurred in connection therewith, (ii) such Refinancing Indebtedness matures at least 95 days after the maturity date of the Indebtedness being extended, renewed, substituted, refinanced or replaced, and (iii) such Refinancing Indebtedness contains terms which, taken as a whole, are not less favorable to the Credit Parties than the terms of the Indebtedness being extended, renewed, substituted, refinanced or replaced;

  7.3    Liens

        No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any lien upon, in or against, or pledge of, any of the Collateral or any of its properties or assets, whether now owned or hereafter acquired, except the following (collectively, "Permitted Liens"):

          (a)   Liens under the Loan Documents or otherwise arising in favor of Agent, for the benefit of itself and Lenders;

          (b)   Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP;

          (c)   (i) statutory Liens of landlords, and of carriers, warehousemen, mechanics and/or materialmen, and (ii) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case of the foregoing clauses (i) and (ii) only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP;

          (d)   Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations;

          (e)   purchase money Liens securing Indebtedness and Liens arising under Capital Leases in each case (i) permitted under Section 7.2(c) and (ii) to the extent such Liens attach only to the subject Property;

          (f)    any attachment or judgment Lien not otherwise constituting an Event of Default;

          (g)   easements, rights of way, restrictions, zoning ordinances, reservations, covenants and other similar charges, title exceptions or encumbrances relating to real property of the Credit Parties that do not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries or result in material diminution in value of the Collateral;

          (h)   Liens disclosed on Schedule 7.3 as of the Closing Date; and

          (i)    Liens securing Refinancing Indebtedness permitted by Section 7.2(f) to the extent the Indebtedness being extended, renewed, substituted, refinanced, or replaced was secured by a Lien permitted under this Section 7.3.

  7.4    Investments; Investment Property; New Facilities or Collateral; Subsidiaries

        No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, directly or indirectly, (a) merge with, purchase, own, hold, invest in or otherwise acquire any obligations or stock or securities of, or any other interest in, or any assets of, any Person (except for Capital Expenditures permitted hereunder and purchases of Inventory in the ordinary course of business consistent with past practices) or otherwise consummate any Acquisition, (b) purchase, own, hold, invest in or otherwise acquire any Investment Property (except Cash Equivalents with respect to which Agent, for itself and the benefit of the Lenders, has a perfected, first priority Lien in form and substance satisfactory to Agent in its Permitted Discretion), (c) make or permit to exist any loans, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person, other than:

            (i)    loans and guarantees created by the Loan Documents;

            (ii)   Permitted Indebtedness of Borrower set forth on Schedule 7.2;

            (iii)  trade credit extended in the ordinary course of business;

            (iv)  loans to employees and advances by Borrower for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, not to exceed $25,000 in the aggregate at any time outstanding;

            (v)   the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

            (vi)  the McGinnis Loan;

            (vii) the purchase by Parent of stock of Parent solely to satisfy Parent's obligations in respect of the McGinnis Put Option, the proceeds of which are immediately used by McGinnis to pay the McGinnis Loan in full and to pay the income taxes, if any, incurred by McGinnis in connection therewith; and

            (viii) loans and investments by Parent to or in Borrower and by Borrower to or in its Subsidiaries, provided that such Subsidiary is also a Credit Party.

        No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, directly or indirectly, purchase, lease, own, operate, hold, invest in or otherwise acquire (A) any property or asset or any Collateral that is located outside of the continental United States (other than purchases of Inventory from foreign vendors in the ordinary course of business while such Inventory is in the possession of such vendor or is in transit), or (B) any Collateral that is located at locations other than those from time to time set forth on Schedule 5.18B, unless such Credit Party or Subsidiary shall have provided to Agent at least thirty (30) Business Days' prior written notice thereof. No Credit Party shall have any Subsidiaries other than (i) the Subsidiaries listed on Schedule 5.3 or (ii) such Subsidiaries of Borrower which have complied with the terms and provisions of Section 6.12 promptly, and in no event later than five (5) days, after being formed or created.

  7.5    Dividends; Redemptions; Equity

        No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, (a) declare, pay or make any dividend or distribution on any shares of capital stock or other securities or ownership interests, (b) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any capital stock or other securities or interests or of any options to purchase or acquire any of the foregoing, (c) otherwise make any payments, dividends or distributions to any stockholder, director, member, partner or other equity owner in such Person's capacity as such, (d) make any payment of any management, service, consulting, non-competition or related or similar fee to any Person that is an Affiliate of any Credit Party (other than salaries to the extent permitted to be paid pursuant to Section 7.6), or (e) issue, sell or create any capital stock or other equity securities other than Permitted Securities. Notwithstanding the foregoing:

            (i)    any wholly-owned Subsidiary of Borrower may declare and pay dividends to Borrower or any other domestic wholly-owned Subsidiary of Borrower;

            (ii)   Borrower may declare and make dividend payments or other distributions payable solely in its common stock or other equity securities;

            (iii)  Borrower may, and Borrower may make distributions to Parent to permit Parent to, purchase equity securities of Parent from employees of the Credit Parties and may contribute such equity securities to Parent's 401k plan; provided, that all of the following conditions are satisfied with respect to each such distribution and redemption:

              (A)  no Default or Event of Default has occurred and is continuing or would arise as a result of such purchase or contribution;

              (B)  after giving effect to such purchase or contribution, Borrower and its Subsidiaries are in compliance on a pro forma basis with the financial covenants set forth in Section 7.1 (recalculated for the most recent period for which financial statements have been delivered);

              (C)  the aggregate amount of purchases and contributions pursuant to this Section 7.5(iii) permitted in any fiscal year of Borrower shall not exceed an amount equal to the number of employees participating in Parent's 401k plan as of the date on which any such purchase and contribution may be made multiplied by $3,000; and

              (D)  neither Parent nor Borrower shall purchase equity securities from employees in an amount greater than the then current employer stock match obligation, and all of such purchased equity securities shall be applied to the then current employer stock match obligation under Parent's 401k plan;

            (iv)  Borrower may make distributions to Parent to permit Parent to redeem or repurchase, and Parent may redeem or repurchase for cash, upon termination of employment of an employee, equity securities or warrants or options to acquire any equity securities of Parent owned by such employee, provided, that all of the following conditions are satisfied with respect to each such distribution and redemption:

              (A)  no Default or Event of Default has occurred and is continuing or would arise as a result of such distribution or redemption;

              (B)  after giving effect to such distribution or redemption, Borrower and its Subsidiaries are in compliance on a pro forma basis with the financial covenants set forth in Section 7.1 (recalculated for the most recent period for which financial statements have been delivered); and

              (C)  the aggregate amount of distributions and redemptions pursuant to this Section 7.5(iv) permitted in any fiscal year of Borrower shall not exceed $1,000,000;

            (v)   Borrower may make regularly scheduled payments to Tailwind pursuant to the Management Fee Agreement so long as no Default or Event of Default has occurred and is continuing or would arise as a result of such payment; and

            (vi)  Borrower may make distributions to Parent to permit Parent to undertake activities permitted by Section 7.14.

  7.6    Transactions with Affiliates

        Except as set forth in Schedule 7.6, no Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, enter into or consummate any transaction of any kind with any of its Affiliates other than: (a) salary, bonus, employee stock option and other compensation and employment arrangements with directors or employees in the ordinary course of business; provided, that no payments of any bonus, compensation or remuneration or otherwise (except normal salaries consistent with past practices) shall be permitted if a Default or an Event of Default has occurred and remains in effect or would be caused by or result from such payment; (b) distributions, dividends and other payments permitted pursuant to Section 7.5 and other transactions with Subsidiaries otherwise permitted by this Agreement; and (c) other transactions under and pursuant to written agreements entered into by and between a Credit Party and one or more of its Affiliates that both (i) reflect and constitute transactions and payments on overall terms at least as favorable to such Credit Party as would be the case in an arm's length transaction between unrelated parties of equal bargaining power and (ii) if Agent requests, are subject to such subordination terms and conditions acceptable to Agent in its Permitted Discretion.

  7.7    Charter Documents; Fiscal Year; Use of Proceeds; Insurance Policies; Disposition of Collateral; Taxes; Trade Names

        No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, (a) amend, modify, restate or change its certificate of incorporation or organization, its partnership agreement, its bylaws or operating agreement or any other similar charter document in any respect that would reasonably be expected to have an adverse effect on Agent or Lenders, (b) change its state of organization or change its corporate or legal name without thirty (30) Business Days' prior written notice to Agent, (c) change its fiscal year, (d) use any proceeds of any Loans for "purchasing" or "carrying" "margin stock" as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System for any use not contemplated or permitted by this Agreement, (e) amend, modify, restate or change any insurance policy in any material respect (including, without limitation, any increase in the amount of any deductibles payable by the Credit Parties under any such insurance policy or any change in the coverage, coverage amount, beneficiaries, loss payees and/or additional insureds), except in connection with renewals thereof in the ordinary course of business, (f) engage, directly or indirectly, in any business other than the Business, (g) change its federal tax employer identification number, organizational identification number, if any, or establish new or additional trade names without providing at least thirty (30) days' advance written notice to Agent, or (h) revoke, alter or amend any Tax Information Authorization (on IRS Form 8821 or otherwise) given to Agent.

  7.8    Transfer of Assets

          (a)   No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, sell, lease, transfer, assign or otherwise dispose of any Collateral or other Property or any interest therein, or agree to do any of the foregoing, except that:

            (i)    any Credit Party may sell obsolete, worn out or replaced equipment or excess equipment no longer needed in the ordinary course of business and having a book value not exceeding $250,000 in the aggregate in any fiscal year;

            (ii)   any Credit Party may sell and/or lease Inventory in the ordinary course of business; and

            (iii)  any Credit Party may sell other assets or properties not specifically permitted otherwise in this Section 7.8 only so long as (a) such Credit Party complies with the mandatory prepayment provisions of Section 2.11 in connection therewith (to the extent the proceeds thereof are not reinvested in accordance with the terms of such Section 2.11), (b) the market value of assets so sold does not exceed $250,000 in the aggregate in any fiscal year, (c) no Default or Event of Default exists or otherwise would result therefrom and (d) not less than eighty-five percent (85%) of the consideration thereof, which shall be at least equal to fair market value, is cash.

          (b)   No Credit Party shall transfer any material portion of the Collateral (including its books and records), whether in one transaction or a series of transactions, to any leased location for which a Landlord Waiver and Consent has not been obtained.

  7.9    Contingent Obligations and Risks

        No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, enter into or incur any Contingent Obligations or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person; provided, however, that nothing contained in this Section 7.9 shall prohibit Borrower or any of its Subsidiaries from (i) entering into any guarantees otherwise permitted under Section 7.2, (ii) endorsing checks in the ordinary course of its business, or (iii) engaging in interest rate swaps or hedging transactions to the extent permitted under Section 7.2. Borrower shall not assume or become subject to any risks or liabilities other than those relating to its Business.

  7.10    Truth of Statements

        No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, furnish to Agent or any Lender any certificate, document or other information that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

  7.11    Payment on Subordinated Debt

        No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, (a) make any payment of or on account of any part or all of any Subordinated Debt, including, without limitation, any voluntary or mandatory prepayments except as otherwise permitted by the applicable Subordination Agreement, (b) repurchase, redeem, prepay or retire any Indebtedness other than Permitted Indebtedness, if no Default or Event of Default occurs as a result, and Indebtedness to be repaid at Closing, or (c) enter into any agreement (oral or written) which could in any way be construed to amend, modify or alter or terminate any one or more instruments or agreements evidencing or relating to any Subordinated Debt.

  7.12    Modifications of Agreements

        No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, make, or agree to make, any modification, amendment or waiver of any of the terms or provisions of, and will not fail to enforce or diligently pursue its remedies under, (i) any and all agreements, documents, instruments and/or certificates executed in connection with any Subordinated Debt, or (ii) any Related Documents (including, without limitation, any Sharps Agreement), in each case as in effect on the Closing Date, in a manner adverse to Agent or any Lender.

  7.13    Intellectual Property

        Except as determined by the Credit Parties in their good faith judgment to be no longer necessary or material to the conduct of their business:

          (a)   each Credit Party agrees that it will not do any act, or omit to do any act, whereby Patents of such Credit Party may lapse or become abandoned or dedicated to the public or unenforceable;

          (b)   each Credit Party agrees that it will not do any act, or omit to do any act, whereby Copyrights of such Credit Party may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof; and

          (c)   each Credit Party agrees that it will not do any act, or omit to do any act, whereby Trademarks of such Credit Party may lapse or become invalid or unenforceable or lose value, including by reason of claims of abandonment for non-use or as a result of any failure by such Credit Party to maintain as in the past the quality of the products and services associated with such Trademarks.

  7.14    Status of Parent

        Parent shall not (a) engage in any business other than (i) its ownership of the stock of Borrower and (ii) engaging in those activities that are incidental to (x) the maintenance of its corporate existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities, and (z) entering into, and performing its obligations under, the Loan Documents and Related Documents to which it is a party (b) own any material asset, assets or property, other than its equity interests in Borrower and general intangibles resulting from the Loan Documents, (c) incur any Indebtedness or Contingent Obligations (other than Indebtedness and Contingent Obligations arising from the Loan Documents to which they are a party), or (d) grant any Liens in any of its Property (other than Liens granted to Agent, for the benefit of itself and Lenders, under the Loan Documents).

  7.15    Patriot Act

        None of Sponsor, any Credit Party or any Subsidiary of any Credit Party (i) is currently or will become a Person whose property or interests in property are blocked or subject to blocking pursuant to the Executive Order, (ii) will engage in any in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (iii) will otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

VIII.    EVENTS OF DEFAULT

  8.1    Events of Default.

        The occurrence of any one or more of the following shall constitute an "Event of Default":

          (a)   (i) any Credit Party shall fail to pay any principal when due (in all cases, whether on any payment date, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise) or (ii) any Credit Party shall fail to pay any interest hereunder or under any of the other Loan Documents when due and such failure continues for three (3) calendar days or (iii) any Credit Party shall fail to pay any other amount (other than amounts described in clauses (i) and (ii) above) on the Obligations or provided for in any Loan Document when due and such failure continues for five (5) calendar days;

          (b)   any representation, statement or warranty made or deemed made by any Credit Party in any Loan Document or in any other certificate, document, report or opinion delivered pursuant to any Loan Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect) except those made as of a specific date;

          (c)   other than as set forth in Section 8.1(a), any Credit Party shall be in violation, breach or default of, or shall fail to perform, observe or comply with, any covenant, obligation or agreement set forth in, or any event of default occurs under, any Loan Document and such violation, breach, default, event of default or failure shall not be cured within the applicable period, if any, set forth in the applicable Loan Document; provided that, with respect to the affirmative covenants set forth in Article VI (other than Sections 6.1 (for which there shall be a cure period of five (5) days), 6.2, 6.3(b), (f) (to the extent such violation, breach or default of such section results from such Credit Party's failure to maintain its corporate existence), (g) and (h), 6.4, 6.5, 6.8(c), 6.11, or 6.12 for which there shall be no cure period or 6.14 (for which there shall be a cure period of five (5) days)), there shall be a thirty (30) calendar day cure period, if any, commencing from the earlier of (i) Receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any authorized officer thereof knew or became aware of such failure, violation, breach or default;

          (d)   unless resulting solely from the actions or omissions of Agent, in each case, if (i) any of the Loan Documents ceases to be in full force and effect, or (ii) any Lien created thereunder ceases to constitute a valid first priority (other than with respect to property or assets subject to Priority Permitted Liens) perfected Lien on the Collateral in accordance with the terms thereof, or Agent, for the benefit of itself and Lenders, ceases to have a valid perfected first priority security interest in (subject to Priority Permitted Liens) any material portion of the Collateral or any securities pledged to Agent, for the benefit of itself and Lenders, pursuant to the Security Documents;

          (e)   one or more judgments or decrees is rendered against the Credit Parties or any of them in an amount in excess of $100,000 individually or $250,000 in the aggregate (excluding judgments to the extent covered by third party insurance of such Persons where such coverage has been acknowledged by such insurance company), which is/are not satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered;

          (f)    (i) any default or breach occurs, which is not cured within any applicable grace period or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations) of any Credit Party in excess of $250,000 individually or in the aggregate, or (y) in the performance, observance or fulfillment by any Credit Party of any provision contained in any agreement, contract, document or instrument to which such Credit Party is a party or to which any of its properties or assets are subject or bound (1) under or pursuant to which any Indebtedness (other than the Obligations) in excess of $250,000 individually or in the aggregate was issued, created, assumed, guaranteed or secured and such default or breach entitles the holder of any such Indebtedness to accelerate the maturity thereof, or (2) that is between any Credit Party and Agent or any Lender or Affiliate of Agent or any Lender (other than the Loan Documents), or (ii) any Indebtedness of any Credit Party in excess of $250,000 individually or in the aggregate is declared to be due and payable or is required to be prepaid prior to the stated maturity thereof, or any obligation of such Credit Party for the payment of Indebtedness in excess of $250,000 individually or in the aggregate (in each case other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs any event which would cause any such obligation to become, or allow any such obligation to be declared, due and payable;

          (g)   any Credit Party shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or shall otherwise be dissolved or liquidated, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;

          (h)   (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Credit Party or the whole or any substantial part of any such Person's properties, (B) approve a petition filed against any Credit Party seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of any Credit Party or of the whole or any substantial part of any such Person's properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against any Credit Party any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, (A) which is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) in respect of which such Credit Party takes any action to indicate its approval of or consent to any such proceeding or petition;

          (i)    (i) any Change of Control occurs, or (ii) any Material Adverse Effect or Material Adverse Change occurs;

          (j)    uninsured damage to, or uninsured loss of any portion of the Collateral occurs that exceeds $500,000 in the aggregate;

          (k)   any Credit Party or any of its directors or senior officers is criminally indicted or convicted of or under (a) a felony, or (b) any law that could lead to a forfeiture of any material (as determined by Agent in its Permitted Discretion) Collateral;

          (l)    the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment against any Credit Party or any of its or their material property or assets or against any of the Collateral, in each case which is/are not satisfied, stayed, vacated, dismissed or discharged within thirty (30) calendar days of being issued or executed;

          (m)  (i) the subordination provisions of any Subordination Agreement and/or the subordination provisions governing any Subordinated Debt or other subordinated obligation shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or (ii) any Person shall contest in any manner the validity or enforceability thereof, deny that it has any further liability or obligation thereunder, or take any action in violation thereof or fail to take any action required by the terms thereof, or (iii) the Obligations, for any reason shall not have the priority contemplated by this Agreement, any Subordination Agreement or such subordination provisions;

          (n)   any Credit Party is enjoined, restrained or in any way prevented by the order of any court or other Governmental Authority from conducting all or any part of its business for more than fifteen (15) calendar days which is reasonably likely to have a Material Adverse Effect; or

          (o)   any termination or default has occurred in respect of any Sharps Agreement or Douglas R. Sharps ceases for any reason to be an officer of, and active in the management of, Sharps & Associates PSC and Douglas R. Sharps is not replaced or Sharps & Associates PSC is not replaced within ninety (90) days thereafter by a person or entity, respectively, that is satisfactory to the Agent in its Permitted Discretion.

Upon the occurrence of an Event of Default, notwithstanding any other provision of any Loan Document, Agent may (and at the request of Requisite Lenders, shall), by notice to Borrower (i) terminate Lenders' obligations hereunder, whereupon the same shall immediately terminate, and (ii) declare all or any of the Loans and/or Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8(g), or (h), in which event all of the foregoing shall automatically and without further act by Agent or any Lender be due and payable and Lenders obligations hereunder shall terminate; in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Credit Parties).

IX.    RIGHTS AND REMEDIES AFTER DEFAULT

  9.1    Rights and Remedies

          (a)   In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuance of an Event of Default, Agent shall have the right to (and at the request of Requisite Lenders, shall) exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of any Credit Party held by Agent, for the benefit of Lenders, or Lenders to reduce the Obligations, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as any Credit Party might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and no Credit Party shall resist or interfere with such action, (vii) at Credit Parties' expense, require that all or any part of the Collateral be assembled and made available to Agent at any place designated by Agent in its Permitted Discretion, (viii) reduce or otherwise change the Facility Cap or Availability or any components thereof, and/or (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Agent, in its Permitted Discretion, shall have the right, at any time that any Credit Party fails to do so within ten (10) days after written demand by Agent, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any of the Obligations; (iii) discharge taxes, levies and/or Liens on any of the Collateral that are in violation of any Loan Document unless such Credit Party is in good faith with due diligence by appropriate proceedings, contesting those items; and (iv) pay for the maintenance, repair and/or preservation of the Collateral. Such expenses and advances shall be payable immediately upon demand and added to the Obligations until reimbursed to Agent and shall be secured by the Collateral, and such payments by Agent shall not be construed as a waiver by Agent or Lenders of any Event of Default or any other rights or remedies of Agent and Lenders.

          (b)   The Credit Parties jointly and severally agree that notice received by any of them at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to any Credit Party. At any sale or disposition of Collateral or securities pledged, Agent may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by the Credit Parties which right is hereby waived and released. The Credit Parties jointly and severally covenant and agree not to, and not to permit or cause any of their Subsidiaries to, interfere with or impose any obstacle to Agent's exercise of its rights and remedies with respect to the Collateral. In dealing with or disposing of the Collateral or any part thereof, Agent and Lenders shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

          (c)   To the extent not otherwise prohibited by law, each Credit Party hereby grants to Agent, for the benefit of itself and the Lenders, after the occurrence and during the continuance of an Event of Default, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Credit Party) to use, assign, license or sublicense any Intellectual Property, now owned or hereafter acquired by such Credit Party, and wherever the same may be located, including in such license reasonable access as to all media in which any of the licensed items may be recorded or stored and to all computer programs and used for the compilation or printout thereof. All proceeds received by Agent or Lenders in connection with such license will be used by Agent or Lenders to satisfy the Obligations.

  9.2    Application of Proceeds

        In addition to any other rights, options and remedies Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder upon the occurrence and continuance of an Event of Default shall be applied in the following order of priority: (i) first, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting the Credit Parties' businesses and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Agent or Lenders may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Agent or Lenders may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys' fees and all expenses, liabilities and advances made or incurred in connection therewith); (ii) second, to the payment of all other Obligations in such order as determined by Agent in its sole discretion; (iii) third, to the satisfaction of indebtedness secured by any subordinate security interest of record in the Collateral if written notification of demand therefor is received before distribution of the proceeds is completed, provided, that, if requested by Agent, the holder of a subordinate security interest shall furnish reasonable proof of its interest, and unless it does so, Agent and Lenders need not address their claims; and (iv) fourth, to the payment of any surplus then remaining to the Credit Parties, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that the Credit Parties shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this Section (other than Section 9.2(iii) to the extent the Obligations have been indefeasibly paid in full in cash and this Agreement and all Commitments hereunder have terminated).

  9.3    Rights to Appoint Receiver

        Without limiting and in addition to any other rights, options and remedies Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuance of an Event of Default, Agent and Lenders shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Agent to enforce its and Lenders' rights and remedies in order to manage, protect and preserve the Collateral, to sell or dispose of the Collateral and continue the operation of the businesses of the Credit Parties and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

  9.4    Attorney in Fact

        Each Credit Party hereby irrevocably appoints Agent, for its benefit and the benefit of Lenders, as its attorney in fact to take any action Agent deems necessary or desirable upon the occurrence and during the continuance of an Event of Default to protect and realize upon its and Lenders' Lien in the Collateral, including the execution and delivery of any and all documents or instruments related to the Collateral in such Credit Party's name, and said appointment shall create in Agent, for its benefit and the benefit of Lenders, a power coupled with an interest.

  9.5    Deposit Accounts

        Without limiting any other provision of any Loan Document and in addition to any other rights, options and remedies, Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of any Event of Default, Agent shall have the right to exercise control over and require that all amounts in all Deposit Accounts of any Credit Party and that all cash payments received by such Credit Party are paid and delivered directly into the Concentration Account or a blocked account under the sole dominion and control of Agent and that all such amounts are immediately transferred into the Concentration Account. Agent hereby acknowledges and agrees that in the event Agent receives any proceeds of funds on deposit in any Deposit Account in accordance with the terms hereof and/or any Deposit Account Control Agreement and, within fifteen (15) days following Agent's actual receipt thereof, the Credit Parties shall have delivered to Agent (1) evidence (including appropriate backup documentation) satisfactory in all respects to Agent in its Permitted Discretion that amounts so received by Agent are Restricted Cash Client Funds; and (2) such other financial information with respect to the Credit Parties as Agent shall request in its Permitted Discretion, then, within seven (7) days following Agent's Receipt of such documentation evidencing Credit Parties' compliance with the foregoing clauses (1) and (2), Agent shall remit to the applicable

Credit Party from proceeds actually received by Agent from such Deposit Accounts an amount equal to the Restricted Cash Client Funds.

  9.6    Rights and Remedies not Exclusive

        Agent shall have the right in its sole discretion to determine which rights, Liens and/or remedies Agent or Lenders may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Agent's or Lenders' rights, Liens or remedies under any Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Agent described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X.    WAIVERS AND JUDICIAL PROCEEDINGS

  10.1    Waivers

        Except as expressly provided for herein, each Credit Party hereby waives set-off, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and, to the extent not prohibited by law, the pleading of any statute of limitations as a defense to any demand under any Loan Document. To the extent not prohibited by law, each Credit Party hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Agent or any Lender to obtain an order of court recognizing the assignment of, or Lien of Agent, for the benefit of itself and Lenders, in and to, any Collateral.

  10.2    Delay; No Waiver of Defaults

        No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Agent's or Lenders' part in enforcing any such provision shall affect the liability of any Credit Party or operate as a waiver of such provision or affect the liability of any Credit Party or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances and/or funding the Term Loans, neither Agent nor any Lender waives any breach of any representation or warranty of any Credit Party under any Loan Document, and all of Agent's and Lenders' claims and rights resulting from any such breach or misrepresentation are specifically reserved.

  10.3    Jury Waiver

        EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

  10.4    Amendment and Waivers

          (a)   Except as otherwise provided herein, no amendment, restatement, modification, termination, cancellation, discharge or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Credit Party from the performance or observance of any provision of this Agreement or any other Loan Document, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders, Agent and Borrower (or such Credit Party); provided, that no consent or agreement by any Credit Party shall be required to amend, restate, modify, terminate or waive any provision of Article XII (other than Section 12.1(g)) so long as no additional duties are required to be assumed by Borrower; and provided, further, that no amendment, modification, termination, or waiver shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (i) increase the Commitment of any individual Lender (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or fees payable with respect to any Loan; (iii) extend the scheduled due date, or reduce the amount due on any scheduled due date, of any installment of principal, interest, or fees payable with respect to any Loan, or waive, forgive, extend, defer or postpone the payment thereof; (iv) change the percentage of the Commitments, of the aggregate unpaid principal amount of the Loans, or of Lenders which shall be required for Lenders or any of them to take any action hereunder (which action shall be deemed to directly affect all Lenders) or alter, as between or among the Revolving Lenders and Term Lenders, the amount payable to each hereunder; (v) except as otherwise permitted herein or in the other Loan Documents, release any Guaranty or release any of the Collateral (which action shall be deemed to directly affect all Lenders) (provided, that consent to such release shall not be required if such release is made after and during the continuance of an Event of Default in connection with the sale or disposition of the Collateral by Agent or in connection with any sale or transfer of assets permitted hereby); (vi) amend, modify or waive this Section 10.4 or the definitions of the terms used in this Section 10.4 insofar as the definitions affect the substance of this Section 10.4 (which action shall be deemed to directly affect all Lenders); and (vii) consent to the assignment or other transfer by any Credit Party or any other party (other than Agent or any Lender) to any Loan Documents of any of their rights and obligations under any Loan Document; and, provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to Lenders required herein above to take such action. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default (if in connection therewith Revolving Lenders have exercised their right to suspend the making or incurrence of further Advances) or any Event of Default shall be effective for purposes of the conditions precedent to the making of Advances unless the same shall be in writing and signed by the Requisite Lenders with respect to the Revolving Lenders and Borrower.

          (b)   Each amendment, restatement, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, restatement, modification, termination or waiver shall be required for Agent, for the benefit of itself and the benefit of Lenders, to take additional Collateral pursuant to any Loan Document.

          (c)   Any amendment, restatement, modification, termination, waiver or consent effected in accordance with this Section 10.4 shall be binding upon Agent, each Lender and the Credit Parties.

XI.    EFFECTIVE DATE AND TERMINATION

  11.1    Effectiveness and Termination

        Subject to Agent's and Lenders rights to accelerate the Loans and terminate and cease making and funding Advances in accordance with this Agreement, this Agreement shall continue in full force and effect until the Maturity Date, unless terminated sooner as provided in this Section 11.1. The Credit Parties may not terminate this Agreement or the Revolving Facility without terminating the entire Agreement and all Loans. Without limiting Borrower's rights to prepay the Obligations under Section 2.11(c), Borrower may terminate this Agreement at any time upon not less than thirty (30) calendar days' prior written notice to Agent and upon full performance and indefeasible payment in full in cash of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) on or prior to such 30th calendar day after Receipt by Agent of such written notice. Upon the earlier of the Maturity Date or any such termination by Borrower, the obligation of Lenders to make Advances under the Revolving Facility shall terminate. All of the applicable Obligations shall be immediately due and payable upon the earlier of the Maturity Date with respect thereto or any such termination on the Maturity Date and the termination date stated in any notice of termination, as applicable (the "Termination Date"). Notwithstanding the foregoing, any termination notice by Borrower pursuant to this Section 11.1 shall be revocable; provided, that any revocation shall be by written notice by Borrower to Agent and to the extent Borrower wishes to terminate this Agreement after any such revocation it shall do so only in compliance with the time periods and other requirements of this Section 11.1 (i.e., once a termination notice is revoked, any subsequent termination notice shall be subject to the full advance notice and effectiveness requirements of this Section 11.1). Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect any Lender's or Agent's rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) have been fully performed and indefeasibly paid in cash in full and this Agreement has terminated. The Liens granted to Agent, for the benefit of itself and Lenders, under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Agent and Lenders shall continue in full force and effect notwithstanding the fact that Borrower's borrowings hereunder may from time to time be in a zero or credit position until all of the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) have been fully performed and indefeasibly paid in full in cash and this Agreement has terminated.

  11.2    Survival

        All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by any Credit Party and Sponsor in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making and funding of the Loans and any termination of this Agreement until all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) are fully performed and indefeasibly paid in full in cash. The obligations and provisions of Sections 6.13, 10.1, 10.3, 11.1, 11.2, 13.1, 13.3, 13.4, 13.7, 13.9, 13.10,

13.11 and 13.12 and Article XII shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.

XII.    AGENCY PROVISIONS

  12.1    Agent

          (a)   Appointment.    Each Lender hereby designates and appoints CapitalSource as the administrative agent, payment agent and collateral agent, under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes CapitalSource, as the administrative agent, payment agent and collateral agent for such Lender, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Agent agrees to act as such on the conditions contained in this Article XII. The provisions of this Article XII are solely for the benefit of Agent and Lenders, and the Credit Parties shall not have any rights as a third-party beneficiary of any of the provisions of this Article XII other than Section 12.1(g)(ii) and the second sentence of Section 12.1(h)(iii). Agent may perform any of its duties hereunder, or under the other Loan Documents, by or through its agents or employees.

          (b)   Nature of Duties.    In performing its functions and duties under this Agreement, Agent is acting solely on behalf of Lenders and its duties are administrative in nature and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders, other than as expressly set forth herein and in the other Loan Documents, or the Credit Parties. Agent shall have no duties, obligations or responsibilities, except those expressly set forth in this Agreement or in the other Loan Documents. Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Except for information, notices, reports, and other documents expressly required to be furnished to Lenders by Agent hereunder or given to Agent for the account of or with copies for Lenders, each Lender shall make its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of the Credit Parties, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send prior written notice thereof to each Lender. Agent shall promptly notify (in writing) each Lender any time that the applicable percentage of Lenders have instructed Agent to act or refrain from acting pursuant hereto.

          (c)   Rights, Exculpation, Etc.    Neither Agent nor any of its officers, directors, managers, members, equity owners, employees or agents shall be liable to any Lender for any action lawfully taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith. Notwithstanding the foregoing, Agent shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder, and Agent shall be liable with respect to its own gross negligence or willful misconduct. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account. Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties made by the Credit Parties herein or in any other Loan Document or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of the Credit Parties. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Loan Documents or the financial condition of the Credit Parties, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the applicable percentage of Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of Lenders and notwithstanding the instructions of Lenders, Agent shall have no obligation to take any action if it, in good faith believes that such action exposes Agent or any of its officers, directors, managers, members, equity owners, employees or agents to any personal liability unless Agent receives an indemnification reasonably satisfactory to it from Lenders with respect to such action.

          (d)   Reliance.    Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

          (e)   Indemnification.    Each Lender, severally and not (i) jointly or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless Agent and its officers, directors, managers, members, equity owners, employees and agents (to the extent not reimbursed by the Credit Parties), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this subsection of the total outstanding obligations (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Pro Rata Share immediately prior to such date of the total outstanding obligations), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent or any of its officers, directors, managers, members, equity owners, employees or agents in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Agent under this Agreement or any of the other Loan Documents; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent's gross negligence or willful misconduct. The obligations of Lenders under this Article XII shall survive the payment in full of the Obligations and the termination of this Agreement.

          (f)    CapitalSource Individually.    With respect to the Loans made by it, and the Notes issued to it, CapitalSource shall have and may exercise the same rights and powers hereunder and under the other Loan Documents and is subject to the same obligations and liabilities as and to the extent set forth herein and the other Loan Documents as any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include CapitalSource in its individual capacity as a Lender or one of the Requisite Lenders. CapitalSource (and its Affiliates) may lend money to or purchase equity interests in, and generally engage in any kind of banking, trust or other business with, any Credit Party or any Subsidiary or Affiliates of any Credit Party as if it were not acting as Agent pursuant hereto.

          (g)   Successor Agent.

              (i)    Resignation.    Agent may resign from the performance of all or part of its functions and duties hereunder at any time by giving at least thirty (30) days' prior written notice to Borrower and Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided below.

             (ii)    Appointment of Successor.    Upon any such notice of resignation pursuant to clause (g)(i) of this Section 12.1(g), Requisite Lenders shall appoint a successor Agent reasonably acceptable to Borrower, which consent shall not be unreasonably withheld, delayed or conditioned (provided, that, such consent shall not be required if any Event of Default exists). If a successor Agent shall not have been so appointed within said thirty (30) day period, the retiring Agent, upon notice to Borrower, may, on behalf of Lenders, then appoint a successor Agent reasonably acceptable to Borrower, which consent shall not be unreasonably withheld, delayed or conditioned (provided, that, such consent shall not be required if any Event of Default exists), who shall serve as Agent until such time, as Requisite Lenders, appoint a successor Agent as provided above. If no successor Agent has been appointed pursuant to the foregoing within said thirty (30) day period, the resignation shall become effective and Requisite Lenders shall thereafter perform all the duties of Agent hereunder, until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

            (iii)    Successor Agent.    Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed, to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and, upon the earlier of such acceptance or the effective date of the retiring Agent's resignation, the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, except that any indemnity rights or other rights in favor of such retiring Agent shall continue. After any retiring Agent's resignation as Agent under the Loan Documents, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

          (h)   Collateral Matters.

              (i)    Collateral.    Each Lender agrees that any action taken by Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents relating to the Collateral, and the exercise by Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and Agent. Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection herewith and with the Loan Documents in connection with the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and any Subordination Agreement and accept delivery of each such agreement delivered by the Credit Parties or any of their Subsidiaries; (iii) act as collateral agent for Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents relating to the Collateral; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to such Agent and Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

             (ii)    Release of Collateral.    Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien granted to or held by Agent for the benefit of Lenders upon any property covered by the Loan Documents (A) upon termination of this Agreement and payment and satisfaction in full of all Obligations; (B) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of the Loan Documents (and Agent may rely in good faith conclusively on any such certificate, without further inquiry); or (C) constituting property leased to any Credit Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended.

            (iii)    Confirmation of Authority; Execution of Releases.    Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 12.1(h)(i) and (ii)), each Lender agrees to confirm in writing, upon request by Borrower, the authority to release any property covered by this Agreement or the Loan Documents conferred upon Agent under Section 12.1(h)(ii). So long as no Event of Default is then continuing, upon receipt by Agent of confirmation from the requisite percentage of Lenders of its authority to release any particular item or types of property covered, by this Agreement or the other Loan Documents, and upon at least five (5) Business Days' prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon such Collateral; provided, that (A) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty (other than that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising under the Loan Documents or from such Person's own acts), and (B) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Credit Parties in respect of) all interests retained by the Credit Parties including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the other Loan Documents.

            (iv)    Absence of Duty.    Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by this Agreement or the other Loan Documents exists or is owned by any Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent on behalf of Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 12.1(h) or in any of the other Loan Documents, it being understood and agreed that in respect of the property covered by this Agreement or the other Loan Documents or any act, omission, or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in property covered by this Agreement or the other Loan Documents as one of Lenders and Agent shall have no duty or liability whatsoever to any of the other Lenders; provided, that Agent shall exercise the same care which it would in dealing with loans for its own account. Notwithstanding the foregoing, Agent shall be liable with respect to its own gross negligence or willful misconduct.

          (i)    Agency for Perfection.    Each Lender hereby appoints Agent as agent for the purpose of perfecting Lenders' security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such Collateral to Agent or in accordance with Agent's instructions.

          (j)    Exercise of Remedies.    Except as set forth in Section 12.3, each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Loan Document or to realize upon any collateral security for the Loans, it being understood and agreed that such rights and remedies may be exercised only by Agent.

  12.2    Consents

        In the event Agent requests the consent of a Lender and does not receive a written denial thereof within five (5) Business Days after such Lender's receipt of such request, then such Lender will be deemed to have given such consent so long as such request contained a notice stating that such failure to respond within five (5) Business Days would be deemed to be a consent by such Lender.

  12.3    Set-off and Sharing of Payments

        In addition to any rights and remedies now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by the Credit Parties at any time or from time to time, to the fullest extent permitted by law, with reasonably prompt subsequent notice to Borrower or to any other Person (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances (general or special, time or demand, provisional or final) held by such Lender at any of its offices for the account of any Credit Party (regardless of whether such balances are then due to any Credit Party), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of any Credit Party, against and on account of any of the Obligations which are not paid when due; except that no Lender shall exercise any such right without prior written notice to Agent; provided, that the failure to give notice to any Credit Party or to any other Person shall not affect the validity of such set-off and application. Any Lender which has exercised its right to set-off or otherwise has received any payment on account of the Obligations shall, to the extent the amount of any such set off or payment exceeds its Pro Rata Share of payments obtained by all of the Lenders on account of such Obligations, purchase for cash (and the other Lenders or holders of the Loans shall sell) participations in each such other Lender's or holder's Pro Rata Share of Obligations as would be necessary to cause such Lender to share such excess with each other Lenders or holders in accordance with their respective Pro Rata Shares; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such purchasing Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery. Each Credit Party agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set-off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders, and (b) any Lender or holder so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of Loans and other Obligations in the amount of such participation.

  12.4    Disbursement of Funds

        Agent may, on behalf of Revolving Lenders, disburse funds to Borrower for Advances requested. Each Revolving Lender shall reimburse Agent on demand for its Pro Rata Share of all funds disbursed on its behalf by Agent, or if Agent so requests, each Revolving Lender will remit to Agent its Pro Rata Share of any Advance before Agent disburses same to Borrower. If Agent elects to require that funds be made available prior to disbursement to Borrower, Agent shall advise each Revolving Lender by telephone, telex or telecopy of the amount of such Revolving Lender's Pro Rata Share of such requested Advance no later than one (1) Business Day prior to the funding date applicable thereto, and each such Revolving Lender shall pay Agent such Revolving Lender's Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent's account not later than 3:00 p.m. (New York City time). If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 12.4 shall be without premium or penalty. Nothing in this Section 12.4 or elsewhere in this Agreement or the other Loan Documents, including without limitation the provisions of Section 12.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

  12.5    Settlements; Payments and Information

          (a)   Advances; Payments; Interest and Fee Payments.

            (i)    The amount of outstanding Loans pursuant to Advances may fluctuate from day to day through Agent's disbursement of funds to, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Agent and each Lender notwithstanding terms to the contrary set forth in Section 12.4, Advances and repayments may be settled according to the procedures described in Sections 12.5(a)(ii) and 12.5(a)(iii) of this Agreement. Payments of principal, interest and fees in respect of the Loans will be settled, in accordance with each Revolving Lender's Pro Rata Share on the first Business Day after such payments are received. Notwithstanding these procedures, each Lender's obligation to fund its Pro Rata Share of any Advances made by Agent to Borrower will commence on the date such Advances are made by Agent; provided, nothing contained in this Agreement shall obligate a Lender to make an Advance at any time any Default or Event of Default exists. Such payments will be made by such Lender without set-off, counterclaim or reduction of any kind.

            (ii)   Once each week, or more frequently (including daily), if Agent so elects (each such day being a "Settlement Date"), Agent will advise each Lender by 1:00 p.m. (New York City time) on a Business Day by telephone, telex, or telecopy of the amount of each such Lender's Pro Rata Share of the outstanding Loans. In the event payments are necessary to adjust the amount of such Lender's share of the Loans to such Lender's Pro Rata Share of the Loans, the party from which such payment is due will pay the other party, in same day funds, by wire transfer to the other's account not later than 3:00 p.m. (New York City time) on the Business Day following the Settlement Date.

            (iii)  On the first Business Day of each month ("Interest Settlement Date"), Agent will advise each Lender by telephone or facsimile of the amount of interest and fees charged to and collected from Borrower for the proceeding month in respect of the applicable Loans. Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender's account (as specified by such Lender on Schedule A of this Agreement as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 3:00 p.m. (New York City time) on the next Business Day following the Interest Settlement Date such Lender's share of such interest and fees.

          (b)   Availability of Lenders' Pro Rata Share.

            (i)    Unless Agent has been notified by a Revolving Lender prior to any proposed funding date of such Lender's intention not to fund its Pro Rata Share of the Advance amount requested by Borrower, Agent may assume that such Lender will make such amount available to Agent on the proposed funding date or the Business Day following the next Settlement Date, as applicable; provided, nothing contained in this Agreement shall obligate a Lender to make an Advance at any time any Default or Event of Default exists. If such amount is not, in fact, made available to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim, or deduction of any kind.

            (ii)   Nothing contained in this Section 12.5(b) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Agent or Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

          (c)   Return of Payments.

            (i)    If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from any Credit Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

            (ii)   If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

  12.6    Dissemination of Information

        Upon request by a Lender, Agent will distribute promptly to such Lender, unless previously provided by any Credit Party to such Lender, copies of all notices, schedules, reports, projections, financial statements, agreements and other material and other information, including, without limitation, financial and reporting information received from the Credit Parties or generated by a third party (and excluding only internal information generated by CapitalSource for its own use as a Lender or as Agent), as provided for in this Agreement and the other Loan Documents as received by Agent. Agent shall not be liable to any of the Lenders for any failure to comply with its obligations under this Section 12.6, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct and results in demonstrable damages to such Lender.

XIII.    MISCELLANEOUS

  13.1    Governing Law; Jurisdiction; Service of Process; Venue

        The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to its choice of law provisions. Any judicial proceeding against any Credit Party with respect to the Obligations, any Loan Document or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of Maryland. By execution and delivery of each Loan Document to which it is a party, each Credit Party (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 13.5 hereof, and (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue, convenience or forum non conveniens. Nothing shall affect the right of Agent or any Lender to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Credit Party in the courts of any other jurisdiction having jurisdiction. Any judicial proceedings against Agent or any Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of Maryland. All parties acknowledge that they participated in the negotiation and drafting of this Agreement with the assistance of counsel and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

  13.2    Successors and Assigns; Assignments and Participations

          (a)   Each Lender may, with the prior written consent of Borrower (which consent shall not be unreasonably withheld or delayed and which consent shall not be required (i) in connection with an assignment to an Affiliate, (ii) in connection with any transaction described in Section 13.2(f) hereof, or (iii) after the occurrence and during the continuance of an Event of Default) and with the consent of Agent, at any time assign, transfer or sell all or a portion of its rights and delegate all or a portion of its obligations under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loans, Obligations and/or Collateral) to one or more Persons (a "Transferee"); provided, that such Transferee and such assigning Lender shall execute and deliver to Agent for acceptance and recording in the Register, a Lender Addition Agreement, which shall be in form and substance reasonably acceptable to Agent in its Permitted Discretion. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Lender Addition Agreement, (i) the Transferee thereunder shall be a party hereto and, to the extent provided in such Lender Addition Agreement, have the same rights, benefits and obligations as it would if it were a Lender hereunder, (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment or assigned portion thereof, as the case may be, to the extent that such obligations shall have been expressly assumed by the Transferee pursuant to such Lender Addition Agreement (and, in the case of a Lender Addition Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but shall nevertheless continue to be entitled to the benefits of Sections 13.4 and 13.7). Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the Transferee and that the Transferee shall be considered to be a "Lender" hereunder. No Credit Party may sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including such Credit Party's rights, title, interests, remedies, powers, and duties hereunder or thereunder.

          (b)   Agent, on behalf of Borrower, shall maintain, at its address referred to in Section 13.5 a copy of each Lender Addition Agreement delivered to it and a written or electronic register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, and the Notes evidencing such Loans owned by, each Lender from time to time. Notwithstanding anything in this Agreement to the contrary, each of the Credit Parties, Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans, the Notes and the Commitment recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a Lender Addition Agreement executed by an assigning Lender and an Transferee, Agent shall (i) promptly accept such Lender Addition Agreement and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give prompt notice of such acceptance and recordation to the Lenders and Borrower. On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned, and Borrower, at its own expense, shall, upon the request of Agent, the assigning Lender or the Transferee, as applicable, execute and deliver to Agent, within five (5) Business Days of any request, new Notes to reflect the interest held by the assigning Lender and its Transferee.

          (c)   In addition to assignments, transfers and/or sales pursuant to Section 13.2(a), each Lender may at any time sell participations in all or any part of its rights and obligations under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loans) to one or more Persons (each, a "Participant"). In the event of any such sale by a Lender of a participation to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. Any agreement pursuant to which any Lender shall sell any such participation shall provide that such Lender shall retain the sole right and responsibility to exercise such Lender's rights and enforce each Credit Party's obligations hereunder, including the right to consent to any amendment, supplement, modification or waiver of any provision of this Agreement or any of the other Loan Documents; provided, that such participation agreement may provide that such Lender will not agree, without the consent of the Participant, to any amendment, supplement, modification or waiver of: (i) any reduction in the principal amount, interest rate or fees payable with respect to any Loan in which such holder participates; (ii) any extension of the termination date of this Agreement or the date fixed for any payment of principal, interest or fees payable with respect to any Loan in which such holder participates; and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the Loan Documents). The Credit Parties hereby acknowledge and agree that the Participant under each participation shall, solely for the purposes of Sections 10.4, 13.4 and 13.7 of this Agreement be considered to be a "Lender" hereunder.

          (d)   Except as otherwise provided in this Section 13.2 no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans or other Obligations owed to such Lender. Each Lender may furnish any information concerning the Credit Parties in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to confidentiality requirements hereunder. Each Credit Party agrees to provide commercially reasonable best efforts to assist any Lender in assigning or selling participations in all or any part of any Loans made by such Lender to another Person identified by such Lender; provided, that such assistance shall not (i) result in any expense to such Credit Party or (ii) require such Credit Party to make any representations or warranties that are inconsistent with this Agreement.

          (e)   Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement, including, without limitation, the Loans owing to it and the Notes held by it and the other Loan Documents and Collateral.

          (f)    Notwithstanding anything in the Loan Documents to the contrary, (i) CapitalSource and its Affiliates shall not be required to execute and deliver a Lender Addition Agreement in connection with any transaction involving its and their Affiliates, lenders or funding or financing sources, (ii) no lender to or Affiliate, funding or financing source of CapitalSource or its Affiliates shall be considered a Transferee, (iii) there shall be no limitation or restriction on CapitalSource's ability to assign or otherwise transfer any Loan Document, Commitment or Obligation (or any of its rights thereunder or interest therein) to any such Affiliate or lender or financing or funding source and (iv) there shall be no limitation or restriction on the ability of any lender to or any funding or financing source of CapitalSource or its Affiliates to assign or otherwise transfer a Loan Document, Obligation or Commitment; provided, that CapitalSource shall continue at all times to service its Commitment and Loans and shall continue to be vested with the entitlement in its sole and absolute discretion to enter into modifications of and waivers with respect to the Loan Documents and shall continue to be liable as a "Lender" under the Loan Documents unless such Affiliate, lender or funding or financing source executes a Lender Addition Agreement and thereby becomes a "Lender".

          (g)   The Loan Documents shall be binding upon inure and to the benefit of each Lender, Agent, Transferees, Participants (to the extent expressly provided therein only) and all future holders of the Notes, the Obligations and/or any of the Collateral, and each of their respective successors and assigns. Each Loan Document shall be binding upon the Persons other than Lender and Agent that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Agent. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of any Credit Party. Nothing contained in any Loan Document shall be construed as a delegation to Agent or any Lender of any other Person's duty of performance. THE CREDIT PARTIES ACKNOWLEDGE AND AGREE THAT AGENT OR ANY LENDER AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND REISSUE (WITHOUT SUBSTANTIVE CHANGES OTHER THAN THOSE RESULTING FROM SUCH DIVISION) THE NOTES, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS, IN EACH CASE ON THE TERMS AND CONDITIONS PROVIDED HEREIN. Each Transferee and Participant shall have all of the rights and benefits with respect to the Obligations, Notes, Collateral and/or Loan Documents held by it as fully as if the original holder thereof, provided that, notwithstanding anything to the contrary in any Loan Document, no Credit Party shall be obligated to pay under this Agreement to any Transferee or Participant any sum in excess of the sum which it would have been obligated to pay to the selling Lender had such participation not been effected. Notwithstanding any other provision of any Loan Document, Agent and Lenders may disclose to any Transferee or Participant all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document; provided, that Transferees and Participants shall be subject to the confidentiality provisions contained herein that are applicable to Agent and Lenders.

        13.3    Application of Payments

        To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent of any Lender and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent or any Lender. Except as specifically provided in this Agreement, any payments with respect to the Obligations received shall be credited and applied in such manner and order as Agent shall decide in its sole discretion.

        13.4    Indemnity

        The Credit Parties, jointly and severally, hereby indemnify Agent and each Lender, their respective Affiliates and managers, members, officers, employees, agents, representatives, successors, assigns, accountants and attorneys (collectively, the "Indemnified Persons") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel and in-house documentation and diligence fees and legal expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that a final and nonappealable order of judgment binding on such Indemnified Person of a court of competent jurisdiction determines that any of the foregoing arises out of the gross negligence or willful misconduct of such Indemnified Person. If any Indemnified Person uses in-house counsel for any purpose for which the Credit Parties are responsible to pay or indemnify, the Credit Parties expressly agree that their indemnification obligations include reasonable charges for such work commensurate with such Indemnified Person's ordinary course fee structure for in-house counsel. Agent agrees to give Borrower written notice of any event of which Agent becomes aware for which indemnification may be required under this Section 13.4, and Agent may elect (but is not obligated) to direct the defense thereof. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an "Insured Event"), Agent agrees not to exercise its right to select counsel to defend the event if that would cause Borrower's insurer to deny coverage; provided, that Agent reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Agent or any Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that the Credit Parties have paid to Agent or any Lender pursuant to the indemnity set forth in this Section 13.4, then Agent and/or any such Lender shall promptly pay to Borrower the amount of such recovery. Without limiting any of the foregoing, the Credit Parties, jointly and severally, indemnify the Indemnified Parties for all claims for brokerage fees or commissions (other than claims of a broker with whom such Indemnified Party has directly contracted in writing) which may be made in connection with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document, any Related Document or any other agreement, document or transaction contemplated thereby.

        13.5    Notice

        Any notice or request under any Loan Document shall be given to any party to this Agreement at such party's address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 13.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a "Receipt"): (i) registered or certified mail, return receipt requested, on the date on which such notice or request is received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

        13.6    Severability; Captions; Counterparts; Facsimile Signatures

        If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

        13.7    Expenses

        The Credit Parties shall pay to Agent, whether or not the Closing occurs, all reasonable costs and expenses incurred by Agent, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable attorneys' fees and expenses, (i) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (ii) arising in any way out of administration of the Obligations as a result of the taking or refraining from taking by Agent or any Lender of any action requested by any Credit Party, (iii) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument as a result of any action requested by a Credit Party, (iv) in connection with all actions, visits, audits and inspections undertaken by Agent or Lenders to the extent provided in the Loan Documents, and/or (v) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument. The Credit Parties shall pay to Agent and Lenders, whether or not the Closing occurs, all reasonable costs and expenses incurred by Agent or Lenders, including, without limitation, reasonable attorneys' fees and expenses, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Agent's, for the benefit of itself and Lenders, Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (iii) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Agent's and/or Lenders' transactions with the Credit Parties, and/or (iv) arising out of or relating to any Default or Event of Default or occurring thereafter or as a result thereof. All of the foregoing shall be charged to Borrower's account and shall be part of the Obligations. If Agent or any Lender uses in-house counsel for any purpose under any Loan Document for which the Credit Parties are responsible to pay or indemnify, the Credit Parties expressly agree that their Obligations include reasonable charges for such work commensurate with the Agent's or Lender's ordinary course fee structure for in-house counsel. Without limiting the foregoing, Borrower shall pay all taxes (other than taxes based upon or measured by each Lender's income or revenues or any personal property tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements.

        13.8    Entire Agreement

        This Agreement and the other Loan Documents to which the Credit Parties are parties constitute the entire agreement between and among the Credit Parties, Agent and Lenders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings (including but not limited to the commitment letter dated February 20, 2004 and the proposal term sheet dated December 19, 2003) if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower, Agent and Lenders or Requisite Lenders, as appropriate. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof. The schedules attached hereto may be amended or supplemented by Borrower upon delivery to Agent of such amendments or supplements and, except as expressly provided otherwise in this Agreement, the written approval thereof by Agent.

        13.9    Approvals and Duties

        Unless expressly provided herein or applicable law to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is subject of any Loan Document may be granted or withheld by Agent or Lenders, as applicable, in their sole and absolute discretion. Other than Agent's duty of reasonable care with respect to Collateral delivered pursuant to the Loan Documents, Agent and Lenders shall have no responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.

        13.10    Publicity

        Agent and each Lender reserve the right to review and approve all materials that the Credit Parties or any of their Affiliates prepare that contain Agent's or such Lender's name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby, provided, that Borrower shall not be required to obtain advance approval from Agent or any Lender of any disclosure required by law so long as Borrower furnishes Agent and Lenders with a copy of such disclosure. The Credit Parties shall not, and shall not permit any of their Affiliates to, use either Agent's or any Lender's name (or the name of any of Agent's or any Lenders' Affiliates) in connection with any of its business operations, provided, that Borrower may disclose the Lenders' names, the aggregate principal amount of the Loans outstanding and other principal terms of such Loans to (x) its accountants, consultants, shareholders and other equity owners and prospective purchasers of debt or equity securities of Borrower so long as Borrower informs such prospective purchasers of the confidential nature of such information and such Persons agree in writing not to disclose the same to any other Person and (y) Governmental Authorities regulating the Business in accordance with applicable legal requirements. Nothing contained in any Loan Document is intended to permit or authorize any Credit Party or any of its Affiliates to contract on behalf of Agent or any Lender. The Credit Parties agree that Agent or any Affiliate of Agent may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes, and (ii) use any Credit Party's name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.

        13.11    Release of Collateral

        Subject to Section 12.3, promptly following full performance and satisfaction and indefeasible payment in full in cash of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) and the termination of this Agreement, the Liens created hereby shall terminate and Agent and Lenders shall execute and deliver such documents, at the Credit Parties' expense, as are necessary to release Lenders' Liens in the Collateral and shall return the Collateral to the Credit Parties; provided, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent or any Lender and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent or any Lender. Agent and Lenders shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person's own acts.

        13.12    No Consequential Damages

        Neither Agent nor any Lender, nor any agent or attorney of Agent or any Lender, shall be liable to any Credit Parties or any other Person or any theory of liability for any special, indirect, consequential or punitive damages.

        13.13    Confidentiality

        Each of the Agent and the Lenders shall maintain in confidence in accordance with its customary procedures for handling confidential information, all written information that any Credit Party furnishes to the Agent or any Lender on a confidential basis clearly marked as such ("Confidential Information"), other than any such Confidential Information that becomes generally available to the public other than as a result of a breach by the Agent or any Lender of its obligations hereunder or that is or becomes available to the Agent or such Lender from a source other than a Credit Party or any of their authorized representatives, and that is not, to the actual knowledge of the recipient thereof, subject to obligations of confidentiality with respect thereto; provided, that the Agent and each Lender shall in any event have the right to deliver copies of any such documents, and to disclose any such information to:

        (a)    its directors, officers, trustees, partners, employees, agents, attorneys and professional consultants who have been informed of the obligations of confidentiality with respect thereto on the terms set forth in this Section 13.13, and its lenders and other financing sources who are subject to customary confidentiality obligations and its portfolio management services and rating agencies;

        (b)    its Affiliates who are subject to obligations of confidentiality with respect thereto on the terms set forth in this Section 13.13, any other Lender and any successor Agent;

        (c)    any Person to which such Lender offers to sell any Loan or any part thereof or interest or participation therein (provided, such Person agrees to keep such information confidential on the terms set forth in this Section 13.13);

        (d)    any securities exchange, federal or state regulatory authority or examiner, or any insurance industry association, regulating or having jurisdiction over the Agent or such Lender; and

        (e)    any other Person to which such delivery or disclosure may be necessary or appropriate (i) in compliance with any applicable law, rule, regulation or order, (ii) in response to any subpoena or other legal process or informal investigative demand, (iii) in connection with any litigation to which the Agent or such Lender is a party, or (iv) in connection with the enforcement of the rights and remedies of the Agent or the Lenders under this Agreement and the other Loan Documents at any time when an Event of Default shall have occurred and be continuing; provided, that in the case of disclosure pursuant to clause (i), (ii) or (iii) above, Agent or such Lender shall use reasonable efforts to give Credit Parties prior notice of the proposed disclosure and an opportunity to obtain a protective order with respect to such information.

XIV.    GUARANTY

        14.1    Guaranty

        (a)    Each Guarantor hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations, now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any proceeding of Borrower or any other Credit Party under any Debtor Relief Laws), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by Borrower, the "Guaranteed Obligations"), and agrees to pay any and all costs, fees and expenses (including counsel fees and expenses) incurred by Agent and Lenders in enforcing any rights under the guaranty set forth in this Article XIV. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by Borrower or any other Credit Party to Agent and Lenders under any Loan document, but for the fact that they are unenforceable or not allowable due to the existence of any proceeding under any Debtor Relief Laws involving Borrower or any other Credit Party.

        (b)    It is the intent of each Guarantor and Agent that each Guarantor's maximum obligations hereunder shall be up to, but not in excess of, the maximum amount which would not otherwise cause the Guaranteed Obligations to be avoidable or unenforceable against such Guarantor under (i) Section 548 of the Bankruptcy Code (in any case commenced by or against such Guarantor within one (1) year from the date on which any of the Guaranteed Obligations are incurred), (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in any case or proceeding by virtue of Section 544 of the Bankruptcy Code, or (iii) any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any receivership, readjustment of debt, dissolution, liquidation or similar debtor relief laws), without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any case or proceeding commenced by or against such Guarantor in any case or proceeding of any nature. (The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations shall be determined in any such case or proceeding shall be referred to herein as the "Avoidance Provisions").

        (c)    To the extent set forth in subsections (i), (ii), and (iii) of clause (b) above, but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance under the Avoidance Provisions, if any Guarantor is not deemed to have received valuable consideration or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render such Guarantor insolvent, or cause such Guarantor to have incurred debts beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by such Guarantor, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations, as so reduced, to be subject to avoidance under the Avoidance Provisions. This section is intended solely to preserve the rights of the Agent and the Lenders, and neither Guarantor nor any other Person shall have any right or claim under this section against the Agent and the Lenders that would not otherwise be available to such person under the Avoidance Provisions.

        14.2    Guaranty Absolute

        Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law regulation or order now or hereafter in effect in any jurisdiction affecting any such terms or the rights of Agent or Lenders with respect thereto. The obligations of each Guarantor under this Article XIV are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Credit Party or whether any Credit Party is joined in any such action or actions. The liability of each Guarantor under this Article XIV shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

        (a)    any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

        (b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Credit Party or otherwise;

        (c)    any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

        (d)    any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Credit Party; or

        (e)    any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Agent or Lenders that might otherwise constitute a defense available to, or a discharge of, any Credit Party or any other guarantor or surety.

        This Article XIV shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned to Agent or Lenders or any other Person upon the insolvency, bankruptcy or reorganization of Borrower or any other Credit Party or otherwise, all as though such payment had not been made.

        14.3    Waiver

        Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XIV and any requirement that Agent or Lenders exhaust any right or take any action against any other Credit Party or any other Person or any Collateral. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 14.3 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article XIV, and acknowledges that this Article XIV is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

        14.4    Continuing Guaranty; Assignments

        This Article XIV is a continuing guaranty and shall (a) remain in full force and effect until the indefeasible cash payment in full of the Guaranteed Obligations and all other amounts payable under this Article XIV, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of, and be enforceable by, Agent and Lenders and their successor, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and the Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in this Agreement.

        14.5    Subrogation

        No Guarantor will exercise any rights that it may now or hereafter acquire against any other Credit Party or any other guarantor or that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this Article XIV, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent and Lenders against any other Credit Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law including, without limitation, the right to take or receive from any other Credit party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Article XIV shall have been indefeasibly paid in full in cash and all commitments to lend hereunder shall have terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent and Lenders and shall forthwith be paid to Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XIV, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XIV thereafter arising. If (i) any Guarantor shall make payment to Agent and Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article XIV shall be paid in full in cash and (iii) all Commitments to lend hereunder shall have been terminated, Agent and Lenders will, at such Guarantor's request and expense, execute and deliver to such Guarantor or appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, each of the parties has duly executed this Revolving Credit, Term Loan and Security Agreement as of the date first written above.

BORROWER:
TSI ACQUISITION CO., INC. (to be merged with and into TROVER SOLUTIONS, INC. on the Closing Date)
By: /s/ Douglas R. Sharps Name: Douglas R. Sharps Title: Chief Financial Officer
1600 Watterson Tower Louisville, Kentucky 40218 Attention: Douglas R. Sharps Telephone: (502) 454-1365 FAX: (502) 454-1065 E-MAIL: dsharps@troversolutions.com
OTHER CREDIT PARTIES:
TSI HOLDING CO., INC.
By: /s/ Douglas R. Sharps Name: Douglas R. Sharps Title: Chief Financial Officer
c/o Tailwind Capital Partners LLC 390 Park Avenue 17th Floor New York, New York 10022 Attention: Mr. Geoffrey Raker Telephone: (212) 271-3800 FAX: (212) 271-3749 E-MAIL: graker@tailwindcap.com
TRANSPAC SOLUTIONS, INC.
By: /s/ Douglas R. Sharps Name: Douglas R. Sharps Title: Chief Financial Officer
1600 Watterson Tower Louisville, Kentucky 40218 Attention: Douglas R. Sharps Telephone: (502) 454-1365 FAX: (502) 454-1065 E-MAIL: dsharps@troversolutions.com

TROVERIS, LLC
By: /s/ Douglas R. Sharps Name: Douglas R. Sharps Title: Chief Financial Officer
1600 Watterson Tower Louisville, Kentucky 40218 Attention: Douglas R. Sharps Telephone: (502) 454-1365 FAX: (502) 454-1065 E-MAIL: dsharps@troversolutions.com
TROVERIS INTELLECTUAL PROPERTY, LLC
By: /s/ Douglas R. Sharps Name: Douglas R. Sharps Title: Chief Financial Officer
1600 Watterson Tower Louisville, Kentucky 40218 Attention: Douglas R. Sharps Telephone: (502) 454-1365 FAX: (502) 454-1065 E-MAIL: dsharps@troversolutions.com
AGENT AND A LENDER:
CAPITALSOURCE FINANCE LLC
By: /s/ Shaila Lakhani Ohri Name: Shaila Lakhani Ohri Title: Senior Counsel

CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attention: Healthcare Finance Group, Portfolio Manager
Telephone: (301) 841-2700
FAX: (301) 841-2889
E-MAIL: sklose@capitalsource.com

Schedule 6.8

Post Closing Deliverables

        In accordance with and in furtherance of the provisions of Section 6.8 of the Agreement, the following actions, items and deliverables, which were not completed on or before the Closing Date, shall be completed, taken and/or delivered to Agent's satisfaction on or before the respective date specified below. The Credit Parties acknowledge that Agent is accommodating them by permitting the Credit Parties to complete the following actions, items and deliverables on a post-Closing basis. As such, the failure to take, comply with or provide any of the actions or items referred to herein on or before such date shall constitute and be deemed an immediate Event of Default under the Agreement, without further notice or action by or on behalf of the Agent, any Lender or any other Person. Nothing in this Schedule 6.8 shall limit the effect of any provision of the Agreement or Borrower's obligations thereunder. Capitalized terms not otherwise defined in this Schedule 6.8 shall have the same meaning as in the Agreement.

1.
Not later than August 13, 2004, the Credit Parties shall either (i) deliver a Deposit Account Control Agreement with respect to all deposit accounts located at Bank of America and U.S. Bank National Association or (ii) close all accounts at Bank of America and/or U.S. Bank National Association and cause the funds in such accounts to be deposited into an account with a financial institution that is subject to a Deposit Account Control Agreement in form and substance satisfactory to the Agent.

2.
Not later than August 13, 2004, the Credit Parties shall deliver the Life Insurance Policies to Agent.

3.
Not later than July 22, 2004, the Credit Parties shall deliver to Agent certificates evidencing 100% of the membership interests of Troveris Intellectual Property, LLC and Troveris, LLC (the "LLCs") together with transfer powers duly executed in blank as well as such acknowledgments and amendments in respect of the operating agreements of the LLCs as the Agent may request.

4.
Not later than July 20, 2004, the Credit Parties shall deliver to Agent a stock certificate evidencing 100% of the stock of Trover Solutions, Inc. together with a transfer power duly executed in blank.

ANNEX I

FINANCIAL COVENANTS

1)    Leverage Ratio

        The Leverage Ratio shall not exceed the respective maximum ratio set forth in the table below as measured on the last day of each calendar month ending during the following test periods (the "Maximum Leverage Ratio"):

Test Period:	Maximum Leverage Ratio:
September 30, 2004 through and including May 31, 2005	2.50 to 1.00
June 30, 2005 through and including November 30, 2005	2.25 to 1.00
December 31, 2005 through and including May 31, 2006	2.00 to 1.00
June 30, 2006 through and including November 30, 2006	1.75 to 1.00
December 31, 2006 and thereafter	1.50 to 1.00

2)    Minimum EBITDA

        EBITDA for Borrower and its Subsidiaries on a consolidated basis shall not be less than the respective minimum amount set forth in the table below as measured on the last day of each calendar month ending during the following test periods for the twelve (12)-month period then ending taken as one accounting period:

Test Period:	Minimum EBITDA
September 30, 2004 through and including May 31, 2005	$12,000,000
June 30, 2005 through and including May 31, 2006	$13,000,000
June 30, 2006 and thereafter	$14,000,000

3)    Fixed Charge Coverage Ratio

        The Fixed Charge Coverage Ratio shall not be less than the respective minimum ratio set forth in the table below as measured on the last day of each calendar month during the following test periods (the "Minimum Fixed Charge Coverage Ratio"):

Test Period:	Minimum Fixed Charge Coverage Ratio:
September 30, 2004 through and including May 31, 2005	1.20 to 1.00
June 30, 2005 through and including June 30, 2007	1.25 to 1.00
July 31, 2007 and thereafter	1.30 to 1.00

4)    Interest Coverage Ratio

        The Interest Coverage Ratio shall not be less than 3.00 to 1.00 as measured on the last day of each calendar month.

5)    Capital Expenditures

        The Credit Parties shall not make or incur Capital Expenditures in an aggregate amount in excess of $3,000,000 in any fiscal year.

6)    Defined Terms

        For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:

        "Capital Expenditures" shall mean, for any period, the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) during such period that are or are required to be treated as capital expenditures under GAAP.

        "EBITDA" shall mean for any period and for any Person, the sum, without duplication, of the following for such period: Net Income of such Person determined in accordance with GAAP, plus, in each instance to the extent deducted in determining net income (a) Interest Expense of such Person, (b) franchise or income taxes of such Person, (c) depreciation expense of such Person, (d) amortization expense of such Person, (e) loss from any sale of assets, other than sales in the ordinary course of business, and (f) non-cash costs of incentive compensation, less (x) gain from any sale of assets, other than sales in the ordinary course of business, and (y) all non-cash and/or non-operating income, all of the foregoing determined in accordance with GAAP.

        "Fixed Charge Coverage Ratio" shall mean, for Borrower and its Subsidiaries on a consolidated basis, at any date of determination, the ratio of (a) EBITDA, minus non-financed Capital Expenditures, to (b) Fixed Charges, in each case (i) as of any date of determination occurring on or before October 31, 2005, for the period commencing September 1, 2004 and ending on such date of determination and (ii) as of any date of determination thereafter, for the twelve (12) months then ending taken as one accounting period.

        "Fixed Charges" shall mean, for the applicable measurement period, the sum of the following for Borrower and its Subsidiaries, on a consolidated basis: (a) Total Debt Service, (b) dividends and/or distributions paid in cash, (c) cash paid for stock repurchases and/or redemptions, in each instance, for such measurement period, and (d) income and franchise taxes paid, or required to be paid, during such measurement period.

        "Interest Coverage Ratio" shall mean, for Borrower and its Subsidiaries on a consolidated basis, at any date of determination, the ratio of (a) EBITDA minus non-financed Capital Expenditures to (b) Interest Expense, in each case (i) as of any date of determination occurring on or before October 31, 2005, for the period commencing September 1, 2004 and ending on such date of determination and (ii) as of any date of determination thereafter, for the twelve (12) months then ended taken as one accounting period.

        "Interest Expense" shall mean total interest expense generated during the period in question (including attributable to conditional sales contracts, Capital Leases and other title retention agreements in accordance with GAAP and all unused line fees and administrative and similar fees) of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness including accrued interest and interest paid in kind and capitalized interest, but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers' acceptance financing, and net costs under Interest Rate Agreements.

        "Interest Rate Agreement" shall mean any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to hedge the position with respect to interest rates.

        "Leverage Ratio" shall mean, for Borrower and its Subsidiaries on a consolidated basis, at any date of determination, the ratio of (i) Total Debt outstanding on such date, to (ii) EBITDA for the twelve (12) months then ending taken as one accounting period.

        "Net Income" shall mean, for any Person, the net income (or loss) of such Person on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided, that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than such Person) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Credit Party or is merged into or consolidated with a Credit Party or that Person's assets are acquired by a Credit Party, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of such Person or a Subsidiary of such Person, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by such Person or a Subsidiary of such Person or any Affiliate thereof, and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income.

        "Total Debt" shall mean, at any date of determination, the total Indebtedness of Borrower and its Subsidiaries on a consolidated basis, including, without limitation, all Indebtedness under the Loan Documents, all Subordinated Debt (including, without limitation, all interest paid in kind), and all Capital Leases.

        "Total Debt Service" shall mean, for any period, the sum of (i) scheduled or other required payments of principal on any and all Total Debt during such period, (ii) any other cash fees due or payable with respect to, in connection with or on Total Debt during such period, and (iii) cash Interest Expense during such period.

APPENDIX A

DEFINITIONS

        "Account Debtor" shall mean any Person who is obligated under an Account.

        "Accounts" shall mean all "accounts" (as defined in the UCC) of any Credit Party (or, if referring to another Person, of such other Person), including without limitation, accounts, accounts receivables, monies due or to become due and obligations in any form (whether arising in connection with contracts, Contract Rights, Instruments, General Intangibles or Chattel Paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

        "Acquisition" shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock, partnership interests or equity of any Person or otherwise causing any Person to become a Subsidiary of any Credit Party, or (c) a merger or consolidation or any other combination with another Person.

        "Acquisition Agreement" shall mean the Agreement and Plan of Merger dated February 19, 2004 among Parent, Borrower and Trover and all exhibits and schedules in connection therewith.

        "Acquisition Documents" shall mean the Merger Documents and all other agreements, certificates, opinions and instruments executed in connection therewith.

        "Advances" shall mean a borrowing under the Revolving Facility. Any amounts paid by Agent or any Lender on behalf of Borrower or any other Credit Party under any Loan Document (other than the disbursement of the Term Loans) shall be an Advance for purposes of this Agreement.

        "Affiliate" or "affiliate" shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or an officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of five percent (5%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person. For purposes of this definition, the term "control" (and the correlative terms, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

        "Agreement" shall have the meaning assigned to it in the introductory paragraph hereof.

        "Applicable Margin" shall mean:

  (a)
  with respect to the Revolving Loans, four percent (4.00%) per annum,

  (b)
  with respect to Term Loan A, four percent (4.00%) per annum; and

  (c)
  with respect to Term Loan B, six percent (6.0%) per annum.

        "Applicable Rate" shall mean the interest rates applicable from time to time to Loans or other Obligations under this Agreement.

        "Attrition Analysis" shall mean a schedule listing the client terminations during the report period for each of the Borrower's products classified by reason for the termination.

        "Availability" shall mean, at any date of determination, the difference between (a) the product of (i) EBITDA of the Credit Parties for the trailing twelve-month period immediately preceding such date of determination for which financial statements have been delivered to Agent pursuant to Section 6.1(a) multiplied by (ii) the applicable Maximum Leverage Ratio minus (b) Funded Debt of the Credit Parties as of such date of determination (in each case as determined by reference to the annual or monthly financial statements most recently delivered to Agent pursuant to Section 6.1(a) prior to such date of determination).

        "Backlog" shall mean the dollar value of the inventory of potentially recoverable claims reported by the Borrower on a regular basis in accordance with its standard operating practices.

        "Backlog Liquidation Schedule" shall mean the schedule showing the amount of Backlog and delivered to Agent and each Lender pursuant to Section 6.1(b)(iv) hereof.

        "Bankruptcy Code" shall mean The Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. § 101 et seq..

        "Borrower" shall mean (a) prior to the Merger, TSI and (b) from and after the Merger, Trover, as the surviving corporation upon the Merger of TSI with and into Trover.

        "Borrowing Certificate" shall mean a Borrowing Certificate substantially in the form of Exhibit A hereto.

        "Borrowing Date" shall have the meaning assigned to it in Section 2.4 hereof.

        "Business" shall have the meaning given such term in the recitals of this Agreement.

        "Business Day" shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve or Agent is closed.

        "Capital Lease" shall mean, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a "capital lease" in accordance with GAAP.

        "Capitalized Lease Obligations" shall mean all obligations of any Person under Capital Leases, in each case, taken at the amount thereof accounted for as a liability in accordance with GAAP.

        "CapitalSource" shall have the meaning assigned to it in the introductory paragraph hereof.

        "Cash Equivalents" shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor's Ratings Services ("S&P") is at least A-2 or the equivalent thereof or from Moody's Investors Service, Inc. ("Moody's") is at least P-2 or the equivalent thereof in each case with maturities of not more than six (6) months from the date of acquisition (any bank meeting the qualifications specified in clauses (b)(i) or (ii), an "Approved Bank"), (c) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (a), above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within six (6) months after the date of acquisition and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

        "Certificate of Merger" shall mean the Certificate of Merger dated as of the Closing Date executed by Trover and filed with the Secretary of State of the State of Delaware on the Closing Date.

        "Change of Control" shall mean, (a) Sponsor and the Related Funds at any time cease to own at least 50.1% of the issued and outstanding shares of each class of capital stock of Parent owned by it on the Closing Date (as the same may be adjusted for any combination, recapitalization or reorganization into a greater or smaller number of shares), (b) Sponsor and the Related Funds cease to be the record owner of more than 50% of the voting power of Parent, calculated on a fully diluted basis, or ceases to have the right to appoint or elect a majority of the board of managers/advisors of Borrower, (c) Parent ceases to own one hundred percent (100%) of the issued and outstanding capital stock of Borrower, (d) any "change in/of control" or "sale" or "disposition" or similar event as defined in any certificate or incorporation or formation or statement of designations or operating agreement of any Credit Party or any Guarantor or any document governing Indebtedness of such Person in excess of $100,000, individually or in the aggregate which gives the holder of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof, or in the Employment Agreement, or (e) Patrick McGinnis ceases to be employed as chief executive officer of Parent or he otherwise becomes disabled and, in each case, he is not replaced within thirty (30) calendar days by an interim chief executive officer, and within one hundred eighty (180) days by a permanent chief executive officer, each to Agent's satisfaction as determined in its Permitted Discretion, or any such replacement chief executive officer ceases such employment or otherwise becomes disabled unless replaced in the same time period and to Agent's satisfaction as determined in its Permitted Discretion.

        "Charter and Good Standing Documents" shall mean, for each Credit Party, (a) a copy of the certificate of incorporation or formation (or other applicable charter document) certified as of a date not more than ten (10) Business Days before the Closing Date by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Credit Party, (b) a copy of the bylaws or similar organizational documents of certified as of a date not more than ten (10) Business Days before the Closing Date by the corporate secretary or assistant secretary of such Credit Party (or its general partner, as the case may be), (c) an original certificate of good standing as of a date acceptable to Agent issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Credit Party and of every other jurisdiction in which such Credit Party has an office or conducts business or is otherwise required to be in good standing, and (d) copies of the resolutions of the Board of Directors or managers (or other applicable governing body) and, if required, stockholders, members, partners or other equity owners authorizing the execution, delivery and performance of the Loan Documents and the Related Documents to which such Credit Party is a party, certified by an authorized officer of such Person as of the Closing Date.

        "Closing" shall mean the satisfaction, or written waiver by Agent, of all of the conditions precedent set forth in this Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.

        "Closing Date" shall mean the date of this Agreement.

        "Collateral" shall mean, collectively and each individually, all collateral and/or security granted and/or securities pledged to Agent, for the benefit of itself and Lenders, by the Credit Parties and any other Person pursuant to the Loan Documents including, without limitation, the items set forth or otherwise described in Section 2.13 of this Agreement.

        "Commitment" or "Commitments" shall mean, (a) with respect to the Revolving Facility, as to any Revolving Lender, the aggregate commitment of such Revolving Lender to make Advances, as set forth on Schedule A or in the most recent Lender Addition Agreement executed by such Revolving Lender, (b) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Advances, (c) with respect to the Term Loan A, as to any Term A Lender, the aggregate commitment of such Term A Lender to fund the Term Loan A, as set forth on Schedule A or in the most recent Lender Addition Agreement executed by such Term A Lender, (d) as to all Term A Lenders, the aggregate commitment of all Term A Lenders to fund the Term Loan A, (e) with respect to the Term Loan B, as to any Term B Lender, the aggregate commitment of such Term B Lender to fund the Term Loan B, as set forth on Schedule A or in the most recent Lender Addition Agreement executed by such Term B Lender, (f) as to all Term B Lenders, the aggregate commitment of all Term B Lenders to fund the Term Loan B, and (g) as to all Lenders, the aggregate commitments of all Lenders to fund the Loans, in each case as the same may be reduced, modified or terminated pursuant to this Agreement.

        "Compliance Certificate" shall have the meaning assigned to it in Section 6.1 hereof.

        "Computer Hardware and Software" shall mean, with respect to any Credit Party, all of such Credit Party's rights (including rights as licensee and lessee) with respect to (a) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (b) all software and all software programs designed for use on the computers and electronic data processing hardware described in clause (a) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever) and any other software; (c) any firmware associated with any of the foregoing; (d) any other software; and (e) any documentation for or related to hardware, software and firmware described in clauses (a), (b), (c) and (d) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

        "Concentration Account" shall have the meaning assigned to it in Section 2.5 hereof.

        "Contingent Obligations" shall mean, as to any Person, any obligation of such Person guaranteeing or intending to guaranty any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof, and shall include Interest Rate Agreements, or (e) with respect to any letter of Person or as to which that Person is otherwise liable for reimbursement of drawings; provided, however, that the term "Contingent Obligation" shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

        "Contract Right" shall mean any right of any Credit Party to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

        "Copyrights" shall mean, with respect to any Credit Party, all of such Credit Party's now existing or hereafter acquired right, title, and interest in and to: (a) copyrights, rights and interests in copyrights, works protectable by copyright, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and all research and development relating to the foregoing; and (b) all renewals of any of the foregoing.

        "Credit Party" shall mean Parent, Borrower, any direct or indirect Subsidiary of Borrower or Parent or any other Person who is or becomes party to a Loan Document other than Sponsor, Tailwind, Agent, a Lender, a bank or a landlord.

        "Credit Parties" shall mean Parent, Borrower, all Subsidiaries of Borrower and Parent and all other Persons who are or become party to a Loan Document other than Sponsor, Tailwind, Agent, a Lender, a bank or a landlord.

        "Debtor Relief Law" shall mean, collectively, the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, fraudulent conveyance, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

        "Default" shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

        "Default Rate" shall have the meaning assigned to it in Section 3.6 hereof.

        "Deposit Account" shall mean, with respect to any Credit Party, individually and collectively, all "deposit accounts" (as defined in the UCC) of any Credit Party.

        "Deposit Account Control Agreement" shall have the meaning assigned to it in Section 2.5 hereof.

        "Dollars" and "$" shall mean lawful money of the United States of America.

        "Employment Agreement" means that certain Employment Agreement dated February 19, 2004 by and between Parent and Patrick B. McGinnis.

        "Environmental Laws" shall mean, collectively and each individually, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, any other "Superfund" or "Superlien" law and all other federal, state and local and foreign environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, in each case, as amended, and the legally-binding rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

        "Equipment" shall mean, with respect to any Credit Party, all "equipment" (as defined in the UCC) of such Credit Party (or, if referring to another Person, of such other Person), now owned or hereafter acquired, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

        "Equity Documents" shall mean the Stockholders Agreement between Parent and each of its stockholders dated as of the Closing Date and those certain Subscription Agreements dated on or about the Closing Date between Parent and certain equity investors in Parent, in each case as the same may be amended, modified or supplemented and in effect from time to time.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

        "Event of Default" shall mean the occurrence of any event set forth in Article VIII.

        "Excess Cash Flow" shall mean, for any fiscal year, without duplication, an amount equal to the sum of (a) consolidated net income or loss of Borrower and its Subsidiaries for such period, plus (b) an amount equal to the amount of depreciation expenses, amortization expense (including the amortization or impairment of goodwill), accrued non-cash interest expense, and all other non-cash charges deducted in arriving at such consolidated net income or loss, plus (c) an amount equal to the aggregate net cash proceeds of the sale, lease, transfer or other disposition of assets by the Borrower and its Subsidiaries during such period to the extent not required to be applied to mandatory prepayments or payments on the Loans or otherwise used or designed to be used for reinvestment purposes in accordance with the terms hereof, plus (d) the amount of any cash tax refunds received by Borrower and its Subsidiaries during such period to the extent permitted hereunder or authorized by Agent, less (e) an amount equal to the aggregate amount of all prepayments of the Term Loans (including any required prepayments from Excess Cash Flow) in excess of required repayments, less (f) an amount equal to non-financed Capital Expenditures of Borrower and its Subsidiaries for such period to the extent permitted hereunder or authorized by Agent, less (g) an amount equal to the sum of all regularly scheduled payments and optional and/or mandatory payments of principal on Indebtedness of Borrower and its Subsidiaries actually made during such period to the extent permitted hereunder, less (h) an amount equal to the sum of all payments made by Borrower and its Subsidiaries in respect of the tax liability of McGinnis upon exercise of the McGinnis Put Option.

        "Facility Cap" shall mean, initially, $5,000,000 as reduced from time to time in accordance with the terms of this Agreement, including, without limitation, by adjustment as provided in Section 9.1(a) hereof.

        "Fair Valuation" shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm's length transaction.

        "Funded Debt" shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons.

        "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.

        "Governmental Authority" shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

        "Government Account" shall be defined to mean all Accounts arising out of or with respect to any Government Contract.

        "Government Contracts" shall mean all contracts with the United States government or any other Governmental Authority or any agency of any of the foregoing, and all amendments, modifications and supplements thereto.

        "Guaranteed Obligations" shall have the meaning assigned to it in Section 14.1 hereof.

        "Guarantor" shall mean, each Credit Party other than Borrower, and "Guarantors" shall mean all Credit Parties other than Borrower.

        "Guaranty" shall mean, collectively and each individually, all guarantees executed by each Guarantor, including, without limitation, Article XIV of this Agreement any guarantees set forth in any Pledge Agreement executed by any Person relating to the securities of any Credit Party.

        "Hazardous Substances" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in or subject to any applicable Environmental Law.

        "Healthcare Laws" shall mean all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority with respect to regulatory matters primarily relating to patient healthcare, healthcare providers and healthcare services.

        "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended from time to time.

        "Indebtedness" of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all Capitalized Lease Obligations and the principal portion of synthetic leases of such Person, (c) all indebtedness of such Person secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (d) reimbursement obligations in respect of letters of credit issued for the account of such Person, (e) all indebtedness for the deferred purchase price of property due more than six (6) months from the incurrence of such indebtedness, including earn outs and similar obligations, (f) all obligations in connection with any interest rate protection or other interest rate or currency hedging agreement, and (g) all direct or indirect guaranties of any or all of the foregoing and all of the foregoing of any partnership or joint venture to the extent such Person is legally obligated therefor.

        "Initial Advance" shall have the meaning assigned to it in Section 4.1 hereof.

        "Insured Event" shall have the meaning assigned to it in Section 13.4 hereof.

        "Intellectual Property" shall mean all present and future: trade secrets, know-how and other proprietary information; Trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; Copyrights (including Copyrights for computer programs) and all tangible and intangible property embodying the Copyrights, unpatented inventions (whether or not patentable); Patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

        "Intellectual Property Security Agreement" shall mean those certain Acknowledgment of Intellectual Property Collateral Liens executed by each Credit Party in favor of Agent, for the benefit of itself and Lenders, as such may be modified, amended or supplemented from time to time.

        "Inventory" shall mean, with respect to any Credit Party, all "inventory" (as defined in the UCC) of such Credit Party (or, if referring to another Person, of such other Person), now owned or hereafter acquired, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

        "Investment Property" shall mean, with respect to any Credit Party, all "investment property" (as defined in the UCC) of such Credit Party.

        "Joinder Agreement" shall mean an agreement in form and substance acceptable to Agent in its Permitted Discretion, the material terms of which shall provide that a Person shall become a party to and become bound by the terms of this Agreement and/or the other Loan Documents in the same capacity and to the same extent as a Credit Party.

        "Landlord Waiver and Consent" shall mean a waiver/consent in form and substance satisfactory to Agent in its Permitted Discretion from the owner/lessor of any premises not owned by a Credit Party at which any of the Collateral is now or hereafter located for the purpose of providing Agent access to such Collateral, in each case as such may be modified, amended or supplemented from time to time.

        "Lender Addition Agreement" shall mean an agreement among Agent, a Lender and such Lender's assignee regarding their respective rights and obligations with respect to assignments of the Loans and other interests under this Agreement and the other Loan Documents, in form and substance acceptable to Agent in its Permitted Discretion, it being agreed and understood that, except as otherwise expressly provided in Section 13.2, no consent or approval of any Credit Party shall be required in connection with any Lender Addition Agreement but may be obtained and shall be given by the Credit Parties upon request of Agent.

        "Lenders" shall mean the financial institutions from time to time named on Schedule A under the headings "Revolving Lenders", "Term A Lenders" and "Term B Lenders," their respective successors and permitted assigns (but not, except as expressly set forth herein, any Participant that is not otherwise a party to this Agreement).

        "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

        "Life Insurance Policies" shall mean current, valid and fully paid key man life insurance policies insuring the life of each of Patrick McGinnis, Douglas Sharps and Robert Bader, Jr. each in the amount of $3,000,000, which, until indefeasible payment in full in cash of the Obligations and termination of the Loan Documents, (a) names Agent, for the benefit of itself and the benefit of Lenders, as the sole beneficiary, (b) no other Person has any rights thereto, (c) is issued by a carrier and otherwise is in form and substance acceptable to Agent in its Permitted Discretion, and (d) expressly provides that it cannot be altered, amended or modified in any material respect (including, without limitation, with respect to amounts of coverage, beneficiaries and/or loss payees and additional insureds) or canceled without thirty (30) Business Days' prior written notice to Agent and that it inures to the benefit of Agent, for the benefit of itself and the benefit of Lenders, notwithstanding any action or omission or negligence of or by any Credit Party or any insured thereunder.

        "Loan" or "Loans" shall mean, individually and collectively, the Term Loan A, Term Loan B, the Revolving Facility and all Advances thereunder.

        "Loan Documents" shall mean, collectively and each individually, this Agreement, the Fee Letter, the Notes, the Security Documents, the Landlord Waiver and Consents, the Borrowing Certificates, and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Agent or Lenders in connection with any of the foregoing or the Loans (including, without limitation, Compliance Certificates), as the same may be amended, modified or supplemented from time to time. For avoidance of doubt, "Loan Documents" shall not include the Related Documents.

        "Management Fee Agreement" shall mean that certain Management Agreement dated as of the date hereof among Parent, the Borrower and Tailwind.

        "Management Fee Subordination Agreement" shall mean that certain Management Fee Subordination Agreement by and between Agent and Tailwind, as such agreement may be modified, amended or supplemented from time to time.

        "Material Adverse Effect" or "Material Adverse Change" shall mean any event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which (a) has, had or would reasonably be expected to have any material adverse effect upon or change in the validity or enforceability of any Loan Document, (b) has been or would reasonably be expected to be material and adverse to the value of any of the Collateral or to the business, operations, prospects, properties, assets, liabilities or condition of the Credit Parties, taken as a whole, or (c) has materially impaired or would reasonably be expected to materially impair the ability of any Credit Party to perform the Obligations or to consummate the transactions under the Loan Documents executed by such Persons.

        "Material Customer" shall mean a customer of any Credit Party representing twenty percent (20%) or more of either consolidated total revenues or business segment revenues as of the end of any fiscal quarter.

        "Maturity Date" shall mean the earliest of (a) the date the Obligations shall become or be declared to be due and payable in accordance with this Agreement and (b) the last day of the Term (as applicable).

        "McGinnis" shall mean Patrick B. McGinnis, individually.

        "McGinnis Loan" shall mean indebtedness of McGinnis to Trover in an aggregate principal amount not exceeding $886,520 at any time outstanding.

        "McGinnis Put Option" shall mean the option of McGinnis, in the event his employment with the Borrower is terminated without cause, to require Parent to purchase shares of stock of Parent held by McGinnis in number sufficient to enable McGinnis to repay the McGinnis Loan in full.

        "Merger" shall mean the merger of TSI, with and into Trover, with Trover remaining as the surviving corporation and becoming a wholly-owned Subsidiary of Parent pursuant to the terms of the Merger Documents.

        "Merger Documents" shall mean, collectively (a) the Acquisition Agreement and (b) the Certificate of Merger.

        "Non-Material Litigation" shall mean any litigation claim against any of the Credit Parties, and not solely against the subrogation recovery sought by the Credit Parties on behalf of a client, either actual or threatened and known to the Credit Parties, involving (i) a claim or claims for compensatory damages of less than $100,000 individually or $250,000 in the aggregate for all Credit Parties or (ii) a contingent liability determined by Borrower under the provisions of FASB Statement No. 5, Accounting for Contingencies, to be less than $100,000.

        "Note" shall mean, collectively and each individually, the Revolving Notes and the Term Notes, as the same may be amended, modified, divided, split, supplemented and/or restated from time to time.

        "Obligations" shall mean, without duplication, all present and future obligations, Indebtedness and liabilities of Borrower and/or any other Credit Party or other Person to Agent and/or Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or otherwise relating to the Notes and/or Loans, including, without limitation, interest, all applicable fees, charges and expenses and/or all amounts paid or advanced by Agent or Lenders on behalf of or for the benefit of any such Person for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.

        "Parent" shall have the meaning assigned to it in the Preamble.

        "Participant" shall have the meaning assigned to it in Section 13.2(c) hereof.

        "Patents" shall mean, with respect to any Credit Party, all of the Credit Party's now existing or hereafter acquired right, title and interest in and to: (a) all patents, patent applications, inventions, invention disclosures and improvements, and all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and all research and development relating to the foregoing; and (b) the reissues, divisions, continuances, renewals, extensions and continuances-in-part of any of the foregoing.

        "Patriot Act" shall mean the Uniting and Strengthening America Act by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as amended.

        "Payment Office" shall mean initially the address set forth beneath Agent's name on the signature page of this Agreement, and thereafter, such other office of Agent, if any, which it may designate by notice to Borrower to be the Payment Office.

        "Permit" shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations and approvals issued by a Governmental Authority.

        "Permitted Discretion" shall mean a determination or judgment made in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.

        "Permitted Indebtedness" shall have the meaning assigned to it in Section 7.2 hereof.

        "Permitted Liens" shall have the meaning assigned to it in Section 7.3 hereof.

        "Permitted Securities" shall mean any shares, units or interests of equity securities or ownership interests of Parent that by their terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event or otherwise (a) are not convertible or exchangeable for Indebtedness or any securities that are not Permitted Securities, (b) (i) do not have any required payments, redemptions or distributions by Parent and do not mature and (ii) are not putable or redeemable at the option of the holder thereof, in each case under clause (i) or (ii) in whole or in part on or prior to the date six (6) months after the earlier of the end of the Term with respect to Term Loan B or the actual payment in full in cash of the Obligations, (c) do not have required payments of dividends on or prior to the date six (6) months after the earlier of the end of the Term with respect to Term Loan B or the actual payment in full of the Obligations, (d) are unsecured and by operation of law or by legally binding agreement are subordinated in right of repayment, liens, security and remedies to all of the Obligations and to all of Agent's and Lenders' rights, Liens and remedies, (e) do not have any veto or supermajority voting rights or approval rights with respect to any issues, and/or (f) are not sold, issued or otherwise transferred in connection with or as a part of a Public Offering.

        "Person" shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

        "Pledge Agreement" shall mean, collectively and individually, if applicable, all pledge agreements executed by and between Agent and any Credit Party, in each case as such may be modified, amended or supplemented from time to time.

        "Prepayment Fee" shall mean, (a) in connection with a Termination on or prior to July 15, 2005, as of the effective date of Termination, the maximum total interest and fees which could be earned on the Term Loans from the effective date of Termination through the last day of the Term with respect thereto, (b) in connection with a Termination after July 15, 2005 but on or prior to July 15, 2006, as of the effective date of Termination, the product of (i) four percent (4.0%), multiplied by (ii) the amount being prepaid or due in connection with such Termination, (c) in connection with any voluntary prepayment made on all or any portion of the Term Loans on or prior to July 15, 2005, the maximum total interest and fees which could be earned on the amount prepaid or due in connection with such prepayment, in each instance, assuming for such purpose that the Prime Rate in effect on the effective date of prepayment remains fixed through the last day of the Term and (d) in connection with any voluntary prepayment of all or any portion of the Term Loans after July 15, 2005 but on or prior to July 15, 2006, the product of (i) four percent (4.0%), multiplied by (ii) the amount being prepaid or due in connection with such prepayment.

        "Prime Rate" shall mean a fluctuating interest rate per annum equal at all times to the rate of interest announced publicly from time to time by Citibank, N.A. as its base rate; provided, that (a) such rate is not necessarily the best rate offered to its customers, and, should Agent be unable to determine such rate, such other indication of the prevailing prime rate of interest as may reasonably be chosen by Agent; (b) each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Prime Rate and (c) in no event shall the Prime Rate be deemed to be less than four percent (4%) per annum in connection with the determination of the interest rate in respect of the Loans.

        "Priority Permitted Liens" shall mean Permitted Liens contemplated by and permitted pursuant to Sections 7.3(b), (c)(ii), (d), (e) and/or, to the extent identified on Schedule 7.3 as Priority Permitted Liens, (h).

        "Property" shall mean all types of real, personal or mixed property and all types of tangible or intangible property.

        "Pro Rata Share" shall mean (a) with respect to matters relating to a particular Commitment of a Revolving Lender, the percentage obtained by dividing (i) such Commitment of that Revolving Lender by (ii) all such Commitments of all Revolving Lenders; provided, that if any Commitment of a Revolving Lender is terminated pursuant to the terms hereof, then "Pro Rata Share" means the percentage obtained by dividing (x) the aggregate amount of such Revolving Lender's outstanding Loans related to such Commitment by (y) the aggregate amount of all outstanding Loans related to such Commitment, (b) with respect to matters relating to a particular Term Loan A of a Term A Lender, the percentage obtained by dividing (i) the aggregate amount of the portion of the outstanding Term Loan A made by such Lender by (ii) the aggregate amount of the outstanding Term Loan A; (c) with respect to matters relating to a particular Term Loan B of a Term B Lender, the percentage obtained by dividing (i) the aggregate amount of the portion of the outstanding Term Loan B made by such Lender by (ii) the aggregate amount of the outstanding Term Loan B; and (d) with respect to all other matters, the percentage obtained by dividing (i) the aggregate amount of a Lender's Loans outstanding and such Lender's Commitment by (ii) the aggregate amount of all Lenders' Loans outstanding and all Lenders' Commitments; in any case as such percentage may be adjusted by assignments permitted pursuant to Section 12.2.

        "Public Offering" shall mean any offer or sale of securities of at least $30,000,000 in net proceeds pursuant to any registration statement filed and effective with the Securities and Exchange Commission or any other Governmental Authority.

        "Real Estate" shall mean each parcel of real property owned by any Credit Party or any Guarantor.

        "Receipt" shall have the meaning given such term in Section 13.5.

        "Refinancing Indebtedness" shall have the meaning assigned to it in Section 7.2.

        "Related Documents" shall mean, collectively, the Acquisition Documents, the Equity Documents, the Sharps Agreements and the Employment Agreement.

        "Related Funds" shall mean, collectively, TWP CEO Founders' Circle (QP), L.P., TWP CEO Founders' Circle (AI), L.P., Tailwind and Thomas Weisel Capital Partners Employee Fund, L.P.

        "Requisite Lenders" shall mean (a) Lenders then holding more than fifty percent (50%) of Commitments under the Revolving Facility plus the aggregate outstanding principal balance of the Term Loans or (b) if the Commitments under the Revolving Facility have terminated, Lenders holding more than fifty percent (50%) of the aggregate outstanding principal balance of all Loans.

        "Restricted Cash" shall mean cash collected on behalf of specific clients of a Credit Party and held in a Restricted Cash Deposit Account until disbursed to the clients in accordance with the terms of the applicable Restricted Cash Contract, with a portion of the disbursement being released to the Credit Party in payment of the Restricted Cash Fee Allocation and the balance remitted to the applicable clients as a remittance of Restricted Cash Client Funds in accordance with the terms of the Restricted Cash Contract governing the disbursement.

        "Restricted Cash Client Funds" shall mean the portion of Restricted Cash payable to clients of a Credit Party pursuant to contracts between the Credit Party and the respective clients that govern the payment of such amounts.

        "Restricted Cash Contract" shall mean a valid and enforceable contract between a Credit Party and a client of a Credit Party pursuant to which the Credit Party receives Restricted Cash Client Funds.

        "Restricted Cash Deposit Account" shall mean, individually and collectively, all bank or other depository accounts of any Credit Party that hold Restricted Cash.

        "Restricted Cash Fee Allocation" shall mean the portion of Restricted Cash payable to a Credit Party pursuant to the Restricted Cash Contract governing the same.

        "Revolving Facility" shall have the meaning assigned to such term in the recitals of this Agreement.

        "Revolving Lenders" shall mean the financial institutions from time to time named on Schedule A under the heading "Revolving Lenders," their respective successors and permitted assigns (but not, except as expressly set forth herein, any Participant that is not otherwise a party to this Agreement).

        "Revolving Loans" shall mean, collectively, the Advances made by Revolving Lenders to Borrower, and all Obligations related thereto.

        "Revolving Note(s)" shall mean, individually and collectively, one or more Revolving Notes and any additional promissory note(s) payable to the order of each Revolving Lender executed by Borrower evidencing the Revolving Facility and Advances thereunder, as the same may be amended, modified, divided, split, supplemented and/or restated from time to time.

        "Sales Pipeline Summary" shall mean a schedule for each of the Borrower's products listing prospective clients and the appropriate size indicator set forth in regard to the likelihood of success.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Security Documents" shall mean this Agreement, the Notes, the Intellectual Property Security Agreement, the Guarantees, the Pledge Agreements, Deposit Account Control Agreements, UCC financing statements, any Subordination Agreements, agreements related to Accounts, and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.

        "Senior Executive" shall mean Patrick McGinnis, Douglas Sharps, Robert Bader, Jr. and Jeff Swan.

        "Sharps Agreements" shall mean the Agreement for Administrative Services dated as of July 1, 1992 by and between Sharps & Associates, PSC and Trover (formerly known as Healthcare Recoveries, Inc.), the Succession and Indemnification Agreement dated as of July 1, 1992 by and between Sharps & Associates, PSC and Trover (formerly known as Healthcare Recoveries, Inc.), the Employment Agreement dated as of July 1, 1992 by and between Douglas R. Sharps and Trover and any other agreement or arrangement by and among Trover and Sharps & Associates, PSC.

        "Sponsor" shall mean Thomas Weisel Capital Partners, L.P.

        "Subordinated Debt" shall mean any Indebtedness, contingent equity, bonus payment, earnout or other obligations of any Credit Party that is secured or unsecured and subordinated by written contract in right of repayment, liens, security and remedies to all of the Obligations and to all of Agent's and

Lenders' rights, Liens and remedies and in form and substance satisfactory to Agent in its Permitted Discretion.

        "Subordination Agreement" shall mean, individually and collectively, any agreement or agreements between Agent and holders of any Subordinated Debt relating to such Subordinated Debt, including, but not limited to, the Management Fee Subordination Agreement, in each case as the same may be modified, amended, restated and/or supplemented from time to time, in each case in form and substance satisfactory to Agent.

        "Subsidiary" shall mean, as to any initial Person, any other Person in which more than fifty percent (50%) of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such initial Person or one or more of its Subsidiaries. For purposes of the Loan Documents, any reference to "Subsidiary" shall be deemed to refer to a Subsidiary of Borrower unless the context provides otherwise.

        "Tailwind" shall mean Tailwind Capital Partners LLC.

        "Term" shall mean the period commencing on the Closing Date and ending on (a) the earlier of (i) payment in full of the Term Loans and (ii) July 15, 2009 with respect to the Revolving Facility, (b) July 15, 2008 with respect to Term Loan A, and (c) July 15, 2009 with respect to Term Loan B.

        "Termination" shall have the meaning assigned to it in Section 3.4 hereof.

        "Term A Lenders" shall mean the financial institutions from time to time named on Schedule A under the heading "Term A Lenders," their respective successors and permitted assigns (but not, except as expressly set forth herein, any Participant that is not otherwise a party to this Agreement).

        "Term A Note(s)" shall mean, individually and collectively, one or more Term A Notes and any additional promissory note(s) payable to the order of each Term A Lender executed by Borrower evidencing the Term Loan A, as the same may be amended, modified, split, divided, supplemented and/or restated from time to time.

        "Term B Lenders" shall mean the financial institutions from time to time named on Schedule A under the heading "Term B Lenders," their respective successors and permitted assigns (but not, except as expressly set forth herein, any Participant that is not otherwise a party to this Agreement).

        "Term B Note(s)" shall mean, individually and collectively, one or more Term B Notes and any additional promissory note(s) payable to the order of each Term B Lender executed by Borrower evidencing the Term Loan B, as the same may be amended, modified, split, divided, supplemented and/or restated from time to time.

        "Term Loan A" shall mean, collectively, the term Loan made by Term A Lenders to Borrower pursuant to Section 2.6(i) in the aggregate principal amount of Fourteen Million Dollars ($14,000,000), plus any utilization of the Term Loan A Interest Reserve Amount by Lenders in Agent's sole discretion after the Closing Date and all Obligations related thereto.

        "Term Loan A Interest Reserve Amount" shall mean, as of any date, an amount equal to (a) $182,000 (representing 1.3% of the amount of the Term Loan A funded on the Closing Date) minus (b) any utilization of the Term Loan A Interest Reserve Amount by Lenders after the Closing Date.

        "Term Loan B" shall mean, collectively, the term Loan made by Term B Lenders to Borrower pursuant to Section 2.6(ii) in the aggregate principal amount of Eight Million Five Hundred Thousand Dollars ($8,500,000), plus any utilization of the Term Loan B Interest Reserve Amount by Lenders in Agent's sole discretion after the Closing Date and all Obligations related thereto.

        "Term Loan B Interest Reserve Amount" shall mean, as of any date, an amount equal to (a) $144,500 (representing 1.7% of the amount of the Term Loan B funded on the Closing Date) minus (b) any utilization of the Term Loan B Interest Reserve Amount by Lenders after the Closing Date.

        "Term Loan" shall mean Term Loan A or Term Loan B.

        "Term Loans" shall mean Term Loan A and the Term Loan B.

        "Trademarks" shall mean, with respect to any Credit Party, all of such Credit Party's now existing or hereafter acquired right, title, and interest in and to: (a) trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and all research and development relating to the foregoing; (b) all renewals thereof; and (c) all designs and general intangibles of a like nature.

        "Trover" means Trover Solutions, Inc., a Delaware corporation.

        "Trover Acquisition" shall mean the acquisition by TSI of all of the issued and outstanding equity securities of Trover pursuant to the Acquisition Agreement.

        "TSI" shall have the meaning assigned to it in the preamble.

        "UCC" shall mean the Uniform Commercial Code as in effect in the State of Maryland from time to time; provided, that to the extent the UCC is used to define any term herein or in any other Loan Document and such term is defined differently in different Articles or Divisions o the UCC the definition of such term contained in Article or Division 9 shall govern.

        "Unused Line Fee" shall have the meaning assigned to it in Section 3.2 hereof.

SCHEDULE A

Lenders/Commitments

Revolving Lenders		Revolving Commitment
CapitalSource Finance LLC 4445 Willard Avenue, 12th Floor Chevy Chase, Maryland 20815 Attention: Healthcare Finance Group, Portfolio Manager Telephone: (301) 841-2700 FAX: (301) 841-2889 E-Mail: sklose@capitalsource.com		$5,000,000
Wire Instructions:
Bank:	Bank of America, Charlotte, NC
Account:	003930559738
ABA:	026009593
Account Name:	CapitalSource Funding LLC
Reference:	Trover

Total:		$5,000,000

Term A Lenders		Term Loan A Commitment
CapitalSource Finance LLC 4445 Willard Avenue, 12th Floor Chevy Chase, Maryland 20815 Attention: Healthcare Finance Group, Portfolio Manager Telephone: (301) 841-2700 FAX: (301) 841-2889 E-Mail: sklose@capitalsource.com		$14,000,000
Wire Instructions:
Bank:	Bank of America, Charlotte, NC
Account:	003930559738
ABA:	026009593
Account Name:	CapitalSource Funding LLC
Reference:	Trover

Total:		$14,000,000

1

Term B Lenders		Term Loan B Commitment
CapitalSource Finance LLC 4445 Willard Avenue, 12th Floor Chevy Chase, Maryland 20815 Attention: Healthcare Finance Group, Portfolio Manager Telephone: (301) 841-2700 FAX: (301) 841-2889 E-Mail: sklose@capitalsource.com		$8,500,000
Wire Instructions:
Bank:	Bank of America, Charlotte, NC
Account:	003930559738
ABA:	026009593
Account Name:	CapitalSource Funding LLC
Reference:	Trover

Total:		$8,500,000

Total:		$27,500,000

2

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TABLE OF CONTENTS
REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT
Schedule 6.8 Post Closing Deliverables
ANNEX I FINANCIAL COVENANTS
APPENDIX A DEFINITIONS
SCHEDULE A Lenders/Commitments